Exhibit 2.1

Execution Version

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

PERFORMANCE FOOD GROUP COMPANY,

RAM ACQUISITION COMPANY, LLC,

RAM HOLDINGS I, L.L.C.,

RAM HOLDINGS II, L.L.C.,

RAM HOLDINGS III, L.L.C.,

REYES HOLDINGS, L.L.C.,

and

LONE OAK REALTY LLC

Dated as of July 1, 2019

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER

ARTICLE V

CONDITIONS TO THE CLOSING

ARTICLE IX

MISCELLANEOUS PROVISIONS

Section 9.1	Amendment	79
Section 9.2	Extension; Waiver	79
Section 9.3	Entire Agreement; Counterparts	80
Section 9.4	Applicable Law; Jurisdiction; WAIVER OF JURY TRIAL	80
Section 9.5	Remedies; Specific Performance	80
Section 9.6	Payment of Expenses	81
Section 9.7	Assignability; Third-Party Rights	81
Section 9.8	Notices	82
Section 9.9	Severability	82
Section 9.10	Financing Sources	83
Section 9.11	Construction	83
Section 9.12	Definitions	85

Exhibits

Exhibit A	Pre-Closing Reorganization
Exhibit B	Form of Section 1.1445-2(b)(2) Certificate
Exhibit C	Form of Owner’s Affidavit
Exhibit D	Form of Non-Imputation Affidavit
Exhibit E	Form of Key Persons Agreement
Exhibit F	Form of Real Estate Lease Termination Agreement
Exhibit G	Form of Retention Bonus Agreement
Exhibit H	Calculation of 2018 Adjusted EBITDA
Exhibit I	Illustrative Calculation of Net Working Capital
Exhibit J	Form of Assignment Agreement
Exhibit K	Form of TSA

Schedules

Schedule A	Seller Disclosure Schedule

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AGREEMENT (as may be amended from time to time, this “Agreement”) is made and entered into as of July 1, 2019, by and among Performance Food Group Company, a Delaware corporation (“Parent”), Ram Acquisition Company, LLC, a Delaware limited liability company (“Buyer”), Ram Holdings I, L.L.C., a Delaware limited liability company (“Seller 1”), Ram Holdings II, L.L.C., a Delaware limited liability company (“Seller 2”), Ram Holdings III, L.L.C., a Delaware limited liability company (“Seller 3” and, together with Seller 1 and Seller 2, “Sellers”), Reyes Holdings, L.L.C., a Delaware limited liability company (“Holdings”), and Lone Oak Realty LLC, a Delaware limited liability company (“Real Estate Seller” and, together with Sellers and Holdings, the “Seller Parties”).

RECITALS

WHEREAS, on the terms and subject to the conditions hereof, Parent desires to acquire Reinhart Foodservice, L.L.C., a Delaware limited liability company (the “Company”), and the Acquired Real Estate Subsidiaries;

WHEREAS, as of the date hereof, Holdings owns of record all of the outstanding limited liability company interests of the Company (such interests, the “Purchased Company LLC Interests”);

WHEREAS, Real Estate Seller owns of record all of the outstanding limited liability company interests of each Acquired Real Estate Subsidiary (such interests, collectively, the “Purchased Real Estate LLC Interests” and, together with the Purchased Company LLC Interests, the “Purchased Interests”);

WHEREAS, prior to the Closing, Sellers and Holdings shall consummate the transactions set forth in Exhibit A (such transactions, collectively, the “Pre-Closing Reorganization”);

WHEREAS, immediately following the Pre-Closing Reorganization, all of the Purchased Company LLC Interests shall be owned of record, collectively, by Sellers; and

WHEREAS, Parent has entered into a binder agreement for a buy-side representations and warranties insurance policy, with the final form of the policy attached (the “R&W Insurance Policy”), in connection with the Acquisition.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements hereunder, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

PURCHASE AND SALE

Section 1.1    The Acquisition. On the terms and subject to the conditions hereof, at the Closing, (a) Sellers shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Sellers, all right, title and interest in and to the Purchased Company LLC Interests, free and clear of any Lien thereon (except for any restriction on transfer under the Securities Act or state securities Laws), and (b) Real Estate Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Real Estate Seller, all right, title and interest in and to the Purchased Real Estate LLC Interests, free and clear of any Lien thereon (except for any restriction on transfer under the Securities Act or state securities Laws) (collectively, the “Acquisition”).

Section 1.2    Closing. Parent, Buyer, Sellers and Real Estate Seller shall consummate the Acquisition (the “Closing”) at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 1440 New York Avenue, NW, Washington, DC 20005, at 10:00 a.m., New York City time, on the later of (a) the second (2nd) Business Day after the satisfaction or waiver of the last of the conditions in Article V to be satisfied or waived (except for any such condition that by its nature is to be satisfied at the Closing, but subject to the satisfaction or waiver of such condition at the Closing) and (b) the earlier of (i) the date before or during the Marketing Period to be specified by Parent in writing on no fewer than two (2) Business Days’ notice to Holdings (provided that such date may be conditioned on the simultaneous completion of the Financing) and (ii) the second (2nd) Business Day following the final day of the Marketing Period, in each case, unless the Parties otherwise agree in writing to another place, time and date. All of the Seller Closing Deliveries and the Parent Closing Deliveries delivered pursuant to Section 1.3 and all payments made pursuant to Sections 1.4(c), 1.4(d) and 1.4(e) shall be deemed to have been delivered or made simultaneously at the Closing. As used herein, “Closing Date” means the date on which the Closing occurs.

Section 1.3    Certain Closing Deliveries.

(a)      At the Closing, Holdings shall deliver to Parent and Buyer the following (the “Seller Closing Deliveries”):

(i)      the Assignment Agreement, duly executed by Sellers and Real Estate Seller;

(ii)     the TSA, duly executed by Holdings;

(iii)    a resignation, effective as of the Closing, duly executed by each manager of each Acquired Entity in office as of immediately prior to the Closing, if any, in form and substance reasonably acceptable to Parent;

(iv)    a duly executed IRS Form W-9 from each Seller and Real Estate Seller;

(v)    a duly executed certificate from each Seller and Real Estate Seller in accordance with Treasury Regulations Section 1.1445-2(b)(2), in the form of Exhibit B;

(vi)    a validly issued certificate (dated not more than five (5) Business Days prior to the Closing Date) as to the good standing of each Acquired Entity in its jurisdiction of incorporation, formation or organization;

(vii)    if Buyer elects to obtain a new title insurance policy for any or all of the Owned Real Property and delivers written notice of such election to Holdings no later than thirty (30) days prior to Closing, an owner’s affidavit, for each such Owned Real Property, substantially in the form of Exhibit C, duly executed by the applicable Acquired Entity, with such factual disclosures as are relevant for each Owned Real Property, to be delivered to the issuer of such title insurance policy;

(viii)    if Buyer elects to obtain a non-imputation endorsement to any existing or new title insurance policy for any or all of the Owned Real Property and delivers written notice of such election to Holdings no later than thirty (30) days prior to Closing, a non-imputation affidavit for each applicable Acquired Entity, substantially in the form of Exhibit D, duly executed by Holdings or Real Estate Seller, as applicable, to be delivered to the issuer of such endorsement;

(ix)    an agreement, substantially in the form of Exhibit E (the “Key Persons Agreement”), duly executed by each “Ultimate Seller” indicated therein;

(x)    a disbursement statement, in form and substance reasonably acceptable to Parent and Holdings, for each Owned Real Property (collectively, the “Disbursement Statements”), duly executed by Parent and Holdings (on behalf of Sellers and Real Estate Seller), which shall obligate the Title Company to pay (1) out of the portion of the Aggregate Owned Real Property Purchase Price attributable to each such Owned Real Property, the applicable Company Payoff Amount for each such Owned Real Property in accordance with the applicable Company Payoff Letter for such Owned Real Property, if any, and (2) to Sellers (pro rata in accordance with their respective Ownership Percentages) or Real Estate Seller, as applicable, the remaining portion of the Aggregate Owned Real Property Purchase Price after payment of the Company Payoff Amounts pursuant to the foregoing clause (1), if applicable, by wire transfer of immediately available funds in accordance with wiring instructions identified in the Payment Statement; and

(xi)    a termination agreement, substantially in the form of Exhibit F, for each of the Real Estate Leases identified in Section 2.9(c) of the Seller Disclosure Schedule as “to be terminated”.

(b)     At the Closing, Parent and Buyer shall deliver to Holdings the following (the “Parent Closing Deliveries”):

(i)     the Assignment Agreement, duly executed by Buyer; and

(ii)    the TSA, duly executed by Buyer;

(iii)    the Key Persons Agreement, duly executed by Buyer; and

(iv)    the Disbursement Statements, duly executed by Buyer.

Section 1.4    Closing Payments.

(a)     Payment Statement. No later than three (3) Business Days prior to the Closing Date, Holdings shall deliver to Parent a written statement (the “Payment Statement”), which Holdings shall have prepared in good faith and in a manner consistent with the terms hereof, with the following:

(i)    Holdings’ calculation of the Estimated Closing Consideration, including Holdings’ good-faith estimate of (1) the Closing Date Cash (the “Estimated Closing Date Cash”), (2) the Closing Date Indebtedness (the “Estimated Closing Date Indebtedness”), (3) the Unpaid Transaction Expenses (the “Estimated Unpaid Transaction Expenses”), (4) the Net Working Capital Adjustment Amount (the “Estimated Net Working Capital Adjustment Amount”), and (5) the Shawano Amount (the “Estimated Shawano Amount”), in each case, with reasonable detail and reasonable supporting documentation;

(ii)    each payee, and the amount payable thereto, of the Estimated Unpaid Transaction Expenses that are payable to any Third Party, and wiring instructions for payment thereof; and

(iii)    wiring instructions for the payments required by Section 1.3(a)(x), Section 1.4(e) and Section 1.5(c)(i).

(b)     Pre-Closing Cooperation. After delivery of the Payment Statement and prior to the Closing, Parent and its Representatives may ask Holdings and its Representatives questions related to, provide comments on or raise disagreements with the Payment Statement, and Holdings shall (i) reasonably cooperate with and respond reasonably promptly to any such questions, comments or disagreements and (ii) consider any such questions, comments and disagreements in good faith. If Parent and Holdings are unable to agree on the Payment Statement following such good faith negotiations, the Payment Statement delivered by Holdings shall be used for purposes of calculating the Estimated Closing Consideration; provided that no such question, comment or disagreement raised by Parent or any of its Representatives and not incorporated into the Payment Statement shall be deemed waived and any such question, comment or disagreement may be reflected in the Parent Statement pursuant to and in accordance with Section 1.5.

(c)     Payment of Unpaid Transaction Expenses. At the Closing, Parent shall pay to each Third Party contemplated by
Section 1.4(a)(ii) the amount of Estimated Unpaid Transaction Expenses owed thereto as set forth in the Payment Statement, by wire transfer of immediately available funds in accordance with the applicable wiring instructions identified in the Payment Statement.

(d)     Payment of Company Payoff Amounts. At the Closing, Buyer shall pay each Company Payoff Amount in accordance with the applicable payoff letter delivered pursuant to Section 4.10 (other than any Company Payoff Amounts the payment of which is addressed in
Section 1.3(a)(x)).

(e)     Payment of Estimated Closing Consideration. At or prior to the Closing, Buyer shall pay:

(i)    to Real Estate Seller, by wire transfer of immediately available funds to Amrock Inc. (provided that Parent delivers to Sellers and Real Estate Seller an insured closing letter or letters regarding Amrock Inc. from First American Title Insurance Company, in form and substance reasonably acceptable to Sellers and Real Estate Seller; in the event such letter or letters are not delivered at least ten (10) Business Days prior to the Closing Date, the “Title Company” for purposes of this Agreement shall be First American Title Insurance Company and not Amrock Inc.) (the “Title Company”) in accordance with the applicable wiring instructions identified in the Payment Statement, an aggregate amount equal to the value as of the Closing of the Owned Real Property owned in fee simple by any Acquired Real Estate Subsidiary, as set forth in Section 1.7(a) of the Seller Disclosure Schedule (the “Aggregate Real Estate Seller Owned Real Property Purchase Price”) for application in accordance with the Disbursement Statements;

(ii)    to Sellers, by wire transfer of immediately available funds to the Title Company in accordance with the applicable wiring instructions identified in the Payment Statement, an aggregate amount equal to the value as of the Closing of the Owned Real Property owned in fee simple by any Acquired Entity (except for any Acquired Real Estate Subsidiary), as set forth in Section 1.7(a) of the Seller Disclosure Schedule (the “Aggregate Acquired Entity Owned Real Property Purchase Price” and, together with the Aggregate Real Estate Seller Owned Real Property Purchase Price, the “Aggregate Owned Real Property Purchase Price”) for application in accordance with the Disbursement Statements;

(iii)    to each Seller, by wire transfer of immediately available funds in accordance with the applicable wiring instructions identified in the Payment Statement, an amount, if any, equal to (1) such Seller’s Ownership Percentage, multiplied by (2) an amount equal to (A) the Estimated Closing Consideration, minus (B) the Aggregate Owned Real Property Purchase Price.

Section 1.5    Post-Closing Adjustment.

(a)     Within ninety (90) days after the Closing Date, Parent shall prepare and deliver to Holdings a written statement (the “Parent Statement”) setting forth, in reasonable detail and with reasonable supporting information, Parent’s calculation of the Closing Consideration, including Parent’s calculation of the Closing Adjustment Amount and the components thereof. Parent shall prepare the Parent Statement in good faith and in a manner consistent with the terms of (including the definitions contained in) this Agreement. The Estimated Closing Consideration, the Final Closing Consideration, the Parent Statement and the determinations and calculations contained therein (i) shall be prepared and calculated in accordance with the terms (including the definitions) hereof and (ii) shall not be based on any facts or circumstances arising after the Closing.

(b)    Holdings shall have sixty (60) days from the date on which the Parent Statement is delivered to Holdings (the “Review Period”) to review the Parent Statement. During the Review Period, upon reasonable prior written notice, Parent, Buyer and the Acquired Entities shall provide Holdings and its Representatives with reasonable access, during normal business hours, to the Acquired Entities’ books and records as may be reasonably requested by Holdings and its Representatives in order to verify the information contained in the Parent Statement; provided that such access shall not unreasonably interfere with any of the businesses or operations of Parent or its Affiliates (including the Acquired Entities). Unless Holdings delivers written notice to Parent prior to 5:00 p.m. New York City time, on the last day of the Review Period that it objects to any item or items shown or reflected in the Parent Statement, specifying in reasonable detail the item or items to which it objects and reasons therefor (such item or items, the “Disputed Items” and such notice, the “Dispute Notice”), then the Parent Statement shall be deemed accepted by Holdings for all purposes hereof. For the avoidance of doubt, Holdings may provide a Dispute Notice on the basis that it has not been provided with adequate information or access in order to understand and evaluate the calculations on the Parent Statement. In the event Holdings delivers a Dispute Notice prior to 5:00 p.m. New York City time on the last day of the Review Period, Holdings and Parent shall attempt in good faith to resolve each Disputed Item, and any resolution agreed by them in writing shall be final, binding and conclusive for all purposes of determining the payments in Section 1.5(c). In the event that, for any reason, Holdings and Parent are unable to resolve in writing each Disputed Item within fifteen (15) days (or such longer period as Parent and Holdings may agree in writing) following the delivery of the Dispute Notice, each unresolved Disputed Item shall be referred to KPMG LLP. If KPMG LLP is unwilling or unable to serve as the Independent Accountant, Holdings and Parent shall jointly select and retain a nationally recognized accounting firm that is not the auditor or independent accounting firm of any of Parent or the Seller Parties and impartial to serve as the Independent Accountant (KPMG LLP or such other accounting firm engaged in accordance with the terms and conditions of this Section 1.5(b), the “Independent Accountant”). If, within fifteen (15) days after the date KPMG LLP informs Holdings and Parent that it is unable or unwilling to serve as the Independent Accountant, Holdings and Parent cannot mutually agree on an alternate Person to serve as the Independent Accountant, either Holdings or Parent may request the American Arbitration Association to appoint as the Independent Accountant, within fifteen (15) days from the date of such request or as soon as practicable thereafter, a partner in a nationally recognized accounting firm that is not the auditor or independent accounting firm of any of Parent or the Seller Parties, who is a certified public accountant and who is independent of Holdings and Parent and impartial. If any Disputed Item is referred to the Independent Accountant, each of Parent, on the one hand, and Holdings, on the other hand, shall prepare separate written reports of each such Disputed Item and deliver such reports to the Independent Accountant within twenty (20) days after the date the Independent Accountant is retained. Each of Parent and Holdings shall use commercially reasonable efforts to cause the Independent Accountant, acting as an expert, as soon as practicable and in any event, barring exceptional circumstances, within thirty (30) days after receiving such written reports, to determine the manner in which the Disputed Items shall be treated in the Parent Statement; provided, however, that the dollar amount of each Disputed Item shall be determined within the range of dollar amounts proposed by Parent, on the one hand, and Holdings, on the other hand. Parent and Sellers acknowledge and agree that (i) the review by and determination of the Independent Accountant shall be limited only to the Disputed Items contained in the reports prepared and submitted to the Independent Accountant by Parent and Holdings and (ii) the determinations by the Independent Accountant shall be based solely on (1) such reports submitted by Parent and Holdings and the basis for Parent’s and Holdings’ respective positions and (2) the terms of (including the definitions contained in) this Agreement. Neither of Parent nor Holdings shall authorize the Independent Accountant to modify or amend any term or provision hereof or modify items previously agreed in writing between Parent and Holdings. Parent and Holdings each agree to enter into an engagement letter with the Independent Accountant containing customary terms and conditions for this type of engagement. Each of Parent and Holdings shall use commercially reasonable efforts to cooperate with and provide information and documentation, including work papers, to assist the Independent Accountant. Any such information or documentation provided by any Party to the Independent Accountant shall be concurrently delivered to the other Party, subject, in the case of independent accountant work papers, to such other Party entering into a customary confidentiality and release agreement with respect thereto. Neither Parent nor Holdings shall disclose to the Independent Accountant, and the Independent Accountant shall not consider for any purposes, any settlement discussions or settlement offers made by any of the Parties related to any Disputed Item. The determinations by the Independent Accountant as to the Disputed Items shall be in writing and shall be an expert determination that is final, binding and conclusive for all purposes of determining the adjustments in Section 1.5(c), if any, and such determination may be entered and enforced in any court of competent jurisdiction. The costs and expenses of the Independent Accountant shall be allocated between Parent, on the one hand, and Sellers, on the other hand, based on the percentage which the portion of all Disputed Items submitted to the Independent Accountant that are not resolved in favor of Sellers bears to the amount of all Disputed Items submitted to the Independent Accountant. As an illustrative example, if Disputed Items asserting that the Closing Consideration should be increased by $1,000 are submitted to the Independent Accountant, and the Independent Accountant finally determines that the Closing Consideration should be increased by $300, then the costs and expenses of the Independent Accountant shall be allocated 70% (i.e., $700/$1000) to Sellers and 30% (i.e., $300/$1000) to Parent.

(c)     Post-Closing Adjustment Amount.

(i)    If the Closing Consideration, as finally determined under Section 1.5(b) (the “Final Closing Consideration”), exceeds the Estimated Closing Consideration, then within five (5) Business Days after the determination of the Final Closing Consideration in accordance with Section 1.5(b), Parent shall cause Buyer to pay to each Seller an amount in cash equal to (1) such Seller’s Ownership Percentage, multiplied by (2) such excess, by wire transfer of immediately available funds in accordance with the applicable wiring instructions identified in the Payment Statement.

(ii)    If the Estimated Closing Consideration exceeds the Final Closing Consideration, then within five (5) Business Days after the determination of the Final Closing Consideration in accordance with Section 1.5(b), Sellers shall, jointly and severally, pay to Buyer an aggregate amount in cash equal to such excess, by wire transfer of immediately available funds in accordance with the wiring instructions delivered to Seller in writing by Buyer.

(iii)    Notwithstanding anything to the contrary herein, any payment pursuant to this Section 1.5(c) shall be treated as an adjustment to the Estimated Closing Consideration for all Income Tax purposes to the maximum extent permitted by applicable Law.

Section 1.6    Withholding. Each of Parent, Buyer and the Seller Parties shall be entitled to deduct and withhold from any amounts otherwise payable hereunder such amounts as Parent, Buyer or the Seller Parties shall determine in good faith are required to be deducted or withheld with respect to the making of such payment under the Code or any other provision of applicable Law. Any amounts so deducted and withheld and, if required, timely remitted to the applicable Taxing Authority shall be treated for all purposes hereof as having been paid to the Person in respect of which such deduction and withholding was made. Except as a result of the failure to provide the IRS Form W-9 or certificate, as applicable, required under Section 1.3(a)(iv) or Section 1.3(a)(v), if Parent or Buyer determines that it is required to so deduct or withhold, Parent or Buyer, as applicable, shall as soon as reasonably practicable notify the applicable Seller Parties of its intent to deduct or withhold and shall reasonably cooperate with such Seller Parties in good faith to reduce or mitigate such withholding.

Section 1.7    Purchase Price Allocation.

(a)     On or before the date that is forty-five (45) days after the date that the Final Closing Consideration is finally determined pursuant to Section 1.5, solely for Tax purposes, Holdings shall deliver to Parent a proposed allocation of the Final Closing Consideration (including any liabilities that are deemed assumed by Buyer for U.S. federal Income Tax purposes) among the assets of the Acquired Entities and the restrictive covenants provided in the Key Persons Agreement in accordance with Section 1060 of the Code, the Treasury Regulations promulgated thereunder and the methodologies for determining fair market value reflected in Section 1.7(a) of the Seller Disclosure Schedule (such allocation, “Sellers’ Allocation”). If Parent disagrees with Sellers’ Allocation, Parent may, within twenty (20) days after delivery of Sellers’ Allocation, deliver a notice (“Parent’s Allocation Notice”) to Holdings to such effect, specifying those items as to which Parent disagrees and setting forth Parent’s proposed allocation. If Parent’s Allocation Notice is duly delivered, Parent and Holdings shall, during the fifteen (15) days following such delivery, work together in good faith to reach agreement on the disputed items or amounts in order to determine the allocation of the Final Closing Consideration (including any liabilities that are deemed assumed by Buyer for U.S. federal Income Tax purposes). If Holdings and Parent are unable to reach such agreement, they shall promptly thereafter submit for resolution the items remaining in dispute to the Independent Accountant and shall instruct the Independent Accountant to make a written determination consistent with Section 1.7(a) regarding such dispute as promptly as practicable, and in any event within thirty (30) calendar days after the date on which such dispute is referred to the Independent Accountant (or such longer period as the Independent Accountant may reasonably require). The fees and expenses of the Independent Accountant shall be allocated between Parent, on one hand, and Sellers, on the other hand, based upon the percentage which the portion of the contested amount not awarded to or not included in an allocation determined by the Independent Accountant for each party bears to the amount actually contested by the Parties in the aggregate, as determined by the Independent Accountant. Subject to the preceding sentence, the allocation, as prepared by Holdings if no Parent’s Allocation Notice has been timely given, as adjusted pursuant to any agreement between Holdings and Parent, or as determined by the Independent Accountant (the “Allocation”), shall be conclusive and binding on the Parties.

(b)    To the extent permitted by applicable Law, Parent, Buyer and Sellers agree to (and shall cause their respective Affiliates to) report, act and file in accordance with the Allocation in any relevant Tax Returns or Tax filings and to cooperate in the preparation of any such Tax forms. The Parties shall promptly advise one another of the existence of any Tax proceeding related to the Allocation. None of the Parties shall take any position with respect to Taxes (whether on any Tax Returns, in any Tax proceeding or otherwise) that is inconsistent with the Allocation except to the extent required by applicable Law or otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any analogous provision of state, local or non-U.S. Law).

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES

The Seller Parties jointly and severally represent and warrant to Parent and Buyer as follows:

Section 2.1    Due Organization and Good Standing; Organization Documents.

(a)     Each Seller Party has been duly organized and is validly existing and in good standing under the Laws of the jurisdiction of formation and has all requisite limited liability company power and authority to own, lease and operate its assets and to conduct its businesses in the manner in which its businesses are currently being conducted. Each Seller Party is duly qualified to do business as a foreign Entity, and is in good standing, under the Laws of any jurisdiction where the nature of its businesses or the character of its owned and leased assets requires such qualification, except for those jurisdictions where failure to be so qualified would not reasonably be expected, individually or in the aggregate, to prevent, materially delay or materially impede any Seller Party’s ability to consummate any transaction contemplated hereby.

(b)     Each Acquired Entity (i) has been duly organized and is validly existing and in good standing under the Laws of the jurisdiction of its incorporation, organization or formation and has all requisite Entity power and authority to own, lease and operate its assets and to conduct its businesses in the manner in which its businesses are currently being conducted and (ii) is duly qualified to do business as a foreign corporation, and is in good standing, under the Laws of any jurisdiction where the nature of its businesses or the character of its owned and leased assets requires such qualification, except, in the case of the foregoing clause (ii), as would not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)     The Seller Parties have made available to Parent true, complete and correct copies of each Acquired Entity’s Organizational Documents as amended through the date hereof. Each such Organizational Document is in full force and effect. No Acquired Entity is in violation of any of its Organizational Documents.

Section 2.2    Authority; Binding Nature of Agreement. Each Seller Party has all necessary Entity power and authority to execute and deliver this Agreement, to perform and comply with its covenants and agreements hereunder and to consummate the transactions contemplated hereby. Such Seller Party’s execution and delivery hereof, such Seller Party’s performance and compliance with its covenants and agreements hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on such Seller Party’s part, and no other proceedings on such Seller Party’s part are necessary to authorize this Agreement, such Seller Party’s performance of or compliance with its covenants and agreements hereunder or the consummation of the transactions contemplated hereby. Such Seller Party has duly executed and delivered this Agreement and, assuming Parent’s and Buyer’s respective due authorization, execution and delivery hereof, this Agreement is such Seller Party’s legal, valid and binding obligation, enforceable against it in accordance with the terms hereof, except as limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally, by general equitable principles (regardless of whether enforcement is sought in a proceeding of law or in equity) (the “Bankruptcy and Equitable Exceptions”).

Section 2.3    Noncontravention; Consents.

(a)     Each Seller Party’s execution and delivery hereof does not, such Seller Party’s performance of and compliance with its covenants and agreements hereunder shall not, and the consummation of the transactions contemplated hereby shall not, (i) violate the Organizational Documents of such Seller Party, (ii) subject to making the Filings and obtaining the Consents contemplated by Section 2.3(b), violate any Law (except as would not and would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect) or (iii) except as set forth in Section 2.3(a)(iii) of the Seller Disclosure Schedule, breach, result in the loss of any benefit under, be a default (or an event that, with or without notice or lapse of time, or both, would be a default) under, result in the termination, cancelation or amendment of or a right of termination, cancelation or amendment under, accelerate the performance required by, or result in the creation of any Lien on any of the respective properties or assets of such Seller Party under, any (1) Contract to which such Seller Party is a party or by which any asset of such Seller Party is bound or affected (except as would not and would not reasonably be expected, individually or in the aggregate, to prevent, materially delay or materially impede such Seller Party’s ability to consummate any transaction contemplated hereby) or (2) Material Contract (except, in the case of this clause (2), as would not and would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect).

(b)     Each Seller Party’s execution and delivery hereof does not, such Seller Party’s performance of and compliance with its covenants and agreements hereunder shall not, and the consummation of the transactions contemplated hereby shall not, require such Seller Party or any Acquired Entity to make any registration, declaration, notice, report, submission or other filing (each, a “Filing”) with or to, or to obtain any consent, approval, waiver, license, permit, franchise, authorization or Order (“Consent”) of, any Governmental Authority, except for the HSR Clearance and Filings in connection therewith and except for any Filing or Consent the failure of which to make or receive would not and would not reasonably be expected to (i) prevent, materially delay or materially impede any Seller Party’s ability to consummate any transaction contemplated hereby or (ii) result in, individually or in the aggregate, a Material Adverse Effect.

Section 2.4    Capitalization; Subsidiaries.

 (a)    The Purchased Company LLC Interests are all of the outstanding Equity Securities of the Company. The Purchased Real Estate LLC Interests are all of the outstanding Equity Securities of the Acquired Real Estate Subsidiaries.

 (b)    All of the Purchased Interests have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Except for the Purchased Interests, there are no Equity Securities of the Company or any Acquired Real Estate Subsidiary that are issued or outstanding. None of the Company or any Acquired Real Estate Subsidiary have any obligation to repurchase, redeem or otherwise acquire, or to sell or to issue, any Equity Securities thereof. None of the Company or any Acquired Real Estate Subsidiary are a party to any Contract restricting the transfer of, relating to the voting of, requiring registration of, or granting any antidilutive rights, rights of first refusal or preemptive rights that obligates the Company or such Acquired Real Estate Subsidiary to issue or deliver, any Equity Securities thereof or other similar rights for any such Equity Securities.

 (c)    Section 2.4(c) of the Seller Disclosure Schedule lists each of the Company’s Subsidiaries (the “Company Subsidiaries”) as of the date hereof, including its jurisdiction of incorporation, formation or organization, as applicable, issued and outstanding Equity Securities and each record holder of such Equity Securities. Except for the Equity Securities of such Company Subsidiaries, the Company does not own of record or beneficially own any Equity Securities of any Person. No Company Subsidiary owns of record or beneficially owns any Equity Securities of any Person (except for another Company Subsidiary). All of the outstanding Equity Securities of each Company Subsidiary (i) have been, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights and (ii) are wholly owned of record by the Company or a Company Subsidiary, free and clear of any Lien thereon (except for restrictions on transfer under the Securities Act or state securities Laws and other Permitted Liens). Except for the Equity Securities listed in Section 2.4(c) of the Seller Disclosure Schedule, there are no Equity Securities of any Company Subsidiary issued or outstanding. No Company Subsidiary has any obligation to repurchase, redeem or otherwise acquire, or to sell or issue, any Equity Securities of the Company. No Company Subsidiary is a party to any Contract restricting the transfer of, relating to the voting of, requiring registration of, or granting any antidilutive rights, rights of first refusal or preemptive rights that obligate such Company Subsidiary to issue or deliver any Equity Securities of such Company Subsidiary or other similar rights for any such Equity Securities. No Acquired Real Estate Subsidiary owns of record or beneficially owns any Equity Securities of any Person.

 (d)    There is no Indebtedness of an Acquired Entity for which the holders thereof have the right to vote (or convertible into or exchangeable or exercisable for securities having the right to vote) on any matters on which any holder of Equity Securities of an Acquired Entity may vote.

 (e)    As of the Closing, there shall be no accrued or declared, but unpaid, dividends or similar distributions on any Purchased Interests, and no Acquired Entity shall be subject to any obligation (contingent or otherwise) to pay any dividend or otherwise to make any distribution or payment to any current or former holder of any Equity Securities of such Acquired Entity.

Section 2.5    Title.

 (a)    As of the date hereof, Holdings owns of record all of the Purchased Company LLC Interests, free and clear of any Lien thereon (except for any restriction on transfer under the Securities Act or state securities Laws and other Permitted Liens). As of immediately prior to the Closing, Sellers shall own of record all of the Purchased Company LLC Interests, free and clear of any Lien thereon (except for any restriction on transfer under the Securities Act or state securities Laws and other Permitted Liens). At the Closing, Sellers shall sell, assign, transfer, convey and deliver to Buyer good and valid title to such Purchased Company LLC Interests, free and clear of any Lien thereon (except for any restriction on transfer under the Securities Act or state securities Laws).

 (b)    Real Estate Seller owns of record all of the Purchased Real Estate LLC Interests, free and clear of any Lien thereon (except for any restriction on transfer under the Securities Act or state securities Laws and other Permitted Liens). At the Closing, Real Estate Seller shall sell, assign, transfer, convey and deliver to Buyer good and valid title to such Purchased Real Estate LLC Interests, free and clear of any Lien thereon (except for any restriction on transfer under the Securities Act or state securities Laws).

 (c)    None of the Seller Parties have any obligation, pursuant to any option, warrant, purchase right or other Contract, to sell, transfer or dispose of, Purchased Interests, and none of the Seller Parties is a party to any Contract restricting the transfer of, requiring registration of, or granting rights of first refusal or other similar rights, for any such Purchased Interests, except for this Agreement or, as of the date hereof, the Seller Credit Agreement, any Note Agreement or any Company Debt Agreements. None of the Seller Parties is a party to any voting trust, proxy or other Contract relating to the voting of any Purchased Interests.

Section 2.6    Financial Statements; Undisclosed Liabilities.

 (a)    Section 2.6(a) of the Seller Disclosure Schedule sets forth the following:

(i)     the unaudited balance sheet of the Company as of May 25, 2019 (the “Latest Balance Sheet”) and the related statement of earnings for the five (5)-month period then ended;

(ii)    the unaudited balance sheets of the Company as of December 29, 2018, December 30, 2017 and December 31, 2016 and the related statements of earnings, comprehensive income, member’s capital and cash flows for the years then ended;

(iii)    the unaudited balance sheets of the Acquired Real Estate Subsidiaries as of May 31, 2019 and the related income statements and statements of cash flow for the five (5)-month period then ended; and

(iv)    the unaudited balance sheets of the Acquired Real Estate Subsidiaries as of December 31, 2018 and December 31, 2017 and the related income statements and statements of cash flow for the years then ended (all such financial statements referred to in the foregoing clauses (i) through (iv), the “Financial Statements”).

 (b)    The Financial Statements were prepared from the books and records of the Company or the Acquired Real Estate Subsidiaries, as applicable, and present fairly, in all material respects, the financial position of the Company and the Acquired Real Estate Subsidiaries at the respective dates thereof and the results of operations and cash flows of the Company and the Acquired Real Estate Subsidiaries for the respective periods covered thereby in accordance with GAAP applied on a consistent basis throughout the periods covered except (i) for the absence of notes, (ii) as disclosed therein or (iii) as set forth in Section 2.6(b) of the Seller Disclosure Schedule.

 (c)    Except as would not and would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect, since January 1, 2016, none of the Seller Parties, the Acquired Entities nor, to the Seller Parties’ Knowledge, any of their respective auditors, accountants or other Representatives has received written notice (or, to the Seller Parties’ Knowledge, oral notice) of any complaint, allegation or claim regarding the accounting practices, procedures, methodologies or methods of the Acquired Entities, including any complaint, allegation or claim that any Acquired Entity has engaged in fraudulent or questionable accounting practices.

 (d)    No Equity Security of any Acquired Entity is registered under the Securities Act or the Exchange Act or is listed on any securities exchange. No Acquired Entity is subject to the periodic reporting requirements of the Exchange Act or the periodic reporting or corporate governance requirements of any foreign Governmental Authority that performs a similar function to that of the SEC or the requirements of any securities exchange or quotation system.

 (e)    Except as would not be and would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect, no Acquired Entity has any Liability, other than (i) any Liability disclosed, reflected or reserved for in the Latest Balance Sheet, (ii) any Liability that would be an Unpaid Transaction Expense if not paid prior to the Closing, (iii) any Liability incurred in the ordinary course of business since the date of the Latest Balance Sheet, (iv) Liabilities disclosed in Section 2.6(e)(iv) of the Seller Disclosure Schedule or (v) performance obligations under Contracts entered into in the ordinary course of business or Permits, which obligations, in accordance with the terms thereof, are required to be discharged following the Closing (except to the extent any such Liability arises from an Acquired Entity’s breach of Contract or violation of Law).

 (f)    Section 2.6(f) of the Seller Disclosure Schedule discloses all of each Acquired Entity’s Indebtedness as of the date hereof.

Section 2.7    Absence of Certain Changes. Since March 31, 2019, (a) except as set forth in Section 2.7(a) of the Seller Disclosure Schedule, each Acquired Entity has conducted its businesses in all material respects only in accordance with the ordinary course of such businesses consistent with past practices, (b) there has not occurred a Material Adverse Effect or any event, change, circumstance, development, occurrence, condition, effect or state of facts that would reasonably be expected to result in a Material Adverse Effect and (c) except as set forth in Section 2.7(c) of the Seller Disclosure Schedule, no Acquired Entity has taken any action that, if taken after the date hereof, would breach Section 4.1 unless Parent provided its prior written consent thereto.

Section 2.8    IP Rights.

 (a)    Each Acquired Entity owns, or has valid rights to use, free and clear of any Lien thereon (except for any Permitted Lien), and immediately following the consummation of the transactions contemplated hereby, will own or have valid rights to use, free and clear of any Lien thereon (except for any Permitted Lien), all IP Rights used or held for use in, or necessary for, the conduct of its businesses in the manner in which they are currently being conducted.

 (b)    Section 2.8(b) of the Seller Disclosure Schedule lists all of (i) issued patents and patent applications (published or unpublished), (ii) trademark registrations and applications and material unregistered trademarks, (iii) domain names, (iv) copyright registrations and applications and (v) material software, in each case which is owned or purported to be owned by an Acquired Entity in any jurisdiction in the world. Except as disclosed in Section 2.8(b) of the Seller Disclosure Schedule, an Acquired Entity is the sole and exclusive beneficial and, for applications and registrations (including patents), record owner of all of the IP Rights listed in Section 2.8(b) of the Seller Disclosure Schedule and, to the Seller Parties’ Knowledge, all such IP Rights are valid, enforceable and subsisting.

 (c)    The Acquired Entities are not subject to any Orders or settlement agreements that limit the Acquired Entities’ ownership of any material IP Rights.

 (d)    Except as would not and would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect, there is no, and since January 1, 2016 there has not been any, Claim pending (or, to the Seller Parties’ Knowledge, threatened) (i) alleging or asserting that any Acquired Entity is or was infringing any IP Rights owned by any other Person or challenging the scope, validity, enforceability or ownership of, or the right to use, any IP Rights owned by any Acquired Entity or (ii) by any Acquired Entity against any other Person that is or was based on any Claim that another Person is infringing any IP Rights owned by such Acquired Entity. Except as would not and would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect, (1) since January 1, 2016, the conduct of the businesses of each Acquired Entity has not infringed, misappropriated or otherwise violated any IP Rights owned by any other Person and (2) to the Seller Parties’ Knowledge, no Person is infringing, misappropriating or otherwise violating any IP Rights owned, used or held for use by any Acquired Entity in the conduct of their businesses.

 (e)    Except as would not and would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect:

(i)      each Acquired Entity has taken reasonable steps to protect the confidentiality of its Trade Secrets;

(ii)     except as described in Section 2.8(e)(ii) of the Seller Disclosure Schedule, to the Seller Parties’ Knowledge, there has not been any disclosure of or access to any material Trade Secret of any of the Acquired Entities (including any such information of any other Person disclosed in confidence to any of the Acquired Entities) to any Person in a manner that has resulted or is likely to result in the loss of Trade Secret or other rights in and to such information;

(iii)    since January 1, 2016, each Acquired Entity has complied with all applicable Laws, as well as its own rules, policies and procedures, relating to privacy, data protection, and the collection, retention, protection and use of Personal Information collected, used, or held for use by any Acquired Entity;

(iv)     since January 1, 2016, no Claim has been asserted or threatened against any Acquired Entity alleging a violation of any Person’s privacy or Personal Information or data rights by such Acquired Entity;

(v)      each Acquired Entity takes commercially reasonable measures to protect Personal Information that is collected by such Acquired Entity against unauthorized access, use, modification, disclosure or other misuse, including through administrative, technical and physical safeguards; and

(vi)     each Acquired Entity also takes commercially reasonable measures to protect the confidentiality, integrity and availability of all such Personal Information in electronic format and protect against reasonably anticipated threats or hazards to the security of such Personal Information and the unauthorized use or disclosure of such Personal Information.

(f)      Except as described in Section 2.8(f) of the Seller Disclosure Schedule or as otherwise would not (and would not reasonably be expected to) result in, individually or in the aggregate, a Material Adverse Effect, since January 1, 2016, (i) there have been no security breaches in any Acquired Entity’s information technology systems or, to the Seller Parties’ Knowledge, the information technology systems of third Persons to the extent used by or on behalf of any Acquired Entity, and (ii) there have been no disruptions in any Acquired Entity’s information technology systems. Each Acquired Entity has implemented commercially reasonable plans and systems that reasonably address its assessment of risk.

Section 2.9    Title to Assets; Real Property.

 (a)    Each Acquired Entity has good and valid marketable title to, or in the case of leased assets, has valid and subsisting leasehold interests in, all material assets (including personal property), excluding Real Property, used in the business of such Acquired Entity as currently conducted, free and clear of any Lien thereon (except for any Permitted Lien).

 (b)      Section 2.9(b) of the Seller Disclosure Schedule lists the legal description and fee owner of each parcel of real property owned in fee simple as of the date hereof by any Acquired Entity (collectively, the “Owned Real Property”). The applicable Acquired Entity has good and marketable fee simple title to the Owned Real Property owned by it, free and clear of any Lien thereon (except for any Permitted Lien).

 (c)      Section 2.9(c) of the Seller Disclosure Schedule lists (i) an address and the name of the landlord and tenant of each real property leased, subleased, sub-subleased, licensed or otherwise occupied, or used, by an Acquired Entity in the business of the Company or the Company Subsidiaries as of the date hereof with an annual base rent in excess of $100,000 (the “Leased Real Property” and, together with the Owned Real Property, collectively, the “Real Property”) and (ii) all leases, subleases, sub-subleases, licenses and occupancy agreements governing the use of Leased Real Property and all material amendments, terminations and modifications thereof (collectively, the “Real Estate Leases”). The applicable Acquired Entity has a valid and subsisting leasehold interest in the Leased Real Property leased by it, in each case, free and clear of any Lien thereon (except for any Permitted Lien). No Acquired Entity has received any written notice (or, to the Seller Parties’ Knowledge, oral notice) alleging or asserting that any Acquired Entity is not in compliance with or has violated in any material respect, any obligation under any of the Real Estate Leases or any sublease.

 (d)      Except as set forth in Section 2.9(d) of the Seller Disclosure Schedule and except for the Real Property, there is no other real property used in the businesses of the Company and the Company Subsidiaries.

 (e)      Except as would not and would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect:

  (i)      (1) there is no Claim pending or, to the Seller Parties’ Knowledge, threatened with respect to the appropriation, condemnation or exercise of eminent domain with respect to any Real Property, (2) except as set forth in Section 2.9(e)(i) of the Seller Disclosure Schedule, there is no Claim pending which has been initiated by or on behalf of any Acquired Entity to change or redefine the zoning or land use classification of any Real Property and (3) there are no sales or other dispositions of such Real Property or any part thereof in lieu of any such Claims pending;

  (ii)     none of the Acquired Entities has vacated or abandoned any of the Leased Real Properties or given notice of its intent to do the same; and

  (iii)    except as provided by the Real Estate Leases, there are no outstanding Contracts, options, rights of reverter or rights of first refusal to which any Acquired Entity is a party or by which any Acquired Entity has granted to a Third Party the right to purchase or lease any Real Property or any portion thereof or interest therein.

Section 2.10    Material Contracts.

 (a)      Section 2.10(a) of the Seller Disclosure Schedule lists each Material Contract as of the date hereof. As used herein, “Material Contract” means any Commodity Hedge Contract and any Contract (except for any (x) purchase order, invoice or similar document under another Material Contract, (y) Real Estate Lease solely between Acquired Entities and disclosed in Section 2.9(c) of the Seller Disclosure Schedule and (z) the Seller Credit Agreement and the Note Agreement) described below to which any Acquired Entity is a party or by which any Acquired Entity or its assets is bound:

(i)       any Contract to which a Person (except for any Acquired Entity) is a party with respect to a joint venture, partnership, limited liability company or other similar agreement or arrangement, related to the formation, creation, operation, management or control of any partnership, joint venture or limited liability company;

(ii)      any Contract under which any Acquired Entity is an obligor of, or any Contract that is a Credit Support Arrangement with respect to, any Indebtedness;

(iii)     any Contract that contains an obligation to purchase, redeem, retire, defease or otherwise acquire for value any capital stock or any warrants, rights or options to acquire such capital stock;

(iv)      any Contract relating to an acquisition, divestiture, merger or similar transaction (whether by merger, sale of stock, sale of assets or otherwise) pursuant to which any Acquired Entity has any material continuing obligation (including any “earnout” or other contingent obligations) following the date hereof;

(v)       any Contract, except for a Contract related to an acquisition subject to Section 2.10(a)(iv), that obligates any Acquired Entity to make any capital commitment or expenditure (including under any joint venture) in excess of $2,500,000 after the date hereof, including for design and/or construction of new improvements on or related to Real Property;

(vi)      any Contract that prohibits the payment of dividends or distributions on any Equity Security of any Acquired Entity or otherwise, prohibits the pledging of the Equity Securities of any Acquired Entity or prohibits the issuance of guarantees by any Acquired Entity;

(vii)     any Contract containing any covenant limiting or prohibiting the right of any Acquired Entity (1) to engage in any line of business or conduct business in any geographic area or (2) to compete with any other Person in any line of business or in any geographic area or levying a fine, charge or other payment for doing any of the foregoing;

(viii)    any Contract that contains a most favored nation provision or equivalent preferential term, in each case, for the benefit of the counterparty thereto;

(ix)      any Contract that grants any right of first refusal, right of first offer or similar right related to any material assets or rights of any Acquired Entity;

(x)       any sales, distribution or other similar Contract, or group of related Contracts, providing for the sale by an Acquired Entity of materials, supplies, goods, services, equipment or other assets that would reasonably be expected to involve payments to any Acquired Entity in excess of $10,000,000 during the twelve (12)-month period after the date hereof;

(xi)       any Contract relating to any hedge, swap, forward, futures, warrant, option or other derivative transaction;

(xii)      any Government Contract, or group of related Government Contracts, that would reasonably be expected to involve payments to any Acquired Entity in excess of $5,000,000 during the twelve (12)-month period after the date hereof (each, a “Material Government Contract”);

(xiii)     any Contract under which any of the benefits thereunder, to any Acquired Entity or to any other party thereto, shall be increased, or the vesting of benefits of which shall be accelerated, by the consummation of any transaction contemplated hereby or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated hereby;

(xiv)      except for any Contract with a term of one (1) year or less, any Contract relating to the employment of, or the performance of services by, any director or employee with the title of vice president or higher of any Acquired Entity (1) that requires payment of base salary (or compensation) in excess of $200,000 on an annual basis to such Person, (2) the terms of which obligate or may in the future obligate any Acquired Entity to make any severance, retention, change in control, termination or similar payment to such Person or (3) under which any Acquired Entity may be obligated to make any bonus or similar payment in excess of $100,000 to such Person;

(xv)       any Real Estate Lease with an annual base rent in excess of $250,000;

(xvi)      any Collective Bargaining Agreement;

(xvii)     any Contract under which any Acquired Entity (1) has granted or agreed to grant to any other Person the right to use, obtain, enforce, register or otherwise exploit any material IP Rights (including any license agreements, coexistence agreements and covenants not to sue, but excluding nonexclusive licenses granted in the ordinary course (A) to contractors engaged to perform services for any Acquired Entity and (B) to customers, in each case, that does not materially deviate from an Acquired Entity’s standard form made available to Parent), (2) was granted or received or agreed to receive from any other Person rights to exploit any material IP Rights, excluding any Contract concerning commercially available shrink-wrap or off-the-shelf software or software-as-a-service that has an acquisition price of less than $250,000 in the aggregate for any Acquired Entity’s use thereof;

(xviii)    any Contract, or group of related Contracts, relating to leases of equipment, vehicles or other personal property that would reasonably be expected to involve payments by an Acquired Entity in excess of $1,000,000 during the twelve (12)-month period after the date hereof;

  (xix)      any stockholders, investors rights, registration rights or similar agreement or arrangement;

  (xx)       any Contract under which an Affiliate of an Acquired Entity has an obligation to indemnify any counterparty thereto;

  (xxi)      any Contract, or group of related Contracts, with a Key Supplier or Key Customer that would reasonably be expected to involve payments in excess of $10,000,000 during the twelve (12) month period after the date hereof;

  (xxii)     any Contract, or group of related Contracts, that would reasonably be expected to involve payments by or to any Acquired Entity in excess of $10,000,000 during the twelve (12)-month period after the date hereof, except for any Contract with a Key Supplier or Key Customer; and

  (xxiii)    any Contract related to a Related-Party Transaction.

 (b)    Except as set forth in Section 2.10(b) of the Seller Disclosure Schedule, prior to the date hereof, the Seller Parties have made available to Parent true, complete and correct copies of each Material Contract (including all exhibits and schedules thereto).

 (c)    Except as set forth in Section 2.10(c) of the Seller Disclosure Schedule or as otherwise would not and would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect:

  (i)         each Material Contract is in full force and effect and is the legal, valid and binding obligation of the Acquired Entity party thereto and, to the Seller Parties’ Knowledge, the other parties thereto, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equitable Exceptions, in each case, other than for any Material Contract that expires after the date hereof in accordance with its terms or has been terminated after the date hereof in accordance with its terms and not in violation of Section 4.1;

  (ii)        no Acquired Entity is in breach of or in default under any Material Contract, and to the Seller Parties’ Knowledge, no other party to any Material Contract is in breach of or default thereunder, and no event has occurred that with notice or lapse of time or both would constitute a breach or default of the Acquired Entity party thereto or, to the Seller Parties’ Knowledge, any other party thereto; and

  (iii)       no party to any Material Contract has provided written notice (or, to the Seller Parties’ Knowledge, oral notice) to any Acquired Entity or any of its Affiliates requesting any indemnification or defense under such Material Contract; and

  (iv)        no party to any Material Contract has provided written notice (or, to the Seller Parties’ Knowledge, oral notice) to any Acquired Entity that it intends to terminate its business relationship with any Acquired Entity.

Section 2.11    Compliance With Laws; Permits. Except as set forth in Section 2.11 of the Seller Disclosure Schedule:

 (a)    except as would not and would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect, (i) each Acquired Entity is, and since January 1, 2016 has been, in compliance with all applicable Laws and (ii) from January 1, 2016 through the date hereof, no Acquired Entity has received any written notice (or, to the Seller Parties’ Knowledge, oral notice) alleging or asserting that any Acquired Entity is not in compliance with or has violated any Law in any material respect.

 (b)    except as would not and would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect:

  (i)    (1) each Acquired Entity holds all Permits necessary for the lawful conduct of its business as currently conducted and (2) each such Permit is valid and in full force and effect;

  (ii)    each Acquired Entity is in compliance with the terms and requirements of such Permits, and no Acquired Entity is in default or violation (and no event has occurred which, with or without the giving of notice, lapse of time or both, would constitute a default or violation by such Acquired Entity) of any term, condition or provision of any such Permit; and

  (iii)    there is no, and since January 1, 2016 there has not been any, Claim pending (or, to the Seller Parties’ Knowledge, threatened): (1) asserting any noncompliance with or any violation of any term or requirement of any such Permit; or (2) notifying any Acquired Entity of the revocation, withdrawal, suspension or termination of any such Permit.

 (c)    except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect:

  (i)    (1) no Government Contract or Government Bid is currently the subject of any bid protest, (2) each Acquired Entity has complied with all terms and conditions of each Government Contract, (3) all representations and certifications executed by any Acquired Entity pertaining to any Government Contract or Government Bid were correct as of their effective date and each Acquired Entity has complied with all such representations and certifications, (4) no Acquired Entity has submitted any inaccurate, untruthful or misleading cost or pricing data, certification, bid, quote, proposal, report, invoice, claim, request for equitable adjustment or other information to a Governmental Authority, prime contractor, subcontractor, vendor or any other Person relating to any Government Contract or Government Bid and (5) there are no pending disputes between any Acquired Entity and any Governmental Authority or between any Acquired Entity and any prime contractor, subcontractor, vendor or other Person where the ultimate contracting party is a Governmental Authority, arising under or relating to any Government Contract or Government Bid;

  (ii)    (1) none of the Acquired Entities or any of their respective directors, officers, employees (in each case, in their capacities as such) or, to the Seller Parties’ Knowledge, any of their consultants or agents (in either case, in their capacities as such) is or has during the past five years been under administrative, civil or criminal investigation, indictment or information by any Governmental Authority with respect to any alleged act or omission arising under or relating to any Government Contract or Government Bid and (2) during the last five (5) years, no Acquired Entity has conducted or initiated any internal investigation or made a voluntary or mandatory disclosure to any Governmental Authority with respect to any alleged act or omission arising under or relating to any Government Contract or Government Bid;

(iii)    to the Seller Parties’ Knowledge, no Acquired Entity is in receipt or possession of any competitor (as to any Government Contract or Government Bid) or Governmental Authority’s proprietary or procurement sensitive information under circumstances where there is reason to believe that such receipt or possession is unlawful or unauthorized; and

(iv)    (1) no Acquired Entity is subject to any active administrative agreement pertaining to its eligibility for the award of any Government Contract and (2) no Acquired Entity has been debarred, suspended or similarly disqualified from participation in the award of contracts with any other Governmental Authority.

Section 2.12    Claims; Orders.

 (a)    As of the date hereof, (i) there is no Claim pending related to any Seller Party that would or would reasonably be expected to prevent, materially delay or materially impede any Seller Party’s ability to consummate any transaction contemplated hereby and (ii) there is no Order outstanding against any Seller Party that would or would reasonably be expected to prevent, materially delay or materially impede any Seller Party’s ability to consummate any transaction contemplated hereby.

 (b)    Except as set forth in Section 2.12(b) of the Seller Disclosure Schedule or as would not and would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect:

(i)    there is no, and since January 1, 2016 there has not been any, Claim pending (or, to the Seller Parties’ Knowledge, threatened) against any Acquired Entity or, to the Seller Parties’ Knowledge, against any present or former executive officer, director or employee of Seller, Real Estate Seller or any Acquired Entity in his or her capacity as such; and

(ii)    there is no, and since January 1, 2016 there has not been any, Order outstanding against any Acquired Entity or, to the Seller Parties’ Knowledge, against any present or former officer or director of any Acquired Entity in his or her capacity as such.

Section 2.13    Tax Matters.

 (a)    Except as disclosed in Section 2.13 of the Seller Disclosure Schedule:

(i)    (1) all Income Tax Returns and other material Tax Returns required to be filed by the Acquired Entities have been timely filed (taking into account applicable extensions) and (2) all such Tax Returns were prepared in accordance with applicable Law in all material respects and are true, correct and complete in all material respects;

(ii)    all material Taxes due and payable by the Acquired Entities (whether or not shown or required to be shown to be due on any Tax Return) have been timely paid in full to the appropriate Taxing Authority;

(iii)    all material Taxes required to have been withheld and paid by the Acquired Entities under applicable Law, including in connection with amounts paid or owing to any employee, independent contractor, creditor, member, shareholder or other Person, have been timely withheld and paid to the appropriate Taxing Authority, and all related IRS Forms W-2 and 1099 and other applicable forms required with respect thereto have been properly completed and timely filed;

(iv)    (1) no material Taxes of any Acquired Entity are being contested as of the date hereof and there are no audits, claims assessments, levies, administrative or other Tax proceedings pending or, to the Seller Parties’ Knowledge, threatened in writing regarding any Taxes of any Acquired Entity, (2) neither the Seller Parties, with respect to any Acquired Entity, nor any Acquired Entity has received from any Taxing Authority any written (A) notice indicating an intent to commence any Tax examination, audit or other proceeding, (B) notice of deficiency, proposed adjustment, notice of assessment or notice of lien with respect to Taxes (whether claimed, proposed, asserted or assessed) or (C) request for information with respect to material Taxes and (3) no Person has commenced a voluntary disclosure proceeding relating to Taxes of any Acquired Entity in any state or local or non-U.S. jurisdiction that has not been fully resolved or settled;

(v)    (1) neither the Seller Parties nor any Acquired Entity has received written notice of any Claim made in writing by a Taxing Authority in a jurisdiction where any Acquired Entity does not file Tax Returns stating that any Acquired Entity (or its beneficial owners, in respect of an Acquired Entity) is or may be subject to any Taxes, or is or may be required to file any Tax Return, in such jurisdiction and (2) no Acquired Entity has a “permanent establishment” (within the meaning of the relevant Income Tax treaty) in a country other than its country of incorporation or organization;

(vi)    (1) no Person has (A) requested or been granted an extension of the time for filing any Tax Return or paying any Tax of an Acquired Entity which has not yet been filed or paid (other than ordinary course, statutory extensions of the time for filing Income Tax Returns of an Acquired Entity for the taxable year ending December 31, 2018) or (B) waived or consented to extend any statute of limitations in respect of or with respect to any Tax or Tax Return of any Acquired Entity, which waiver is currently in effect, (2) no power of attorney is currently in effect with respect to any Taxes or Tax Returns of or with respect to any Acquired Entity and (3) there are no Tax rulings, technical advice memoranda, requests for rulings, closing agreements or similar agreements or rulings (including any request for permission with respect to a change in any accounting method) pending or in effect with any Taxing Authority relating to any Acquired Entity;

(vii)    no Acquired Entity (1) is or has been a member of a group filing an affiliated, consolidated, combined or unitary Tax Return (except for those for which the Company was the common parent), (2) has any liability for Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any analogous, comparable or similar provision of state, local or non-U.S. Law) or as a transferee or successor under any provision of applicable Law or (3) has any liability for Taxes of any other Person pursuant to a Contract, in each case, except pursuant to (A) this Agreement and (B) any commercial Contract, the principal subject matter of which is not Taxes, entered into in the ordinary course of business;

(viii)    (1) no Person will be required to make any adjustment in any respect (nor has any Taxing Authority proposed in writing any such adjustment) pursuant to Section 481 of the Code (or any comparable provision of state, local or non-U.S. Law) for any Tax period (or portion thereof) ending after the Closing Date as a result of a change in method of accounting occurring on or before the Closing Date of or with respect to any Acquired Entity and (2) no Person will be required, in respect of any Acquired Entity, to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any (A) closing agreement as described in Section 7121 of the Code (or any comparable provision of state, local or non-U.S. Law), (B) use of an improper method of accounting for a Pre-Closing Tax Period, (C) intercompany transaction or excess loss account described in Section 1502 of the Code (or any comparable provision of state, local or non-U.S. Law) occurring on or prior to the Closing, (D) installment sale or open transaction disposition made on or prior to the Closing, (E) prepaid amounts or advance payments received or paid outside the ordinary course of business prior to the Closing or deferred revenue realized or received outside the ordinary course of business prior to the Closing, (F) election under Section 108(i) of the Code made on or prior to the Closing or (G) as a result of any debt instrument held before the Closing that was acquired with “original issue discount” as defined in Section 1273(a) of the Code or subject to the rules set forth in Section 1276 of the Code;

(ix)    no Acquired Entity has, within the past six (6) years, distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code (or any analogous, comparable or similar provision of state, local or non-U.S. Law);

(x)    no Acquired Entity is a party to, is bound by or has any obligation under any Tax Sharing Agreement;

(xi)    no Acquired Entity is or has been a party to any “reportable transaction” as defined in Section 6707A(c) of the Code or Treasury Regulations Section 1.6011-4;

(xii)    none of the assets of any Acquired Entity is (1) “tax-exempt use property” under Section 168(h) of the Code, (2) “tax-exempt bond financed property” under Section 168(g) of the Code, (3) “limited use property” under IRS Revenue Procedure 2001-28, 2001-1 C.B. 1156, or (4) treated as owned by another Person under Section 168 of the Code;

(xiii)    there are no Liens related to Taxes (except any Permitted Lien) on any of the assets of any Acquired Entity;

(xiv)    the Seller Parties have made available to Parent all material documents relating to any Tax incentives, Tax holidays or other Tax reduction agreements or arrangements with or granted by any Taxing Authority applicable to any Acquired Entity, in each case, that are outside the ordinary course of business;

(xv)    each Acquired Entity is (and has been since formation) classified as a partnership or disregarded entity for all federal Income Tax purposes (and analogous state and local Income Tax purposes) and no election has been made (or is pending) to change such treatment;

(xvi)    no Acquired Entity has elected, pursuant to Section 1101(g)(4) of the Bipartisan Budget Act of 2015, or any subsequent law or guidance (including pursuant to Treasury Regulations Section 301.9100-22T) (collectively, the “Tax Act”), to “opt in” to the new partnership audit regime created under the Tax Act; and

(xvii)    the Purchased Interests represent the only outstanding equity securities of the Company and the Acquired Real Estate Subsidiaries for U.S. federal income Tax purposes.

 (b)    Section 2.13(b) of the Seller Disclosure Schedule sets forth the state and local jurisdictions in which the Acquired Entities file or pay Income Taxes (by means of withholding or otherwise) as a separate entity or where included in an affiliated, consolidated, combined or unitary Tax Return.

 (c)    The representations in Section 2.6(e) (solely to the extent related to Taxes), Section 2.7(c) (but only with respect to Section 4.1(b)(xvi)), this Section 2.13 and Section 2.14 (solely to the extent related to Taxes) shall constitute the sole and exclusive representations and warranties regarding any Taxes relating to the Acquired Entities, including any representations or warranties regarding compliance with Tax Laws, liability for Taxes, the filing of Tax Returns, and the accrual and reserves for Taxes on any financial statements or books and records of the Acquired Entities. No representation in this Section 2.13 shall be with respect to the availability or use of any Tax attribute (including a net operating loss) or Tax credit in any Post-Closing Tax Period or otherwise relate to Taxes payable in any Post-Closing Tax Period (other than the representations contained in Sections 2.13(a)(vi)(3), 2.13(a)(vii)(3), 2.13(a)(viii), 2.13(a)(x) and 2.13(a)(xv)).

Section 2.14    Employee Benefit Plans.

 (a)    There are no Company Plans, other than those set forth in Section 2.14(a) of the Seller Disclosure Schedule under the headings “Incentive Plans,” “Reinhart Foodservice, L.L.C. Employee Policies,” and “Employment Agreements.” Section 2.14(a) of the Seller Disclosure Schedule sets forth a true and complete list of all Seller Plans. The Seller Parties have made available to Parent current, accurate and complete copies of (i) for each Seller Plan and Company Plan, the plan document, the most recent summary plan description, if any, required under ERISA and all corresponding summaries of material modifications, (ii) a written summary of each material Company Plan and Seller Plan that does not have a summary plan description (the Reyes Holdings, L.L.C. Long-Term Incentive Plan, the

Reyes Holdings, L.L.C. Deferred Compensation Plan, and the Reyes Holdings, L.L.C. Deferred Compensation Plan II shall be deemed to be plans described in this clause (ii)) and (iii) all personnel, payroll and employment manuals and policies of each Acquired Entity. No Acquired Entity has any express or implied commitment to create any other employee benefit plan, program or arrangement or to modify, change or terminate any Company Plan, except for a modification, change or termination required by ERISA or the Code.

(b)    Each Seller Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination from the Internal Revenue Service stating that such Seller Plan is so qualified or is a prototype plan to whose sponsor a favorable opinion letter has been issued by the Internal Revenue Service, and nothing has occurred that caused or is reasonably likely to cause the loss of such qualification or the imposition of any penalty or Tax liability. Except to the extent that a failure to comply could reasonably be expected to result in a material Liability to an Acquired Entity, each Seller Plan has been operated in material compliance with its terms and all applicable Laws and complies in form and in operation in all material respects with all applicable Laws. Except for routine payments to be made in the ordinary course of business consistent with past practice, or except to the extent that a failure to make such payment or accrual could reasonably be expected to result in a material Liability to an Acquired Entity, all benefits, contributions and premiums required by and due under the terms of each of the Seller Plans or applicable Law have been timely paid or accrued for in accordance with the terms of each of the Seller Plans and the terms of all applicable Laws.

(c)    Except as set forth in Section 2.14(c) of the Seller Disclosure Schedule, none of the Acquired Entities nor any of their ERISA Affiliates has, within the past six (6) years, maintained, sponsored, contributed to, or had an obligation to maintain, sponsor or contribute to, or has any material Liability under or related to (i) a “defined benefit plan,” as defined in Section 3(35) of ERISA, (ii) a pension plan subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code, (iii) a “multiemployer plan,” as defined in Section 3(37) of ERISA, (iv) a “multiple employer plan” within the meaning of Section 413 of the Code, (v) a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code, (vi) an organization or trust described in Section 501(c)(17) of the Code, (vii) a “welfare benefits fund” described in Section 419(e) of the Code or (viii) a multiple employer welfare arrangement (as defined in Section 3(40) of ERISA). With respect to any “multiemployer plan” (as defined in Section 3(37) of ERISA) to which any of the Acquired Entities or any of their ERISA Affiliates has at any time within the past six (6) years sponsored, contributed to, had an obligation to contribute to or otherwise participated in, (x) the Acquired Entities and their ERISA Affiliates have, in all material respects, timely paid all contributions required (1) pursuant to any collective bargaining agreement, and (2) with respect to any assessed withdrawal liability, and (y) none of the transactions contemplated under this Agreement constitutes a transaction described under Section 4212(c) of ERISA. The Acquired Entities have no actual liability and are not reasonably expected to have any potential liability, with respect to any plan described in Section 2.14(c) of the Seller Disclosure Schedule. No current Business Employee or other or former employee, officer, director, consultant or other service provider of any Acquired Entity is or may become entitled under any Seller Plan (including any Company Plan) to receive health, life insurance or other welfare benefits (whether or not insured), beyond their retirement or other termination of service, except for health continuation coverage as required by Section 4980B of the Code.

 (d)    Except as would not and would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect, each Seller Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all respects in operational and documentary compliance with Section 409A of the Code and all Internal Revenue Service guidance promulgated thereunder.

 (e)    Except as set forth in Section 2.14(e) of the Seller Disclosure Schedule, neither the execution and delivery hereof nor the consummation of any transaction contemplated hereby shall, either alone or in combination with any other event, (i) entitle any Business Employee or service provider of any Acquired Entity to severance pay, change in control, unemployment compensation or any other similar termination payment, (ii) accelerate the time of payment or vesting, or increase the amount of or otherwise enhance any benefit due any such Business Employee or service provider of any Acquired Entity, (iii) directly or indirectly require any Acquired Entity to transfer or set aside any assets to fund any benefits under any Company Plan or (iv) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Company Plan on or following the Closing. No Acquired Entity has any obligation to gross-up, indemnify or otherwise reimburse any current or former employee, director, officer or natural person service provider of the Acquired Entities for any Tax incurred by such individual under Section 409A or 4999 of the Code.

 (f)    The consummation of the transactions contemplated hereby shall not, for any of the Seller Parties, constitute a “change in ownership or a corporation,” a “change in effective control of a corporation,” or a “change in the ownership of a substantial portion of a corporation’s assets” for purposes of Section 280G of the Code.

 (g)    Except for any benefit Claims made in the ordinary course of business, there are no Claims that have been asserted, instituted or, to the Seller Parties’ Knowledge, threatened by any Business Employee or Governmental Authority related to (i) any of the Seller Plans, (ii) the assets of any of the Seller Plans or (iii) any trustee or the plan administrator or fiduciary of the Seller Plans regarding the operation of such Seller Plans.

 (h)    Since January 1, 2016, except as would not and would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect, no Acquired Entity has incurred any Liability for any Tax, fine or penalty under the Code, ERISA or other applicable Law in connection with the existence or operation of any Seller Plan (to include any Company Plan), and no fact or event exists which could reasonably be expected to give rise to any such Liability.

 (i)    Since January 1, 2016, none of the Acquired Entities has used the services of workers provided by third-party contract labor suppliers, temporary employees, “leased employees” within the meaning of Section 414(n) of the Code or individuals who have provided services as independent contractors in a manner that could reasonably be expected to result in the disqualification of any Company Plan or, except as would not and would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect, the imposition of penalties or excise Taxes for any Company Plan by the Internal Revenue Service, the Department of Labor or any other Governmental Authority.

(j)    Since January 1, 2016, neither the Acquired Entities nor any ERISA Affiliate has engaged in or knowingly permitted to occur and, to the Seller Parties’ Knowledge, no other Person has engaged in or permitted to occur any transaction prohibited by Section 406 of ERISA or “prohibited transaction” under Section 4975(c) of the Code with respect to any Seller Plan, except for any transactions which are exempt under Section 408 of ERISA or Section 4975 of the Code or otherwise, and except for any transactions that would not and would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

(k)    Except as would not and would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect, the Acquired Entities have at all times since January 1, 2016, properly classified their employees as “full-time employees” (as such term is defined in Section 4980H of the Code and the regulations issued thereunder), or as “part time” employees, as applicable, and complied in all respects with the related PPACA reporting requirements under Sections 6055 and 6056 of the Code. The Acquired Entities are not, and would not reasonably be expected to be, subject to any penalty under Section 4980H(a) of the Code with respect to any Seller Plan that is a group health plan.

(l)    Except as would not and would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect, to the Seller Parties’ Knowledge, there does not exist, and there are no existing circumstances that would be reasonably likely to result in, any Controlled Group Liability following the Closing Date. “Controlled Group Liability” means any and all Liabilities to the Acquired Entities, as a result of having an ERISA Affiliate, under (i) Title IV of ERISA, (ii) Section 302 of ERISA, (iii) Sections 412 and 4971 of the Code, and (iv) the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.

Section 2.15    Labor Matters.

(a)    The following information with respect to the Business Employees (the “Business Employee Information”) has been made available in the Clean Room as of the date hereof: (i) employee identification number, (ii) date of hire, (iii) current annual base salary or hourly wage rate, (iv) target annual incentive compensation opportunity, (v) work location, (vi) status as exempt or non-exempt, and (vii) full-time or part-time status. Prior to Closing, the following information will be made available in the Clean Room: (A) employee name, (B) whether such individual is on a leave of absence and the expected date of return to active service and (C) payroll, benefit and demographic information necessary to transfer Business Employees to the employee benefit plans of Parent and its Affiliates in accordance with Section 4.5.

(b)    Section 2.15(b) of the Seller Disclosure Schedule describes all Collective Bargaining Agreements.

(c)    Since January 1, 2016, except as set forth in Section 2.15(c) of the Seller Disclosure Schedule, no labor union, trade union, labor organization or group of employees of any Acquired Entity has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Seller Parties’ Knowledge, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority with respect to any employees of an Acquired Entity. To the Seller Parties’ Knowledge, since January 1, 2016, except as set forth in Section 2.15(c) of the Seller Disclosure Schedule, there have been no union organizing activities related to any employees of any Acquired Entity.

(d)    Since January 1, 2016, except as set forth in Section 2.15(d) of the Seller Disclosure Schedule, with respect to any Collective Bargaining Agreement: (i) there has been no actual, or to the Seller Parties’ Knowledge, threatened material arbitrations, material grievances, strikes, lockouts, slowdowns, work stoppages or material labor-related disputes (collectively, “Labor Disputes”) against any Acquired Entity, and no such Labor Disputes are pending and (ii) none of the Acquired Entities or, to the Seller Parties’ Knowledge, any of their employees or Representatives, have committed any unfair labor practice as defined in the National Labor Relations Act. Except as set forth in Section 2.15(d) of the Seller Disclosure Schedule, the Acquired Entities (1) are not in material violation of any Collective Bargaining Agreement or Law pertaining to labor, employment or employment practices including all Laws regarding worker classification, health and safety, wages and hours, labor relations, employment discrimination, disability rights or benefits, equal opportunity, immigration, plant closures and layoffs, affirmative action, employee leave issues, unemployment insurance and workers’ compensation and (2) are not, and have not been since January 1, 2016, a party to any Claim alleging a material violation of any Collective Bargaining Agreement or Law pertaining to labor, employment or employment practices, nor, to the Seller Parties’ Knowledge, is any such Claim pending or threatened.

(e)    Except as set forth in Section 2.15(e) of the Seller Disclosure Schedule, the Acquired Entities, since January 1, 2016, in all material respects: (i) have properly classified and treated all of their workers as independent contractors or employees, (ii) have properly classified and treated all of their employees as “exempt” or “nonexempt” in compliance with all applicable Laws pertaining to wages and hours, overtime requirements and taxes, (iii) are not delinquent in any payments to, or on behalf of, any current or former independent contractors or employees of any Acquired Entity for any services, benefits or amounts required to be reimbursed or otherwise paid or provided, (iv) have withheld and reported all amounts required by Law or by agreement to be withheld and reported related to wages, salaries, fees and other payments to any current or former independent contractors or employees of any Acquired Entity and (v) are not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority related to unemployment compensation benefits, social security or other benefits or obligations for any current or former independent contractors or employees of any Acquired Entity (except for routine payments to be made in the ordinary course of business consistent with past practice). Since January 1, 2016, except as set forth in Section 2.15(e) of the Seller Disclosure Schedule, none of the Acquired Entities have been subject to any audit or investigation by any Governmental Authority related to its employee classification or wage and hour practices or compliance.

(f)    Except as set forth in Section 2.15(f) of the Seller Disclosure Schedule, since January 1, 2016, no Acquired Entity is or has been (i) a “contractor” or “subcontractor” (as defined by Executive Order 11246), or (ii) required to comply with Executive Order 11246.

(g)    Except as set forth in Section 2.15(g) of the Seller Disclosure Schedule, to the Seller Parties’ Knowledge, no employee of any Acquired Entity is in violation of any material term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other obligation (i) to any Acquired Entity or (ii) to a former employer of any such employee relating (1) to the right of any such employee to be employed by any Acquired Entity or (2) to the knowledge or use of Trade Secrets or proprietary information.

(h)    Since January 1, 2016, the Acquired Entities have been in material compliance with all notice and other requirements under the federal Worker Adjustment and Retraining Notification Act or any similar applicable state or local Law (collectively, the “WARN Act”). In the ninety (90) days prior to the date hereof, none of the Acquired Entities have (i) effectuated a “plant closing” (as defined in the WARN Act), (ii) effectuated a “mass layoff” (as defined in the WARN Act) or (iii) undertaken any other similar action requiring notice.

(i)    Since January 1, 2016, none of the Acquired Entities has become a party to a settlement agreement with a current or former officer, employee or independent contractor of any Acquired Entity that involves allegations relating to sexual harassment by any officer or director of any Acquired Entity. To the Seller Parties’ Knowledge, since January 1, 2016, no allegations of sexual harassment have been made against any officer or director of any Acquired Entity.

Section 2.16    Environmental Matters. Except as set forth in Section 2.16 of the Seller Disclosure Schedule:

(a)    (i) Each Acquired Entity is and since January 1, 2016 has been in material compliance with all applicable Environmental Laws, and (ii) between January 1, 2016 and the date hereof, none of the Seller Parties or any of the Acquired Entities has received any written communication or, to the Seller Parties’ Knowledge, oral communication from a Governmental Authority that alleges that any of the Acquired Entities is not in material compliance with applicable Environmental Laws.

(b)    (i) The Acquired Entities have obtained all of the material Environmental Permits (“Material Environmental Permits”) required for the construction, modification, operation and maintenance of their businesses, operations and assets, (ii) all such Material Environmental Permits that are required by Environmental Law to remain in effect are in effect, (iii) no appeal nor any other action is pending to revoke any such Material Environmental Permit and (iv) the Acquired Entities are in material compliance with all terms and conditions of such Material Environmental Permits.

(c)    There is no material Environmental Claim pending or, to the Seller Parties’ Knowledge, threatened against the Acquired Entities or, to the Seller Parties’ Knowledge, against any Person whose liability for any Environmental Claim any of the Acquired Entities has retained or assumed either contractually or by operation of law. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Acquired Entities taken as a whole, to the Seller Parties’ Knowledge, there are no facts, circumstances or conditions that could reasonably be expected to result in one (1) or more Environmental Claims against any of the Acquired Entities.

(d)    None of the Acquired Entities nor any of the real property owned, operated or leased by the Acquired Entities is subject to an Order pursuant to Environmental Law or with respect to Hazardous Materials.

(e)    There has not been any Release of any Hazardous Materials at any of the real properties currently owned, leased, operated or used by the Acquired Entities, or to the Seller Parties’ Knowledge, at any real properties formerly owned, leased, operated or used by any of the Acquired Entities or at any real properties currently or formerly owned, leased, operated or used by any former subsidiaries of the Company or any of the Acquired Entities, that, individually or in the aggregate, would reasonably be expected to: (i) result in a material liability pursuant to Environmental Law; or (ii) materially interfere with the operation of the businesses or assets of any of the Acquired Entities.

(f)    None of the Acquired Entities is subject, by agreement or operation of law, for any material liabilities arising pursuant to Environmental Law of any other Person, including, without limitation, any former owner or operator of the real properties currently or formerly owned, leased, operated or used by the Acquired Entities, or in connection with any former subsidiaries of the Company or any of the Acquired Entities.

(g)    The Seller Parties have made available to Buyer all material assessments, reports, data, results of investigations or audits that are in the possession of or reasonably available to it pertaining to the environmental condition of any of the properties of the Acquired Entities, compliance (or noncompliance) with applicable Environmental Laws, pending Environmental Claims, and any Orders relating to Environmental Laws or Hazardous Materials that have outstanding affirmative actions to be implemented.

Section 2.17    Insurance. As of the date hereof, the Seller Parties have made available to Parent all material Insurance Policies in effect as of the date hereof, except for any Seller Insurance Arrangement for which coverage is provided on a claims-made basis (provided that any Seller Insurance Arrangement may have been made available only in summary or redacted form). Except as set forth in Section 2.17 of the Seller Disclosure Schedule and except as would not and would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect, (a) the Insurance Policies are in full force and effect and will not, with respect to pre-Closing periods, be terminated as a result of the Closing, (b) none of the Seller Parties nor any of the Acquired Entities has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any Insurance Policy, (c) all premiums due on the Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy, (d) except for the Seller Insurance Arrangements, the Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability, (e) all Insurance Policies are valid and binding in accordance with their terms and have not been subject to any lapse in coverage, (f) there are no Claims pending under any Insurance Policy as to which coverage is being denied or disputed or in respect of which there is an outstanding reservation of rights, and (g) none of the Seller Parties nor any of the Acquired Entities is in default under, or is otherwise not in compliance with, any Insurance Policy. As used herein, “Insurance Policy” means any policies or binder of fire, liability, professional liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance (excluding any umbrella or excess policies) (1) maintained by any Acquired Entity or (2) under which any Acquired Entity is an insured or beneficiary or maintained by the Seller Parties or any of their respective Affiliates and relating to the assets, business, operations, employees, officers and managers of any Acquired Entity (the polices or binders contemplated by this clause (2), “Seller Insurance Arrangements”).

Section 2.18    Key Suppliers and Key Customers. The following information has been made available in the Clean Room as of the date hereof: (a) the twenty-five (25) largest suppliers of products for resale of the Acquired Entities, taken as a whole, measured by amounts paid by the Acquired Entities, taken as a whole, during the period beginning on January 1, 2018 and ending on May 31, 2019 (each, a “Key Supplier”) and (b) the twenty-five (25) largest customers of the Acquired Entities, taken as a whole, measured by amounts paid to the Acquired Entities, taken as a whole, during the period beginning on January 1, 2018 and ending on May 31, 2019 (each, a “Key Customer”). No Key Supplier or Key Customer has provided written notice (or, to the Seller Parties’ Knowledge, oral notice) to any Acquired Entity or any of its Affiliates that it intends to terminate its business relationship with any Acquired Entity.

Section 2.19    Sufficiency of Assets. On the Closing Date (assuming the receipt of all Consents set forth in Section 2.3(a)(iii) of the Seller Disclosure Schedule), except as set forth in Section 2.19 of the Seller Disclosure Schedule and except for the assets made available pursuant to the TSA, the assets (tangible and intangible) of the Acquired Entities shall constitute all of the assets (tangible and intangible) necessary, and such assets (tangible and intangible) shall be sufficient, to conduct the businesses of the Acquired Entities immediately following the Closing in all material respects as such businesses are conducted as of the date hereof and as of immediately prior to the Closing; provided, however, that nothing in this Section 2.19 shall be deemed to constitute a representation or warranty as to the adequacy of the amounts of cash, cash equivalents or Net Working Capital (or the availability of the same).

Section 2.20    Food Safety.

 (a)    Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect, since January 1, 2016, the Acquired Entities have complied and are in compliance with (i) the applicable provisions of the Federal Food, Drug, and Cosmetic Act and the applicable regulations and requirements adopted by the U.S. Food and Drug Administration (the “FDA”) thereunder, the applicable statutes, regulations and requirements of the U.S. Department of Agriculture (the “USDA”), all applicable statutes enforced by the FTC and the applicable FTC regulations and requirements and any applicable requirements established by any state, local or foreign Governmental Authority responsible for regulating food products (together with the FDA and the USDA, collectively, the “Food Authorities”) and (ii) all terms and conditions imposed in any Permits granted to the Acquired Entities by any Food Authority.

 (b)    Except as (i) set forth in Section 2.20(b) of the Seller Disclosure Schedule or (ii) has not resulted in, and would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect: (1) since January 1, 2016, no Acquired Entity has voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, market withdrawal or replacement relating to an alleged lack of safety or regulatory compliance of any product (excluding, for the avoidance of doubt, compliance with recalls initiated by a third party), and (2) there has been no presence, release or exposure to any food contaminants or adulterants, food poisoning, pests, mold or microbial agents due to any Acquired Entity’s noncompliance with Food Safety Laws, and there has not been any facility shutdown or other food-related condition with respect to the business or products of any Acquired Entity, in each case, that has given or would give rise to any liability or obligation of any Acquired Entity under Food Safety Laws.

Section 2.21    Related-Party Transactions. (a) No Related Person is a party to any Contract or transaction (including any Credit Support Arrangement for the benefit of any Related Person and any intercompany payables or receivables, including outstanding Indebtedness) with any of the Acquired Entities or, except for Sellers’ and Holdings’ ownership of the Purchased Company LLC Interests and Real Estate Seller’s ownership of the Purchased Real Estate LLC Interests, has any direct or indirect interest in any assets used by any of the Acquired Entities and (b) except for Sellers’ and Holdings’ ownership of the Purchased Company LLC Interests or Real Estate Seller’s ownership of the Purchased Real Estate LLC Interests, no Related Person has any direct or indirect ownership interest in any of the properties leased by any of the Acquired Entities or the Persons who own such properties (any Contract, commitment, transaction and Liabilities contemplated by the foregoing clauses (a)-(b) above, a “Related-Party Transaction”), except for Company Debt Agreements or as otherwise disclosed in Section 2.21 of the Seller Disclosure Schedule. As used herein, “Related Person” means (i) the Seller Parties, (ii) any Affiliate of any Seller Party, (iii) any Affiliate of the Acquired Entities or (iv) any “associate” or any member of the “immediate family” (as such terms are defined in Rules 12b-2 and 16a-1 under the Securities Exchange Act of 1934, respectively) of any Person identified in the foregoing clauses (i)–(iii), in each case, except for any Acquired Entity.

Section 2.22    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other similar fee or commission in connection with the transactions contemplated hereby based on arrangements made, directly or indirectly, by or on behalf of the Seller Parties, any Acquired Entity or any of their respective Affiliates.

Section 2.23    Independent Investigation.

 (a)    The Seller Parties acknowledge and agree that they have conducted their own inquiry and independent investigation of the transactions contemplated hereby and after such investigation confirms that the express representations and warranties set forth herein are the sole representations and warranties on which the Seller Parties are relying in making their respective determination to enter into this Agreement and consummate the transactions contemplated hereby and the Seller Parties are relying solely on such express representations and warranties of Parent and Buyer expressly contained herein.

 (b)    The Seller Parties further acknowledge and agree that, except as expressly set forth in Article III, (i) neither Parent nor Buyer makes any express or implied warranty of any kind whatsoever, at law or in equity, including through email or in any other form in expectation of, or in connection with, the transactions contemplated hereby, or in respect of any other matter or thing whatsoever, and (ii) no representations or warranties are made, or have been made, by Parent, Buyer or any of their respective Representatives (including, for the sake of clarity, their respective officers, managers, members, employees or agents) with respect to the accuracy or completeness of any information or materials distributed by or on behalf of Parent, Buyer or their respective Representatives, and none of them shall have any liability of any nature to the Seller Parties arising out of the use of any such information.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER

Parent and Buyer jointly and severally represent and warrant to the Seller Parties as follows:

Section 3.1    Due Organization and Good Standing. Each of Parent and Buyer has been duly organized and is validly existing and in good standing under the Laws of the State of Delaware and has all requisite Entity power and authority to own, lease and operate its assets and to conduct its businesses in the manner in which its businesses are currently being conducted.

Section 3.2    Authority; Binding Nature of Agreement. Each of Parent and Buyer has all necessary Entity power and authority to execute and deliver this Agreement, to perform and comply with its covenants and agreements hereunder and to consummate the transactions contemplated hereby. Each of Parent’s and Buyer’s execution and delivery hereof, their respective performance and compliance with their respective covenants and agreements hereunder and their respective consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on their respective parts, and no other corporate proceedings on their respective parts are necessary to authorize this Agreement, their respective performance of or compliance with their respective covenants and agreements hereunder or the consummation of the transactions contemplated hereby. Each of Parent and Buyer has duly executed and delivered this Agreement and, assuming each Seller Party’s due authorization, execution and delivery hereof, this Agreement is each of Parent’s and Buyer’s legal, valid and binding obligation, enforceable against it in accordance with the terms hereof, except as limited by the Bankruptcy and Equitable Exceptions.

Section 3.3    Noncontravention; Consents.

 (a)    Each of Parent’s and Buyer’s execution and delivery hereof does not, their respective performance of and compliance with their respective covenants and agreements hereunder shall not, and the consummation of the transactions contemplated hereby shall not, (i) violate the Organizational Documents of Parent or Buyer, (ii) subject to making the Filings and obtaining the Consents contemplated by Section 3.3(b), violate any Law or (iii) breach, result in the loss of any benefit under, be a default (or an event that, with or without notice or lapse of time, or both, would be a default) under, result in the termination, cancelation or amendment of or a right of termination, cancelation or amendment under, accelerate the performance required by, or result in the creation of any Lien on any of the respective properties or assets of Parent or Buyer under, any Contract to which Parent or Buyer is a party or by which any asset of Parent or Buyer is bound or affected, and, in the case of the foregoing clauses (ii) and (iii), as would not and would not reasonably be expected to result in, individually or in the aggregate, a material adverse effect on Parent’s or Buyer’s ability to comply with their respective covenants or agreements hereunder.

 (b)    Parent’s and Buyer’s respective execution and delivery hereof does not, their respective performance of and compliance with their respective covenants and agreements hereunder shall not, and the consummation of the transactions contemplated hereby shall not, require Parent or Buyer to make any Filing with or to, or to obtain any Consent of, any Governmental Authority, except for the following:

(i)      any Filings required by the Exchange Act, the Securities Act or the rules and regulations of the NYSE;

(ii)     the HSR Clearance and Filings in connection therewith; and

(iii)    any Filing or Consent the failure of which to make or receive would not and would not reasonably be expected, individually or in the aggregate, to prevent, materially delay or materially impede Parent’s or Buyer’s ability to consummate any transaction contemplated hereby.

Section 3.4    Ownership and Operations of Buyer. Parent owns of record all of the outstanding Equity Securities of Buyer. Buyer was formed solely for the purpose of engaging in the transactions contemplated hereby and has no assets, liabilities or obligations of any nature, except for those incident to its formation and under the transactions contemplated hereby, and prior to the Closing, shall not have engaged in any other business activities except for those relating to such transactions.

Section 3.5    Claims; Orders. There is no material Claim pending (or, to Parent’s Knowledge, threatened) against Parent or Buyer, and there is no material Order outstanding against Parent or Buyer or to which Parent or Buyer are subject, in each case, that would or would reasonably be expected to result in, individually or in the aggregate, a material adverse effect on Parent’s or Buyer’s ability to comply with their respective covenants or agreements hereunder or consummate the transactions contemplated hereby.

Section 3.6    Financing. Parent and Buyer have on the date hereof sufficient funds (or commitments for all such funds), and at Closing will have sufficient funds, required in order to consummate the transactions contemplated herein, on the terms hereof and pay the related fees and expenses. Concurrently with the Parties’ execution and delivery hereof, Parent delivered to Holdings a true, complete and correct copy of the executed commitment letter, together with all schedules, annexes, attachments and exhibits thereto, from Credit Suisse Loan Funding LLC, Credit Suisse AG, Cayman Islands Branch, Wells Fargo Securities, LLC and

Wells Fargo Bank, National Association (each of the foregoing financial institutions, together with any of its designated affiliates of similar creditworthiness, collectively, the “Lenders”), dated as of the date hereof (the “Commitment Letter”), pursuant to which the Lenders have committed, subject to the terms and conditions set forth therein, to provide debt financing (the “Financing”) to Parent in the amounts described therein for the purposes of funding the transactions contemplated hereby and the related fees and expenses. As of the date hereof, the Commitment Letter is in full force and effect and has not been withdrawn or terminated or otherwise amended, supplemented or modified in any respect. The Commitment Letter, in the form so delivered, is a legal, valid and binding obligation of Parent, Buyer and, to Parent’s Knowledge, the other parties thereto, enforceable in accordance with its terms except as limited by the Bankruptcy and Equitable Exceptions. Other than the Commitment Letter, there is no agreement, side letter or arrangement relating to the Financing that could adversely affect the conditionality of the Financing, and the Commitment Letter contains all of the conditions precedent to the obligations of the parties thereunder to make the Financing available to Parent on the terms therein. Other than as expressly set forth in the Commitment Letter and in any related fee letters (of which Parent has delivered true and complete copies, redacted to remove fee amounts and other economic terms, to Holdings on or prior to the date hereof), there are no other agreements, side letters or arrangements relating to the Financing that could affect the amount or availability of the Financing. The Commitment Letter is not subject to any contingency or condition of any kind whatsoever, including any subsequent approval process, related to the funding of the full amount of the Financing contemplated by the Commitment Letter (including any “flex” provisions or similar provisions affecting the structure, pricing, maturity, amortization or any other terms) other than as set forth in the executed copies thereof attached hereto and in the related fee letters provided in connection therewith. As of the date hereof, assuming that the representations and warranties in Article II are true and correct in all material respects, no event has occurred which, with or without notice, lapse of time or both, would (i) constitute a default or breach of Parent or Buyer, or, to Parent’s Knowledge, of any other party thereto, under any term or condition of the Commitment Letter; (ii) make any of the assumptions or any of the statements set forth in the Commitment Letter inaccurate in any material respect; (iii) result in any of the conditions to the funding of the Financing on the Closing Date in the Commitment Letter not being satisfied; or (iv) otherwise result in or would reasonably be expected to result in any portion of the Financing not being available to Parent on the Closing Date. As of the date hereof, no party to the Commitment Letter has notified Parent or Buyer of its intention to terminate the Commitment Letter or not to provide the Financing. Assuming satisfaction of the conditions in Section 5.1 and Section 5.2, as of the date hereof, neither Parent nor Buyer has reason to believe that it will be unable to satisfy, on a timely basis, any term or condition of closing to be satisfied by it with respect to the Commitment Letter or that the full amount of the Financing will not be available as of the Closing. As of the date hereof, Parent has fully paid any and all commitment fees or other fees required by the Commitment Letter (or any related fee letter or engagement letter) to be paid on or before the date hereof. Neither the Commitment Letter nor any related fee letter or engagement letter contains any commitment fee or other fee payable by the Seller Parties or any of their respective Subsidiaries or Affiliates prior to Closing. The aggregate proceeds from the Financing constitute all of the financing required to be provided by Parent for the consummation of the transactions hereby on the Closing Date, and are sufficient for the satisfaction of all of Parent’s obligations under this Agreement, including the consummation of the transactions contemplated hereby on the Closing Date and payment of the related fees and expenses.

Section 3.7    Brokers. No broker, finder or investment banker is entitled to any brokerage, investment banker’s, finder’s or other similar fee or commission in connection with the transactions contemplated hereby based on arrangements made, directly or indirectly, by or on behalf of Parent, Buyer or any of their respective Affiliates, except for any such fee or commission payable solely by Parent, Buyer or their respective Affiliates.

Section 3.8    Solvency. Assuming that the representations and warranties in Article II are true and correct in all material respects, the transactions contemplated hereby (including any financings to be undertaken in connection therewith) will not, as of immediately following Closing, render the Company or any Company Subsidiary insolvent, such that (i) the Company or any Company Subsidiary will have incurred debts beyond its ability to pay such debts as they mature or become due, (ii) the then present fair saleable value of the assets of the Company and each Company Subsidiary will not exceed the amount that will be required to pay its probable liabilities (including the probable amount of all contingent liabilities) and its debts as they become absolute and matured, (iii) the assets of each Company or any Company Subsidiary, in each case at a fair valuation, will not exceed its respective debts (including the probable amount of all contingent liabilities) or (iv) the Company or any Company Subsidiary will have unreasonably small capital to carry on its business as presently conducted or as proposed to be conducted. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of the Company or any Company Subsidiary.

Section 3.9    Purchase for Investment. Buyer is purchasing the Purchased Interests for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. Buyer (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Purchased Interests and is capable of bearing the economic risks of such investment.

Section 3.10    Independent Investigation; Non-Reliance on Extra-Contractual Representations, Warranties, Assurances, Inducements or other Actions or Omissions.

 (a)    Each of Parent and Buyer acknowledges and agrees that it has conducted its own inquiry and independent investigation of the financial condition, assets, liabilities, properties and projected operations of the Company, the Company Subsidiaries and the Acquired Real Estate Subsidiaries and after such investigation confirms that the express representations and warranties set forth herein are the sole representations and warranties on which each of Parent and Buyer is relying in making its determination to enter into this Agreement and consummate the transactions contemplated hereby and each of Parent and Buyer is relying solely on such express representations and warranties of the Seller Parties expressly contained herein.

 (b)    Each of Parent and Buyer further acknowledges and agrees that, except as expressly set forth in Article II (and the Seller Disclosure Schedule), (i) neither the

Company, the Company Subsidiaries, the Acquired Real Estate Subsidiaries nor the Seller Parties make any express or implied warranty of any kind whatsoever, at law or in equity, including in respect of the Company, the Company Subsidiaries or the Acquired Real Estate Subsidiaries or any of the their respective businesses, assets, liabilities, operations, prospects or condition (financial or otherwise), including with respect to merchantability or fitness for any particular purpose or the physical condition or value of any assets, the nature or extent of any liabilities, the profitability, earnings performance or prospects of the business of the Company, the Company Subsidiaries or the Acquired Real Estate Subsidiaries, the effectiveness or the success of any operations or the accuracy or completeness of any confidential information memoranda, documents, projections, material or other information (financial or otherwise) regarding the Company, the Company Subsidiaries or the Acquired Real Estate Subsidiaries furnished to Parent, Buyer or their Representatives or made available to Parent, Buyer or their Representatives, including through or in any management presentation, data room (including any electronic data sharing or information exchange website or media) or email or in any other form in expectation of, or in connection with, the transactions hereby, or in respect of any other matter or thing whatsoever, (ii) no representations or warranties are made, or have been made, by the Seller Parties, the Company, the Company Subsidiaries, the Acquired Real Estate Subsidiaries or any of their respective Representatives (including for the sake of clarity, their respective officers, managers, members, employees or agents) with respect to the accuracy or completeness of any information or materials distributed by or on behalf of the Company, the Company Subsidiaries, the Acquired Real Estate Subsidiaries or their respective Representatives, and none of them shall have any liability of any nature to Parent or Buyer arising out of the use of any such information and (iii) each of Parent and Buyer acknowledges and agrees that any estimates, forecasts or projections furnished or made available to it concerning the Company, the Company Subsidiaries or the Acquired Real Estate Subsidiaries (including in the contents of the confidential information memorandum, any management presentation and in any data room or diligence materials) regarding its properties, business or assets may not have been prepared in accordance with GAAP or standards applicable under the Securities Act, and such estimates, and the estimates reflected in the Financial Statements and the Monthly Financial Statements, reflect numerous assumptions and are subject to material risks and uncertainties.

ARTICLE IV

COVENANTS AND AGREEMENTS

Section 4.1    Interim Operations of the Acquired Entities.

 (a)    From the date hereof until the Closing, except (i) as expressly permitted by this Agreement (including the transactions described in Section 4.19, Section 4.20, Section 4.21, Section 4.22 and Section 4.23), (ii) as disclosed in Section 4.1(a) of the Seller Disclosure Schedule, (iii) as required by Law or (iv) as Parent may otherwise consent in writing (which consent may not be unreasonably withheld, conditioned or delayed), (A) the Seller Parties shall use commercially reasonable efforts to cause the Acquired Entities to carry on their businesses in the ordinary course consistent, in all material respects, with past practice and (B) to the extent consistent therewith, use commercially reasonable efforts to preserve its business and goodwill and its relationships with Governmental Authorities, customers, suppliers, landlords and other persons with which it has material business relations, and to keep available the services of its current officers and employees.

 (b)    Without limiting the generality of Section 4.1(a), except (w) as expressly permitted by this Agreement (including the transactions described in Section 4.19, Section 4.20, Section 4.21, Section 4.22 and Section 4.23), (x) as disclosed in Section 4.1(b) of the Seller Disclosure Schedule, (y) as required by Law or (z) as Parent may otherwise consent in writing (which consent may not be unreasonably withheld, conditioned or delayed), the Seller Parties shall cause each Acquired Entity not to:

(i)        amend its Organizational Documents;

(ii)       adjust, split, combine, amend the terms of or reclassify any shares of its capital stock;

(iii)      declare, set aside or pay any dividend or distribution (except for any dividend or distribution payable solely in cash) on any of its Equity Securities;

(iv)      enter into any Contract related to the voting of its capital stock;

(v)       merge or consolidate with any other Person or restructure, reorganize, recapitalize, dissolve or completely or partially liquidate (or adopt a plan of liquidation);

(vi)      acquire any Equity Security of any Entity (except for an Acquired Entity);

(vii)     acquire, individually or in the aggregate, any material asset from any other Person (except for an Acquired Entity), except for the acquisition of inventory in the ordinary course of business consistent with past practice in all material respects;

(viii)    issue, sell, grant, dispose of or transfer, or authorize the issuance, sale, grant, disposition or transfer of, any Equity Security of any Acquired Entity;

(ix)      sell, transfer, lease, sublease or license to any Third Party, or encumber (except for Permitted Liens), any asset (including Real Property) with a value in excess of $5,000,000 individually or in the aggregate, other than, in each case, (1) in connection with any transaction solely between or among Acquired Entities, (2) in connection with any sale of products or inventory to customers in the ordinary course of business consistent with past practice in all material respects, and (3) the sale of obsolete, worn-out or excess equipment or assets in the ordinary course of business consistent with past practice in all material respects;

(x)       except in the ordinary course of business consistent with past practice in all material respects, assign, transfer, lease, license, allow to lapse, cancel, abandon or otherwise dispose of, or agree to sell, assign, transfer, lease, license, permit to lapse, cancel, abandon or otherwise dispose of or encumber any IP Rights owned or purported to be owned by any Acquired Entity or licensed to any Acquired Entity;

(xi)      repurchase, redeem or otherwise acquire any shares of its capital stock (or other like equity interests or any rights), warrants or options to acquire such shares or interests;

(xii)     incur any Indebtedness, except (1) for Indebtedness (other than indebtedness for borrowed money) incurred in the ordinary course of business consistent with past practice in all material respects or (2) for indebtedness for borrowed money to the extent included in the Company Payoff Amounts;

(xiii)    except as required by applicable Laws or the terms of a Seller Plan in existence as of the date hereof or otherwise in the ordinary course of business consistent with past practice in all material respects, (1) materially increase the compensation of any Business Employee, except for such increases as are (A) given in connection with a promotion or increase in duties or responsibilities, (B) necessary to bring such Acquired Entity’s rate of compensation for the applicable Business Employee in line with the prevailing compensation rate in markets in which such Acquired Entity operates or (C) in response to employee demands or to match offers from competitors, (2) accelerate the vesting or payment of any compensation or benefits of any Business Employee or service provider of the Acquired Entities, (3) adopt, enter into, amend or terminate any Company Plan (or any plan, program, agreement or arrangement that would be a Company Plan if in effect on the date hereof), (4) grant or provide any severance or termination payments or termination benefits to any Business Employee or current or former director, officer, employee or service provider of the Acquired Entities, (5) transfer the employment of any Business Employee (except for any Business Employee whose primary responsibility relates to information technology, finance or accounting) to any Seller Party or any of its Affiliates (other than the Company), or (6) enter into, terminate or amend any Collective Bargaining Agreement;

(xiv)    (1) enter into, adopt, materially amend, materially extend or terminate any Material Contract, except in the ordinary course of business consistent with past practice in all material respects or, with respect to amendments and extensions, otherwise on terms that are no less favorable in the aggregate to the Acquired Entities, or (2) enter into any Material Contract described Sections 2.10(a)(i), 2.10(a)(v), 2.10(a)(vi), 2.10(a)(vii), 2.10(a)(ix) or 2.10(a)(xvi), whether or not in the ordinary course of business consistent with past practice;

(xv)     change any of its methods of accounting or accounting practices in any material respect, except for changes generally made across substantially all of the other businesses of the Seller Parties and their respective Affiliates or as may be required by applicable Laws or GAAP;

(xvi)    (1) make any material Tax election inconsistent with past practice, or change or revoke any Tax election, (2) surrender or compromise any right to claim a Tax refund, (3) file any amended Tax Return, (4) settle or compromise any material Tax claim, notice, audit, assessment or other proceeding relating to Non-Income Taxes, except for any such settlement or compromise for an amount not in excess of $50,000 individually or $300,000 in the aggregate; provided that the Seller Parties shall obtain Parent’s prior written consent (not to be unreasonably withheld, conditioned or delayed) prior to settling or compromising any claim, notice, audit, assessment or other proceeding relating to Non-Income Taxes that would reasonably be expected to have a material adverse effect on Parent, Buyer or any of their Affiliates (including, after the Closing, the Acquired Entities) in a Post-Closing Tax Period, (5) change any method of Tax accounting or Tax accounting period, (6) enter into any agreement affecting any material Tax liability or refund or file any request for rulings or special Tax incentives with any Taxing Authority, (7) enter into any Tax Sharing Agreement, (8) extend or waive the statute of limitations period applicable to any Tax or Tax Return or (9) take or permit any other Person to take any action that would reasonably be expected to result in a change of any Acquired Entity’s Tax classification;

(xvii)     fund any capital expenditure in any calendar quarter, except for capital expenditures that (1) as of the last day of any calendar quarter, when added to all other capital expenditures made by the Acquired Entities during such calendar year-to-date (other than capital expenditures made pursuant to the following clause (2) or (3)), would not exceed by more than 10% the aggregate amount budgeted for capital expenditures for such calendar year-to-date (as disclosed in Section 4.1(b)(xvii)(1) of the Seller Disclosure Schedule), (2) are for maintenance, repairs and replacements that are reasonably prudent as a result of casualties, accidents or emergencies or (3) are incurred in connection with the projects disclosed in Section 4.1(b)(xvii)(3) of the Seller Disclosure Schedule;

(xviii)    (1) settle, compromise, forgive or cancel any material Liability in favor of, or any material Claim of, an Acquired Entity, other than in the ordinary course of business consistent with past practice in all material respects, or (2) settle or compromise any Claim against an Acquired Entity where the settlement or compromise involves material injunctive or other material equitable relief against any Acquired Entity;

(xix)      make any loan or advance to, or any investment in (either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets of), any Person (other than an Acquired Entity), other than extensions of credit terms to customers and customer bonuses in the ordinary course of business consistent with past practice in all material respects;

(xx)       incur any Lien on any material asset of, or used by, any Acquired Entity, except for any Permitted Lien; or

(xxi)      enter into a Contract to take any of the actions described in this Section 4.1(b).

 (c)    Notwithstanding any of the foregoing to the contrary, nothing contained in this Section 4.1 or otherwise herein is intended to give Parent, directly or indirectly, the right to control or direct the operations of the businesses of the Acquired Entities prior to the Closing. Subject to the Seller Parties’ respective covenants and agreements herein, prior to the Closing, the Seller Parties and the Acquired Entities shall exercise, consistent with the terms and conditions hereof, complete control and supervision over their respective businesses and operations.

Section 4.2    Exclusive Dealing; No Dispositions.

(a)    Prior to the Closing, each Seller Party shall not, and shall not permit any of its Representatives to, take any action to knowingly encourage, initiate or engage in, or permit to exist or continue, any discussions or negotiations with any Person (except for Parent, Buyer or their respective Representatives), or enter into any Contract with any Person (except for Parent, Buyer or their respective Representatives), concerning (i) any purchase, acquisition, issuance or disposition of any Equity Securities of any Acquired Entity, (ii) any merger, business combination, recapitalization or similar transaction involving any Acquired Entity or (iii) any sale, assignment, transfer, lease, license or other disposition of any material portion of the assets of the Acquired Entities (taken as a whole) (except to the extent otherwise permitted by Section 4.1(b)).

(b)    Prior to the Closing, except for the Pre-Closing Reorganization, each Seller Party shall not, and shall cause its Affiliates not to, (i) issue, sell, grant, dispose of or transfer any Purchased Company LLC Interests or any Equity Securities of Real Estate Seller, (ii) permit Real Estate Seller to issue or sell any Equity Securities to any Person, except for a wholly owned Subsidiary of Seller or (iii) permit Real Estate Seller to issue, sell, grant, dispose of or transfer any Purchased Real Estate LLC Interests.

Section 4.3    Consents, Approvals and Filings; Other Actions.

(a)    Subject to the terms and conditions hereof, each Party shall use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable, to the extent permitted by applicable Law, to cause the conditions in Article V to be satisfied as promptly as reasonably practicable after the date hereof (with the timing for pursuing the Regulatory Approval Process determined in accordance with Section 4.3(b)) and in any event prior to the Outside Date (as it may be extended under Section 6.1(b)(i)), including making all Filings related to the HSR Clearance that are necessary, proper or advisable to consummate the Acquisition. In addition, the Seller Parties shall, and shall cause the Acquired Entities to, use commercially reasonable efforts to obtain all Consents set forth in Section 4.3(a) of the Seller Disclosure Schedule (the “Specified Consents”); provided, however, that (i) neither the Seller Parties nor any Acquired Entity shall be required to make, or commit or agree to make, any concession or payment to, or incur any Liability to, any such Person to obtain any Specified Consent and (ii) no Acquired Entity shall make, or commit or agree to make, any concession or payment to, or incur any Liability to, any such Person to obtain any Specified Consent without Parent’s prior written consent, except to the extent that any such Liability is discharged and terminated in full prior to the Closing.

(b)    In furtherance of Section 4.3(a), Parent (i) shall use reasonable best efforts to defend against any action, proceeding, suit or other litigation commenced by the Antitrust Division of the Department of Justice (the “Antitrust Division”), the Federal Trade Commission (the “FTC”) or any state attorney general in connection with the Acquisition and (ii) use reasonable best efforts to (1) resolve objections, if any, that the Antitrust Division, the FTC or any state attorney general asserts under any applicable Law with respect to the Acquisition and (2) avoid or eliminate each and every impediment under any applicable Law asserted by the Antitrust Division, the FTC or any state attorney general with respect to the

Acquisition, in each case, to the extent necessary to cause the conditions set forth in Section 5.1(a) to be satisfied as promptly as reasonably practicable after the date hereof (with the timing for pursuing the Regulatory Approval Process determined in accordance with Section 4.3(c)), and in any event prior to the Outside Date (as it may be extended under Section 6.1(b)(i)); provided, however, that, notwithstanding anything to the contrary herein, (A) neither Parent nor any of its Affiliates shall be required to take or cause to be taken, do or cause to be done, propose, negotiate, commit to, suffer, agree to or effect any Burdensome Condition and (B) neither Parent nor any of its Affiliates, nor Sellers nor any of their Affiliates, shall be required to take or cause to be taken, do or cause to be done, propose, negotiate, commit to, suffer, agree to or effect any Regulatory Concession that is not conditioned on the occurrence of the Closing. As used herein, “Burdensome Condition” means any divestiture, sale, license or other disposition of, or the subjection to any hold-separate order of, any assets (including any Subsidiary, operation, division, business, product line or business relationship), or the termination, assignment or novation of any Contract or right, from which Parent and its Subsidiaries or the Acquired Entities generated revenue for the fiscal year ended (y) June 30, 2018, with respect to Parent and its Subsidiaries or (x) December 29, 2018 with respect to the Acquired Entities, in each case, individually or in the aggregate, in excess of $450,000,000.

(c)    As soon as reasonably practicable after the date hereof, taking into account the views and input, if any, from the Antitrust Division and the FTC, but in no event later than twenty (20) Business Days after the date hereof, each of Parent, on the one hand, and Sellers or their applicable Affiliates, on the other hand, shall file a notification and report form for the transactions contemplated hereby under the HSR Act with the Antitrust Division and the FTC. Each Party shall (i) consult and cooperate reasonably with the other Parties in connection with (1) without limiting any Party’s obligations under the first sentence of this Section 4.3(c), any Filing contemplated by this Section 4.3 and any analysis, appearance, presentation, memorandum, brief, argument, response to questions from any Governmental Authority, opinion or proposal made or submitted in connection with any such Filing and (2) any Claim relating to the Acquisition or the other transactions contemplated hereby, including any governmental inquiry, investigation or proceeding initiated by a private party, and (ii) keep the other Party reasonably informed and on a reasonably timely basis of (1) any communication received by such Party from, or given by such Party to, any Governmental Authority in connection with the Acquisition, including the Antitrust Division and the FTC and (2) any communication received or given by a private Person in connection with any governmental inquiry, investigation or proceeding, in each case, related to the Acquisition; provided that no Party shall be required to share with any other Party any Personal Information. Except as may be prohibited by any Governmental Authority or by applicable Law, each Party shall permit authorized Representatives of the other Party to (A) participate at or in each substantive meeting, conference or telephone call with a representative of a Governmental Authority relating to any such Filing or Claim, (B) have reasonable access to and be consulted in connection with any material document, opinion or proposal made or submitted to any Governmental Authority in connection with any such Filing or Claim and (C) review prior to filing or submission any Filing with or submission to (including any response to questions from) any Governmental Authority in connection with the Acquisition, except for the initial notification and report form for the transactions contemplated hereby under the HSR Act. Without limiting Parent’s covenants and agreements under Section 4.3(a), Section 4.3(b) or the first sentence of this Section 4.3(c), each of the Parent and Holdings shall reasonably consult with each other regarding (I) the timing of all

Filings with Governmental Authorities in connection with the Acquisition, (II) determining the strategy and timing for, making all material decisions relating to the Parties seeking to obtain the HSR Clearance (including the strategy related to and the timing for any Regulatory Concessions) and any other Consent of a Governmental Authority contemplated by this Section 4.3 (such actions contemplated by this clause (II), the “Regulatory Approval Process”), (III) coordinating all communications with Governmental Authorities related to the Parties seeking to obtain the HSR Clearance and any other Consent of a Governmental Authority contemplated by this Section 4.3 and (IV) resolving any Claim related to any such Filing or Consent or the Acquisition by any Governmental Authority, including any governmental inquiry, investigation or proceeding initiated by a private party; provided, however, that, with respect to the matters described in each of the foregoing clauses (I)–(IV), in the event of a disagreement between the Parties, Parent shall have the right to control and direct such matters consistent with its obligations hereunder. Notwithstanding the Seller Parties’ respective covenants and agreements under Section 4.3(a), without Parent’s prior written consent, the Seller Parties shall not, and the Seller Parties shall not permit any Acquired Entity or any of their respective Representatives to, take or cause to be taken, do or cause to be done, propose, negotiate, commit to, suffer, agree to or effect any Regulatory Concession.

Section 4.4    Access.

 (a)    On reasonable notice, the Seller Parties shall provide Parent and its Representatives reasonable access, during normal business hours throughout the period prior to the Closing, to each Acquired Entity’s properties, books, records and personnel, and during such period, the Seller Parties shall cause to be furnished promptly to Parent and its Representatives all readily available information concerning each Acquired Entity’s businesses as Parent may reasonably request; provided, however, that the Seller Parties shall not be required to (i) permit any inspection, or to disclose any information that would, violate any obligation of any Acquired Entity related to confidentiality; provided that the Seller Parties notify Parent thereof and uses reasonable efforts to obtain the required consent of the applicable Third Party to provide such access or disclosure, (ii) furnish or otherwise make available to Parent or its Representatives customer-specific data or competitively sensitive information; provided that if any such inspection or disclosure is limited for the reasons described in the foregoing clauses (i) and (ii), the Seller Parties shall make such information available in the Clean Room, (iii) permit any inspection, or to disclose any information that would, jeopardize protections afforded any Acquired Entity under the attorney-client privilege or the attorney work product doctrine; provided that the Seller Parties notify Parent thereof and uses reasonable efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of attorney-client privilege, (iv) permit any inspection, or disclose any information, that would make available the results of any drug testing and background checks with respect to Business Employees unless such inspection or disclosure is in accordance with applicable Law or (v) permit any inspection, or disclose any information, that constitutes individual medical records. Parent hereby acknowledges and agrees that any investigation pursuant to this Section 4.4(a) shall be conducted in such a manner as not to interfere unreasonably with the operations of the Seller Parties or the Acquired Entities, and Parent shall not be permitted to undertake any environmental sampling or invasive testing without Holdings’ prior written consent, which shall be in Holdings’ sole discretion. All information obtained by Parent and its Representatives under this Section 4.4(a) shall be treated as “Confidential Information” for purposes of the Confidentiality Agreements.

Notwithstanding the foregoing, to the extent any of the provisions of this Section 4.4(a) conflict with the provisions of (i) the Access Agreement, dated as of May 9, 2019, by and between the Company and Parent or (ii) the Access Agreement, dated as of May 9, 2019, by and between Real Estate Seller and Parent (collectively, the “Facilities Access Agreements”), the provisions of the Facilities Access Agreements shall govern and control.

(b)    During the period from the date hereof until the Closing, Parent and Buyer agree that they are not authorized to and shall not, and shall not permit any of their respective Representatives to, contact any customer, supplier, employee or independent contractor of the Company or any of the Company Subsidiaries, regarding the businesses of the Company or any of the Acquired Entities or the transactions contemplated hereby, without the prior written consent of Holdings, which consent may be withheld by Holdings in its sole discretion for any reason or no reason; provided that this Section 4.4(b) shall not restrict Parent and its Affiliates from contacting any Person in the ordinary course of the business of Parent and its Affiliates and unrelated to the transactions contemplated hereby.

(c)    From and after the Closing until the date that is seven (7) years after the Closing Date, upon reasonable advance written notice, Parent shall, and shall cause its Affiliates to, afford the Seller Parties and their respective Representatives, reasonable access, during normal business hours, to each Acquired Entity’s books and records that relate to periods or occurrences prior to the Closing in connection with (i) the Seller Parties’ preparation of financial statements or Tax returns, (ii) the Seller Parties’ reporting obligations under, and compliance with, applicable Laws and (iii) the commencement by the Seller Parties of any Claim against, or the Seller Parties’ defense of any Claim commenced by, a Third Party; provided, however, that Parent shall not be required to (1) permit any inspection, or to disclose any information that would, violate any obligation of any Acquired Entity related to confidentiality; provided that Parent notifies Holdings thereof and uses reasonable efforts to obtain the required consent of the applicable Third Party to provide such access or disclosure, (2) furnish or otherwise make available to the Seller Parties or their Representatives any disclosure to the extent prohibited by Law or (3) permit any inspection, or to disclose any information that would, jeopardize protections afforded Parent or any of its Representatives under the attorney-client privilege or the attorney work product doctrine; provided that Parent notifies Holdings thereof and uses reasonable efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of attorney-client privilege.

(d)    Notwithstanding the foregoing provisions of this Section 4.4, to the extent of any inconsistency between the provisions of Section 8.5 and the provisions of this Section 4.4, Section 8.5 shall govern with respect to post-Closing access, cooperation, exchange of information or record retention in respect of Tax matters.

Section 4.5    Employee Matters.

(a)    Continuing Employees. Prior to the Closing Date, the Seller Parties shall use reasonable best efforts to (or use reasonable best efforts to cause its Affiliate to) cause each Business Employee who is then employed by the Seller Parties or an Affiliate thereof (other than an Acquired Entity) to become employed by an Acquired Entity. Except as set forth in Section 4.5(a) of the Seller Disclosure Schedule, each Business Employee who, as of immediately prior to the Closing, is employed by an Acquired Entity (including all Business Employees who are on a leave of absence as of the Closing Date including those on short-term disability or long-term disability) shall continue employment with the Acquired Entity immediately following the Closing or become employed by Parent or an Affiliate thereof (each, a “Continuing Employee”).

(b)    Continuation Period Compensation. For the period beginning on the Closing Date and continuing thereafter for twelve (12) months following the Closing Date (the “Continuation Period”), Parent shall provide, or shall cause its Affiliates or the Company, as applicable, to provide Continuing Employees with (i) compensation, including annual base salary, wage levels, commission rates, component pay opportunities and incentive pay opportunities (excluding long-term incentive, deferred compensation and target annual cash incentive opportunities), that are at least equal to those provided to each such Continuing Employee by the Company, the Seller Parties or an Affiliate thereof on the Closing Date, (ii) long-term incentive opportunities that are the same as those provided by Parent to similarly situated employees of Parent and its Affiliates as of the Closing Date, (iii) target annual cash incentive opportunities that are at least equal to those provided to each such Continuing Employee by the Company, the Seller Parties or an Affiliate thereof on the Closing Date, and (iv) employee benefits, including employee health, welfare and retirement benefits and fringe benefits that are substantially comparable in the aggregate to such employee benefits provided to each such Continuing Employee by the Company, the Seller Parties or an Affiliate thereof on the Closing Date, excluding, for all purposes of this clause (iv), the value of any defined benefit pension plan benefits, discretionary matching contributions made under retirement plans maintained by the Seller Parties or their respective Affiliates (for purposes of clarity, the matching contribution under the Reyes Holdings 401(k) Thrift Plan equal to 50% up to the first 10% of pay shall in no event be considered discretionary and, therefore, is not excludable for purposes of this clause (iv) as a discretionary matching contribution) and retiree medical benefits to the extent such plans are offered or provided for by Parent or its Affiliates; provided, however, that, nothing herein shall be deemed to limit the right of Parent, any of its Affiliates or the Company to (x) terminate the employment of any Continuing Employee at any time or (y) change or modify any employee benefit plan or arrangement in accordance with their terms. During the Continuation Period, Parent shall provide or cause its Affiliate to provide, severance benefits to all Continuing Employees who are involuntarily terminated without “cause” or who resign for “good reason.” Such severance benefits shall be the same as the severance benefits provided by the Parent to its employees. For purposes of this Section 4.5(b), “cause” shall mean a violation of company policy, dishonesty, violation of standards of integrity, violation of Law that could impact Parent or its Affiliates, or a willful and deliberate failure to perform employment duties, and “good reason” shall mean (A) a reduction of an employee’s compensation or benefits in contravention of this Section 4.5(b), or (B) the change of the facility or office location to which such employee is expected to commute to perform his or her services to a facility or location that is a distance of twenty-five (25) miles or greater from the employee’s then-current facility or office location; provided that permitting or requiring an employee to work virtually from his or her personal residence (or other location of his or her choice) shall in no event constitute “good reason.” Notwithstanding anything in this paragraph to the contrary, Parent shall, or shall cause its Affiliate to, comply with the compensation and benefits requirements of any Collective Bargaining Agreement.

(c)    Parent Plans; Service Crediting. For eligibility, vesting, and accrual purposes under the employee benefit plans of Parent and its Affiliates that are offered and that provide benefits to Continuing Employees after the Closing Date (the “Parent Plans”), each Continuing Employee shall be credited with his or her years of service or comparable experience with the Seller Parties and its Affiliates before the Closing Date to the same extent as such employee was entitled before the Closing Date to credit for such service under any similar Seller Plan, except to the extent such credit would result in a duplication of benefits or for purposes of any defined benefit pension plan or retiree medical plan, to the extent such plans are offered or provided for by Parent or its Affiliates, if any. For purposes of each Parent Plan providing medical, dental, pharmaceutical or vision benefits to any Continuing Employee, to the extent such Continuing Employee satisfied participation requirements and waiting period requirements under comparable Seller Plans, Parent shall, or shall cause its applicable Affiliate to, use commercially reasonable efforts to cause all pre-existing condition exclusions and actively-at-work requirements of such Parent Plan to be waived for such Continuing Employee and his or her covered dependents, and all eligible expenses incurred by such Continuing Employee and his or her covered dependents under the comparable Seller Plans during the plan year in which the Closing Date occurs shall be taken into account under such Parent Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such Parent Plan subject to all applicable terms and conditions relating to such benefits or amounts.

(d)    401(k) Plan. At least one business day prior to the Closing Date, the Seller Parties will take all actions necessary to amend any existing tax-qualified defined contribution savings plan in which Continuing Employees participate in accordance with Section 401(k) of the Code in order to permit (to the extent administratively feasible) the rollover of any of outstanding loan balances into a tax-qualified defined contribution savings plan maintained by the Parent (or one of its Affiliates) (“Parent Tax-Qualified Plan”). Parent shall maintain, or cause one of its Affiliates to maintain, as of the Closing Date, the Parent Tax-Qualified Plan in which the Continuing Employees shall be eligible to participate. Parent shall permit each Continuing Employee to effect a direct rollover (as described in Section 401(a)(31) of the Code, including, to the extent administratively feasible, any outstanding loans) of all of any such Continuing Employee’s balance under any existing tax-qualified defined contribution savings plan (including after-tax employee contributions) in which such Continuing Employees participate, to the Parent Tax-Qualified Plan, subject to the terms and conditions of such plan.

(e)    FSA Plans. Effective as of the Closing, to the extent administratively feasible, the Seller Parties shall transfer from the medical and dependent care flexible spending account plans of the Seller Parties and their respective Affiliates (each, a “Seller FSA Plan”) to one (1) or more medical and dependent care flexible spending account plans established or designated by Parent (the “Parent FSA Plan”), the account balances (positive or negative) of the Continuing Employees, and Parent shall, or shall cause one of its Affiliates to, provide benefits to the Continuing Employees under the Parent FSA Plan with respect to such transferred account balances on and after the Closing Date. Each Continuing Employee shall continue to have payroll deductions made under the Parent FSA Plan as elected by him or her for the current plan year under the applicable Seller FSA Plan.

(f)     Assumed Incentive Amount. Effective as of the Closing, Parent shall, or shall cause one of its Affiliates to, assume all unpaid compensation, including annual cash bonuses, unpaid driver component pay, unpaid commissions and unpaid incentive pay, credited for and in respect of the Continuing Employees as of the Closing and accrued on the Company’s balance sheet as of the Closing (the “Assumed Incentive Amount”). Parent shall, or shall cause one of its Affiliates to, pay to the Continuing Employees the Assumed Incentive Amount, subject to such conditions as otherwise would be applicable to the payment thereof and payable at such time as such amounts would have been paid to the Continuing Employees under the applicable Seller Plan.

(g)    Assumed Paid Time Off. From and after the Closing, Parent shall, or shall cause one of its Affiliates to, assume, recognize and credit paid time off that is earned but unused by each applicable Continuing Employee prior to the Closing in accordance with the applicable paid time off policy of the Seller Parties or their respective Affiliates and accrued on the Company’s balance sheet as of the Closing (the “Assumed Paid Time Off”).

(h)    Assumed and Retained Liabilities. Effective as of the Closing, Parent shall, or shall cause one of its Affiliates to, assume all Liabilities arising out of or related to the employment or termination of employment of the employees of the Acquired Entities (whether arising pre- or post-Closing) and any Liabilities with respect to Continuing Employees, former employees of the Acquired Entities, and former RFM Employees.

(i)     Welfare Benefits and Workers’ Compensation. Parent shall, or shall cause its Affiliate to, assume all Liabilities arising out of or related to the medical, dental, vision, prescription drug and short-term disability plans, and the workers’ compensation program, with respect to all Continuing Employees, former employees of the Acquired Entities, and former RFM Employees. As of the Closing Date, the health coverage of all former RFM Employees and former employees of the Acquired Entities who are continuing coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) shall be transferred to Parent or its Affiliate. Any former RFM Employee or former employee of the Acquired Entities who is within the COBRA election period and who elects COBRA shall have his or her COBRA continuation coverage provided by Parent or its Affiliate. Effective as of the Closing, the Seller Parties and their respective Affiliates shall cease to have any Liabilities arising out of or related to the employment or termination of employment of any current or former employee or service provider of the Acquired Entities or former RFM Employee, except for any Liabilities under the Seller Plans that are not transferred to the Company, Parent, or an Affiliate of Parent.

(j)     Payroll Taxes. The Acquired Entities shall remain responsible, both before and after Closing, for purposes of payroll taxes with respect to their employees.

(k)    Cooperation. The Parties shall cooperate in good faith to give effect to the provisions set forth in this Section 4.5. Without limiting the foregoing, in order to secure an orderly and effective transition of employee benefit arrangements for Continuing Employees and their respective beneficiaries and dependents, the Seller Parties and Parent, and their respective Affiliates, shall cooperate, both before and after the Closing Date, and subject to applicable Law and the TSA, regarding the exchange of information related to the Continuing Employees, including employment records and benefits information.

  (l)     No Third-Party Beneficiaries. Nothing in this Section 4.5 shall be treated as an amendment of, an undertaking to amend or terminate, or a limitation on the ability of Parent or its Affiliates to amend or terminate any employee benefit plan (including any Company Plan). Nothing herein shall require Parent to continue to employ the services of any particular individual following the Closing Date. No provision hereof shall create any third-party beneficiary rights in any employee or any other natural person service provider of any Acquired Entity or any beneficiary or dependents thereof for the compensation, terms and conditions of employment and benefits that may be provided.

 (m)    Transfer of RFM Employees. Prior to the Closing, the Seller Parties shall cause an offer of employment to be extended by Reinhart Transportation, LLC to each of the RFM Employees. The Seller Parties shall use good faith efforts to cause each such RFM Employee to become an employee of Reinhart Transportation, LLC on substantially the same terms and conditions of employment as apply to such RFM Employee as of the date hereof.

 Section 4.6    Publicity; Confidentiality. None of the Parties or any of their Representatives shall issue any press release or make any public announcement or comment concerning this Agreement or the transactions contemplated hereby without obtaining the prior written consent of the other Parties, unless (i) any such release, announcement or comment is reasonably necessary to comply with such Party’s obligations under applicable Law or under the rules of any national securities exchange on which any security of such Party or any of its Affiliates is listed; provided that, to the extent so required by applicable Law, the Party intending to make such release, announcement or comment shall use reasonable efforts consistent with applicable Law to consult with the other Parties in advance of such release, and (ii) any such press release, announcement or comment is consistent with any release, announcement or comment already made in compliance with this Section 4.6. Each Party agrees that this Agreement and the terms and conditions hereof, and any other agreement entered into in connection herewith and the terms and conditions thereof, shall be kept confidential and shall not be disclosed or otherwise made available to any other Person and that copies hereof and of such other agreements shall not be publicly filed or otherwise made available to the public, except where such disclosure, filing or availability is reasonably necessary to comply with applicable Law or the rules of any national securities exchange on which any security of such Party or any of its Affiliates is listed.

 Section 4.7    Indemnification; Directors’ and Officers’ Insurance.

(a)    From and after the Closing, Parent shall cause each Acquired Entity to fulfill and honor in all respects its obligations under any indemnification provision, any exculpation provision and any provision regarding the advancement of expenses in the Organizational Documents as in effect on the date hereof, and Parent shall cause each Acquired Entity to perform its obligations thereunder. Parent shall not permit any such indemnification or exculpation provision to be amended, repealed or otherwise modified after the Closing in any manner that would adversely affect the rights of the Company Indemnified Persons thereunder, unless any such amendment, repeal or modification is required by applicable Law.

(b)    At or prior to the Closing, the Company, at its sole cost and expense, shall be permitted to obtain a prepaid “tail” policy that provides the Company Indemnified Persons with directors’ and officers’ liability insurance for a period ending no earlier than the sixth (6th) anniversary of the Closing Date.

(c)    In the event that an Acquired Entity or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving Entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, such Acquired Entity shall cause proper provision to be made so that the successors and assigns of such Acquired Entity assume the obligations set forth in this Section 4.7.

(d)    The Company Indemnified Persons are intended to be third-party beneficiaries of this Section 4.7, with full rights of enforcement as if a party thereto.

(e)    As used herein, “Company Indemnified Person” means each Person who is or was an officer, manager or director of an Acquired Entity at or at any time prior to the Closing.

 Section 4.8    Termination of Related-Party Transactions; Lien Releases.

(a)    Except for any Related-Party Transaction listed in Section 4.8(a) of the Seller Disclosure Schedule and any Continuing Credit Support Arrangement, (i) at or prior to the Closing, Seller shall cause to be terminated all Related-Party Transactions and shall cause each Acquired Entity to be released from all Liabilities under each Related-Party Transaction (including all Liabilities arising under the Seller Credit Agreement), whether arising prior to, at or after the Closing, in each case, to be effective at or prior to the Closing, and (ii) the Seller Parties shall deliver to Parent written evidence thereof, in form and substance reasonably acceptable to Parent.

(b)    In furtherance of, and without limiting the Seller Parties’ respective covenants and agreements under Section 4.8(a), at or prior to the Closing, the Seller Parties shall cause to be terminated all Liens on any assets of the Acquired Entities or the Purchased Interests arising under the Seller Credit Agreement and shall cause all such assets and the Purchased Interests to be released from all Liabilities under such Liens, and Holdings shall deliver to Parent written evidence thereof, in form and substance reasonably acceptable to Parent.

 Section 4.9    Financing.

(a)    Subject to Section 4.9(f), Parent acknowledges and agrees that, prior to the Closing Date, the Seller Parties and their respective Representatives have no responsibility for any financing that Parent may raise in connection with the transactions contemplated hereby. Each of Parent and the Seller Parties acknowledge and agree that Parent’s obligation to consummate the transactions contemplated hereby is not subject to any financing condition.

(b)    Parent shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and consummate the Financing so that the funds contemplated thereby are available on or prior to the Closing Date, including using reasonable best efforts to (i) comply with its obligations under the Commitment Letter and any definitive agreements related thereto (collectively, the “Financing Documents”), (ii) maintain in full force and effect in accordance with their respective terms the applicable Financing Documents, (iii) negotiate and enter into definitive agreements with respect to the Financing on the terms and conditions contained in the Commitment Letter (including any “flex” provisions in any related fee letter), so that such agreements are in effect as promptly as practicable but in any event no later than the Closing Date, (iv) satisfy as promptly as practicable and on a timely basis all conditions applicable to Parent contained in the applicable Financing Documents (other than those conditions that by its terms will be satisfied on the Closing Date), including the payment of any commitment, engagement or placement fees required as a condition to the Financing (including the fee letters with respect to the Commitment Letter), so that the Financing will be able to be consummated no later than the Closing Date, (v) enforce its rights under the Commitment Letter in the event of a breach by the lenders under the Commitment Letter or any related agreement or the definitive agreements relating to the Financing that may impede or delay the Closing, including seeking specific performance of the parties thereunder, and (vi) in the event that all conditions to the funding of the Financing under the Commitment Letter have been satisfied, consummate the Financing no later than the Closing Date. Parent shall keep Holdings reasonably informed of material developments in respect of the Financing and, upon the written request of Holdings, shall provide Holdings with drafts (when available) of material Financing Documents.

(c)    Without limiting the generality of the foregoing, Parent shall give Holdings prompt notice (i) of any breach or default (or any event that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any breach or default) by any party to any Financing Document (including the Commitment Letter) of which Parent becomes aware, (ii) of the receipt or delivery of any written notice or other written communication, in each case from any Person with respect to (1) any actual or potential breach, default, termination or repudiation by any party to any Financing Document (including the Commitment Letter) or (2) any material dispute or disagreement between or among parties to any Financing Document (including the Commitment Letter) with respect to the obligation to fund the Financing or the amount of the Financing to be funded at the Closing or any other event or condition that could reasonably be expected to cause a condition to the Commitment Letter not to be satisfied or (iii) if at any time for any reason Parent believes in good faith that it will not be able to obtain all or any portion of the Financing on the terms and conditions, in the manner or from the sources contemplated by the Commitment Letter; provided that in no event will Parent be under any obligation to disclose any information pursuant to this Section 4.9(c) that is subject to attorney-client or similar privilege if Parent shall have used its reasonable best efforts to disclose such information in a way that would not waive such privilege. Parent shall promptly provide any information reasonably requested by Holdings relating to any circumstance referred to in clause (i), (ii) or (iii) of the immediately preceding sentence.

(d)    Notwithstanding anything in this Agreement to the contrary, prior to the Closing, without the prior written consent of Holdings, Parent shall not amend, replace, supplement or otherwise modify, or waive any of its rights under, the Commitment Letter, and/or substitute other debt or equity financing for all or any portion of the Financing from the same and/or alternative financing sources to the extent that any such amendment, replacement, supplement or other modification to or waiver of any provision of the Commitment Letter would

(i) change the amounts to be funded under the Financing (including by changing the amount of original issue discount) from that contemplated in the Commitment Letter and related “flex provisions” of the fee letter relating to the Commitment Letter (such that the aggregate funds that would be available to Parent on the Closing Date would not be sufficient to provide the funds required to be funded on the Closing Date to consummate the transactions contemplated herein and related fees and expenses), (ii) amend the conditions precedent or contingencies to the Financing as set forth in the Commitment Letter in a manner that makes it less likely the Financing will be funded on the Closing Date or impose new or additional conditions or expands any existing condition to the receipt of the Financing, (iii) otherwise expand, amend, modify or waive any provision of the Commitment Letter in a manner that in any such case would reasonably be expected to (A) delay or make less likely the funding of the Financing (or satisfaction of the conditions precedent to the funding of the Financing) on the Closing Date or otherwise prevent or impair the transactions contemplated hereby in any material respect or (B) adversely affect the ability of Parent to timely consummate the transactions contemplated hereby or (iv) adversely impact the ability of Parent or Buyer to enforce its rights against the other parties to the Commitment Letter; provided, however, that Parent may replace or amend the Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Commitment Letter as of the date hereof. In such event, the term Commitment Letter as used herein shall be deemed to include any new commitment letters entered into in accordance with this Section 4.9(d) and the term “Financing” as used herein shall be deemed to include any substitute debt or equity financing obtained in accordance with this Section 4.9(d), as applicable.

(e)    If any portion of the Financing becomes unavailable on the terms and subject to the conditions set forth in the Commitment Letter, Parent shall (i) promptly (and in any event within three (3) Business Days) notify Holdings of such unavailability, expiration or termination and the reasons therefor, (ii) as promptly as practicable use its reasonable best efforts to arrange to obtain alternative financing (the “Alternative Financing”) (which Alternative Financing shall have terms and conditions (including fees and the “flex” provisions) not less favorable in any material respect than those set forth in the Commitment Letter (in the reasonable judgment of Parent) and in an aggregate amount such that Parent will have on the Closing Date sufficient funds to consummate the transactions contemplated hereby on the Closing Date and related fees and expenses) to replace any unavailable portion of the Financing, to be consummated no later than the day on which the Closing shall occur pursuant to Section 1.2, (iii) provide to Holdings true, correct and complete copies of the commitment letter and related fee letter (redacted to remove fee amounts and other economic terms) relating to such Alternative Financing to replace the Financing and (iv) keep Holdings reasonably informed of material developments in respect of the process of obtaining such Alternative Financing. In the event any Alternative Financing is obtained, all references herein to the “Financing” shall be deemed to include such Alternative Financing and all references herein to the “Commitment Letter” shall include the applicable commitment letter for the Alternative Financing. Notwithstanding anything to the contrary in this Agreement, compliance by Parent with this Section 4.9(e) shall not relieve Parent or Buyer of their obligation to consummate the transactions contemplated hereby, whether or not the Financing is available.

(f)    Prior to the Closing, the Seller Parties shall use reasonable best efforts to provide to Parent, and shall use reasonable best efforts to cause the Acquired Entities and their respective Representatives to, at Parent’s sole cost and expense, provide to Parent such cooperation that may be reasonably requested by Parent in connection with the arrangement of the Financing (or any debt and equity financing contemplated in lieu thereof) to the extent such cooperation does not unreasonably interfere with the business of the Seller Parties, which cooperation may consist of the following: (i) reasonable and customary assistance with marketing efforts and diligence related to the Financing, including inventory appraisals and field audits with respect to the Acquired Entities; (ii) at least three (3) Business Days prior to the Closing Date, delivery to Parent and the Financing Sources of documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and regulation with respect to beneficial ownership; (iii) furnishing Parent and the Financing Sources with the Required Information; (iv) using reasonable best efforts to cause its independent auditors to cooperate with the Financing consistent with their customary practice, including by providing customary “comfort letters” (including customary negative assurances) and customary assistance with the due diligence activities of Parent and the Financing Sources (including by participating in a reasonable number of accounting due diligence sessions), and requesting their customary consents to the inclusion of audit reports in any relevant marketing materials, including SEC filings and registration statements; and (v) providing reasonable and customary assistance to Parent and the Financing Sources in the preparation by Parent of offering documents, prospectuses, registration statements, syndication documents and materials, including bank information memoranda (confidential and public), private placement memoranda, offering memoranda, ratings agency presentations and similar documents in connection with the Financing, and in each case, providing reasonable and customary authorization letters to the Financing Sources authorizing the distribution of information relating to the Acquired Entities to prospective lenders and other financing sources; provided that such authorization letters shall only contain a customary “10b-5” certification and not any other representations, warranties or indemnities with respect to such information. Notwithstanding anything in this Section 4.9 to the contrary, neither the Seller Parties, the Acquired Entities nor any of their respective Subsidiaries shall be required to (A) pay any commitment fee or similar fee or incur any liability (or cause their respective managers, members, officers or employees to incur any liability, in each case, in connection with the Financing prior to the Closing), (B) approve or enter into any agreement or binding commitment in connection with the Financing prior to the Closing (other than customary authorization letters described above), (C) provide (or to have any of their respective Representatives provide) any certificates, opinions or representations, in each case, with respect to or in connection with the Financing prior to the Closing or (D) provide, or cause to be provided, any information or take, or cause to be taken, any action to the extent it would result in a violation of applicable Law, any confidentiality obligation binding on Company, its Subsidiaries or their respective officers, managers, members, directors or employees or loss of any attorney-client privilege, in each case, with respect to or in connection with the Financing.

(g)    Parent shall, promptly upon request by the Seller Parties, reimburse the Seller Parties or the Acquired Entities, as applicable, for all reasonable and documented out-of-pocket costs incurred by the Seller Parties or the Acquired Entities, as applicable, and their respective Representatives in connection with such cooperation at the request of Parent. Parent and Buyer shall, on a joint and several basis, indemnify and hold harmless the Seller Parties, the Acquired Entities, their respective Affiliates and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses

(including attorneys’ fees), interest, awards, judgments and penalties suffered or incurred by them in connection with the Financing or other securities offering of or on behalf of the Seller Parties, Acquired Entities, Parent or Buyer, including as to any information utilized in connection therewith to the fullest extent permitted by applicable Law and with appropriate contribution provided by Parent and Buyer to the extent such indemnification is not available, except to the extent arising from an actual fraud by a Seller Party (excluding, for the avoidance of doubt, equitable fraud, promissory fraud, unfair dealings fraud or any torts, including fraud, based on negligence, gross negligence or recklessness) in connection with such cooperation or any information provided in connection therewith. The Acquired Entities hereby consent to the use of their logos in connection with the Financing; provided, however, that logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Acquired Entities or the reputation or goodwill of the Acquired Entities or any of their respective Intellectual Property rights.

(h)    At Parent’s cost and expense, (i) promptly following the date hereof, one (1) or more of the Seller Parties shall engage the Chicago office of Deloitte Touche Tohmatsu Limited for the purposes of preparing (1) audited combined balance sheets of NewCo as of December 31, 2018, 2017 and 2016 and the related combined statements of earnings, comprehensive income and cash flows for the fiscal years ended December 31, 2018, 2017 and 2016, including notes to such financial statements and (2) any other audited financial statements that are Required Information, in each case in accordance with GAAP (collectively, the “Audited Financial Statements”) and (ii) the Seller Parties shall facilitate such audit review, and perform the work necessary for the preparation and completion of the Audited Financial Statements as promptly as reasonably practicable after the date hereof. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company, the Company Subsidiaries or the Acquired Real Estate Subsidiaries or their Representatives in connection with the foregoing.

(i)    Promptly following the completion of the audits described in Section 4.9(h), Holdings shall deliver to Parent the Audited Financial Statements.

Section 4.10    Company Payoff Letters. Prior to or at the Closing, Holdings shall deliver to Parent (a) executed payoff letters (collectively, the “Company Payoff Letters”), each in form and substance reasonably acceptable to Parent, from the lenders, or the administrative agent (or similar person) on behalf of the lenders, as applicable, under each Contract set forth in Section 4.10(a) of the Seller Disclosure Schedule, (b) executed releases or title company hold harmless letters, each in form and substance reasonably acceptable to Parent, from the lenders, or the administrative agent (or similar person) on behalf of the lenders, as applicable, under each Contract set forth in Section 4.10(b) of the Seller Disclosure Schedule and (c) executed mortgage releases each in form and substance reasonably acceptable to Parent, from the lenders, or the administrative agent (or similar person) on behalf of the lenders, as applicable, under the mortgage documents related to each Contract set forth in Section 4.10(c) of the Seller Disclosure Schedule (all such Items reflected in Section 4.10 of the Seller Disclosure Schedule, the “Company Debt Agreements”) (drafts of which shall be provided to Parent no less than two (2) Business Days prior to the anticipated Closing Date). Each of the Company Payoff Letters shall (a) confirm the aggregate outstanding amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs or any other outstanding and unpaid

Liabilities under such Company Debt Agreement as of the anticipated Closing Date (and the daily accrual of interest thereafter) (each, a “Company Payoff Amount”), (b) contain payment instructions and (c) evidence the satisfaction, release and discharge of the Liabilities (including debt) under such Company Debt Agreement and the agreement by such lenders to provide executed mortgage releases (to the extent applicable) in recordable form to the Title Company after receipt of the payment of such amount in accordance with the payment instructions.

Section 4.11    Credit Support Arrangements.

(a)    At or before the Closing, (i) Parent and the Seller Parties shall use their respective commercially reasonable efforts to have Holdings and its Affiliates (other than the Acquired Entities) fully released, effective as of the Closing Date, from all Liabilities under the Credit Support Arrangements maintained by Holdings or any of its Affiliates (other than the Acquired Entities) for the benefit of the Acquired Entities as are set forth in Section 4.11 of the Seller Disclosure Schedule and (ii) to the extent reasonably necessary in furtherance of obtaining the releases described in clause (i), Parent shall use commercially reasonable efforts to arrange for and provide substitute Credit Support Arrangements on terms and conditions reasonably satisfactory to the beneficiaries thereof; provided, however, that (1) except as provided in clause (ii) above, none of the Parties or any Acquired Entity shall be required to make, or commit or agree to make, any concession or payment to, or incur any Liability to, any Third Party to obtain any such release and (2) no Acquired Entity shall make, or commit or agree to make, any concession or payment to, or incur any Liability to, any Third Party to obtain any such release without Parent’s prior written consent, except that no such consent shall be required if such Liability is discharged and terminated in full prior to the Closing.

(b)    If, prior to the Closing, Holdings and its Affiliates (other than the Acquired Entities) have not been fully released under any Credit Support Arrangement described in Section 4.11(a) (such Credit Support Arrangement, a “Continuing Credit Support Arrangement”), then, following the Closing, Parent shall continue to use commercially reasonable efforts to promptly obtain the full release of Holdings and its applicable Affiliates (including by taking the actions described in Section 4.11(a)(ii)) until such release is obtained and shall not take any action that would extend the existing term of such Continuing Credit Support Arrangement beyond the date on which it would otherwise expire; provided that, except as provided in Section 4.11(a)(ii), neither Parent nor any of its Representatives shall be required to make, or commit or agree to make, any concession or payment to, or incur any Liability to, any Third Party to obtain any such release.

(c)    From and after the Closing, Parent shall indemnify Holdings and its Affiliates for any demand or draw upon, or withdrawal from, any Continuing Credit Support Arrangement and any other reasonable and documented out-of-pocket third-party costs and expenses resulting from such Continuing Credit Support Arrangement.

Section 4.12    Insurance Proceeds.

(a)    Except as provided in Section 4.12(b) or Section 4.12(c), after the Closing, neither Parent nor any of its Affiliates (including the Acquired Entities) shall have any right to make claims on, claim benefits from or seek coverage under any Seller Insurance Arrangement, whether the incident giving rise to any such claim occurs prior to, on or after the Closing Date.

(b)    Notwithstanding anything to the contrary in Section 4.12(a), the Seller Parties agree that, for any claim asserted against, or Loss incurred by, any Acquired Entity after the Closing which arises out of an act, claim, omission, event, circumstance, occurrence or Loss occurring prior to the Closing, the applicable Acquired Entities may seek coverage under any occurrence-based Seller Insurance Arrangement issued by a Third Party and in place prior to the Closing, and the Seller Parties and their respective Representatives shall cooperate with Parent, Buyer and the Acquired Entities in connection with tendering or pursuing such claims; provided that Parent, Buyer or the Acquired Entities shall (i) give prompt notice to Holdings of any such claim, (ii) bear a pro rata allocation, as determined by Holdings, acting in good faith, of the amount of any deductibles or self-insured retentions incurred by the Seller Parties in connection with such claim under the Seller Insurance Arrangement based on the aggregate amount of the claims asserted by the Seller Parties and their Affiliates (including, prior to the Closing, the Acquired Entities), on the one hand, and Parent, Buyer and, following the Closing, the Acquired Entities, on the other hand, under each applicable Seller Insurance Arrangement issued by a Third Party and (iii) be responsible for and shall pay to the Seller Parties the pro rata portion of all reasonable and documented out-of-pocket expenses relating to services for claims administration, investigation, appraisals and claim review incurred by the Seller Parties or any of their respective Affiliates on or after the Closing Date with respect to any such claims. The Seller Parties shall promptly, and in any event no later than ten (10) Business Days following receipt thereof by the Seller Parties, deliver to the Company (or any Person(s) designated by the Company in writing) all proceeds received with respect to any such claim (net of any expenses or other amounts to be paid by Parent, Buyer or the Acquired Entities in accordance with this Section 4.12(b)).

(c)    Notwithstanding anything to the contrary in Section 4.12(a), with respect to any asset of any Acquired Entity that is damaged by fire or other casualty event after the date hereof but prior to the Closing (each, a “Post-Signing Casualty Claim”), promptly following such casualty event, the Seller Parties shall cause to be filed, and shall use commercially reasonable efforts to, pursue and collect claims under any applicable Seller Insurance Arrangements issued by a Third Party for such Post-Signing Casualty Claim and, at in the Seller Parties’ sole discretion, either (i) apply any insurance proceeds received from a Third Party and resulting from such Post-Signing Casualty Claim that are received prior to the Closing to the restoration, replacement or repair of such damaged asset or (ii) hold, or cause to be held, for the benefit and account of the Acquired Entities, any proceeds received under a Seller Insurance Arrangement issued by a Third Party that are attributable to such Post-Signing Casualty Claim, net of the reasonable expenses incurred by the Seller Parties and its Affiliates (including the Acquired Entities) in pursuing such Post-Signing Casualty Claim and collecting such proceeds and/or in restoring, replacing or repairing the applicable damaged assets. Notwithstanding the foregoing, this Section 4.12(c) shall not apply with respect to any proceeds of any Post-Signing Casualty Claim attributable to the business interruption (to the extent attributable to the period prior to the Closing) occasioned by the damaged asset that is the subject of such Post-Signing Casualty Claim and any such proceeds shall be for the account of the applicable Seller Parties.

Section 4.13    Monthly Financial Statements. Prior to the Closing, within thirty (30) days after the end of each calendar month ending prior to the Closing, Holdings shall deliver to Parent the unaudited consolidated balance sheets of the Company as of the last day of such month and the related unaudited consolidated statements of earnings and cash flows of the Company for such month (the “Monthly Financial Statements”), which Monthly Financial Statements shall be prepared in accordance with Holdings’ past practices for preparing financial statements of its Subsidiaries.

Section 4.14    Business Employee Information. Holdings shall provide Parent with updated Business Employee Information, upon Parent’s written request, through the Closing Date to reflect any applicable changes to the Business Employee Information in the Clean Room. Parent shall request updated Business Employee Information no more frequently than quarterly.

Section 4.15    Title Insurance. The Seller Parties shall and shall cause each Acquired Entity to use commercially reasonable efforts to, at the sole cost and expense of Parent, cooperate with Parent, in good faith, in Parent’s efforts to obtain (a) new owner’s (or lender’s) title insurance policies (or bring-downs of or endorsements to any of the existing title insurance policies, if available) from a nationally recognized title company selected by Parent, dated as of the Closing Date, in amounts reasonably determined by Parent or any lender, insuring the applicable Acquired Entity’s (or lender’s) interest in and to any of the domestic Owned Real Property, free and clear of any Lien thereon (except for any Permitted Lien) and (b) ALTA surveys of any Owned Real Property (or updates to existing ALTA surveys, if available) from one (1) or more licensed surveyors selected by Parent, dated as of a date reasonably proximate to the Closing Date and certified to the applicable Acquired Entity, any lender, and the title company. Notwithstanding the foregoing, Parent’s obligations under this Agreement shall not be conditioned upon Parent’s ability to obtain such title insurance policies or bring-downs of or endorsements to any existing title insurance policies (including any non-imputation endorsements) or any such surveys or updates to surveys.

Section 4.16    Confidentiality. Each of Parent and Buyer, on the one hand, and the Seller Parties, on the other hand, has received or may receive (in such capacity, a “Receiving Party”) confidential or proprietary information of the other Party (in such capacity, the “Disclosing Party”), including the Seller Parties, with respect to the Acquired Entities, and Parent, Buyer and the Acquired Entities, with respect to the Seller Parties and their respective Affiliates (except for the Acquired Entities). From and after the Closing Date until the fifth (5th) anniversary of the Closing Date, each Receiving Party shall not, and shall cause its Representatives not to, directly or indirectly, disclose to any Person any such confidential or proprietary information (including, with respect to the Seller Parties as the Receiving Party, any information obtained or received by Holdings or its Representatives in connection with the TSA), except for any disclosure (a) in connection with the transactions contemplated hereby or any disputes or actions in connection therewith or arising therefrom, (b) to the extent required for Tax reporting or filing purposes or preparation of financial statements, (c) to the extent reasonably required to be incorporated into or consolidated with financial and/or tax information of other businesses of the Receiving Party or its Affiliates or (d) to any other Person to which such delivery or disclosure may be necessary or appropriate in connection with any legal proceeding (including pursuant to a written or oral question or request for information or documents) to the extent required by applicable Law; provided that (i) prior to disclosing any such confidential or proprietary information pursuant to this Section 4.16(d), (1) the Receiving Party and its Representatives shall have the reasonable opportunity to seek an appropriate protective order or other remedy and (2) the Receiving Party shall consult and cooperate with the Disclosing Party, at the Disclosing Party’s sole cost and expense, to the fullest extent permitted by applicable Law regarding taking steps to resist or narrow the scope of such requirement and (ii) if (1) such a protective order or other remedy is not obtained or if the Disclosing Party waives compliance with the terms of this Section 4.16, and (2) the Receiving Party or its Representative is nonetheless, in the opinion of counsel, required by applicable Law to disclose such information, the Receiving Party or its Representative shall (A) disclose only that portion of such information that the Receiving Party or its Representative is advised by counsel is legally required, (B) give advance notice to the Disclosing Party of the information to be disclosed as far in advance as is practicable and (C) use reasonable efforts to obtain reliable assurance that confidential treatment shall be accorded to such information. For purposes of this Section 4.16, “confidential or proprietary information” of the Disclosing Party shall not include information that (x) is or becomes generally known to the public through no fault of the Receiving Party or any of its Representatives, (y) is or becomes available to the Receiving Party or any of its Representatives on a non-confidential basis from a source other than the Receiving Party or any of its Representatives; provided that such source was not known by the Receiving Party to be bound by any confidentiality obligation for such information, or (z) was or is independently developed by the Receiving Party of its Representatives without use of or reference to any confidential or proprietary information of the Disclosing Party. Notwithstanding anything to the contrary in the Confidentiality Agreements, the Confidentiality Agreements shall terminate automatically upon the Closing.

Section 4.17    R&W Insurance Policy. Prior to and after the Closing, Parent shall use commercially reasonable efforts to complete the conditions to the issuance of the final R&W Insurance Policy set forth in the binder agreement therefor within the times set forth in such binder agreement. Parent and Buyer, on behalf of themselves and their Affiliates, shall not amend the R&W Insurance Policy in any manner materially adverse to the Seller Parties, including any modification, waiver or amendment that would allow the insurer thereunder, except in the case of Actual Fraud, to subrogate or otherwise make or bring any Claim against the Seller Parties or any of their respective Affiliates.

Section 4.18    Waiver of Conflicts Regarding Representation; Nonassertion of Attorney-Client Privilege.

(a)    Buyer waives and will not assert, and agrees to cause the Acquired Entities to waive and not to assert, any conflict of interest arising out of or relating to the representation, after the Closing (the “Post-Closing Representation”) of the Seller Parties or any member, manager, officer, employee, manager or director of any Seller Party or any Acquired Entity (any such Person, a “Designated Person”) in any matter involving this Agreement or any other agreements or transactions contemplated thereby, including any litigation or other dispute proceeding between or among Parent, Buyer, the Acquired Entities or any of their respective Affiliates, by Winston & Strawn LLP, Arnold & Porter Kaye Scholer LLP or any other legal counsel currently representing the Seller Parties in connection with this Agreement or any other agreements or transactions contemplated thereby (whether or not such legal counsel also represented the Seller Parties) (the “Current Representation”), even though the interests of such Designated Person may be directly adverse to Parent, Buyer, any Acquired Entity or any of their respective Affiliates.

(b)    It is the intention of the Parties that all rights to any attorney-client privilege applicable to communications between Winston & Strawn LLP, Arnold & Porter Kaye Scholer LLP and any other legal counsel currently representing the Acquired Entities in connection with the Current Representation (whether or not such legal counsel also represented the Seller Parties) shall be retained solely by the Seller Parties (and not the Acquired Entities); provided that the foregoing waiver and acknowledgement of retention shall not extend to any communication to the extent not involving this Agreement or any other agreements or transactions contemplated thereby. Accordingly, from and after the Closing, the Acquired Entities shall not have access to any such communications, or to the files of Winston & Strawn LLP, Arnold & Porter Kaye Scholer LLP or any other legal counsel currently representing the Acquired Entities (whether or not such legal counsel also represented the Seller Parties) in connection with the Current Representation, in each case, to the extent such communications are not otherwise in the possession of the Acquired Entities. Without limiting the generality of the foregoing, upon and after the Closing, (i) the Seller Parties and their respective Affiliates shall be the sole holders of the attorney-client privilege with respect to the Current Representation, and the Acquired Entities shall not be holders thereof and (ii) to the extent that files of Winston & Strawn LLP, Arnold & Porter Kaye Scholer LLP or any other legal counsel currently representing the Acquired Entities in connection with the Current Representation (whether or not such legal counsel also represented the Seller Parties) constitute property of a client with respect to the Current Representation, only the Seller Parties and their respective Affiliates shall hold such property rights; provided, however, that (1) in the event that, after the Closing, a dispute arises between Parent, Buyer or any Acquired Entity, on the one hand, and a Third Party, on the other hand, then, subject to Section 4.18(d), Parent, Buyer or any Acquired Entity, as applicable, may assert the attorney-client privilege or other applicable privilege or protection to prevent disclosure of such communications to such Third Party and (2) in the event that, after the Closing, a dispute arises between Parent, Buyer or any Acquired Entity, on the one hand, and the Seller Parties or any of their Representatives, on the other hand, nothing in this Section 4.18 shall prohibit Parent, Buyer or any Acquired Entity, from seeking discovery of any such communication to the extent Parent, Buyer or any Acquired Entity establishes that such privilege or protection has previously been waived as to third parties.

(c)    Parent and Buyer agree, on their own behalf and on behalf of each of their Affiliates (including, after the Closing, the Acquired Entities), that in the event of a dispute between the Seller Parties or an Affiliate of thereof, on the one hand, and any Acquired Entity, on the other hand, arising out of or relating to any matter in which Winston & Strawn LLP, Arnold & Porter Kaye Scholer LLP or any other legal counsel currently representing the Acquired Entities in connection with the Current Representation jointly represented both (i) the Seller Parties and (ii) the Acquired Entities, if applicable, neither the attorney-client privilege, the expectation of client confidence, nor any right to any other evidentiary privilege or any work product doctrine will protect against or prevent disclosure by Winston & Strawn LLP, Arnold & Porter Kaye Scholer LLP or any other legal counsel currently representing any of the Acquired Entities in connection with the Current Representation to the Seller Parties or any Affiliate thereof of any information or documents developed or shared during the course of any such joint representation.

(d)    In the event that any third party shall seek to obtain from Parent, Buyer or their Affiliates (including, after the Closing, the Acquired Entities) attorney-client communications involving Winston & Strawn LLP, Arnold & Porter Kaye Scholer LLP or any other legal counsel currently representing the Acquired Entities in connection with the Current Representation, then Buyer shall notify the Seller Parties of such application sufficiently in advance of any hearing on the application to permit the Seller Parties to participate in any such proceedings.

Section 4.19    Pre-Closing Actions.

(a)    Prior to the Closing, Sellers and Holdings shall consummate the Pre-Closing Reorganization in the manner described in Exhibit A, or in a manner substantially similar thereto; provided that Sellers and Holdings shall obtain the consent of Parent (not to be unreasonably withheld, conditioned or delayed) if any alteration in the consummation of the Pre-Closing Reorganization from the transactions described in Exhibit A could reasonably be expected to adversely impact Parent (or any of its Affiliates, including the Acquired Entities).

(b)    The Seller Parties shall, and shall cause their respective Representatives to, (i) reasonably consult with Parent regarding the Pre-Closing Reorganization, (ii) provide Parent with all information related to the Pre-Closing Reorganization as reasonably requested by Parent and (iii) otherwise keep Parent reasonably informed of the status of the Pre-Closing Reorganization, including providing reasonably prompt oral and written notice of all material developments related thereto. Without limiting the foregoing, the Seller Parties shall, and shall cause their respective Representatives to, provide Parent and its Representatives with a reasonable opportunity to review and comment in advance on all Contracts, certificates, Filings and other instruments that relate to the Pre-Closing Reorganization and shall consider in good faith any such comments.

(c)    Prior to the Closing, the Seller Parties shall (i) amend, terminate or take such other action with respect to the Second Amended and Restated Receivables Purchase Agreement, dated as of September 30, 2009 (as amended, the “Securitization Facility”) to permit the Company to retain all right, title and interest in and to the accounts receivable of the Acquired Entities that would otherwise be subject to the Securitization Facility, free and clear of all Liens (other than Permitted Liens), including all Liens under the Securitization Facility, and (ii) cause Reyes Funding, L.L.C., a Delaware limited liability company (“Funding Company”), to assign, convey, deliver and transfer to the Company all right, title and interest in and to all bank accounts that are in the name of Funding Company and which relate to the collection of the Acquired Entities’ accounts receivable. As of the Closing, Holdings shall deliver to Parent evidence of the completion of the actions contemplated by the foregoing clauses (i) and (ii) in form and substance reasonably satisfactory to Parent.

(d)    Prior to the Closing, Holdings shall, and shall cause its Affiliates (other than the Acquired Entities) to, assign and transfer to one (1) or more Acquired Entities designated in writing by Parent, and cause such Acquired Entities to accept and assume, all of the current liabilities of Holdings and its Affiliates (other than the Acquired Entities) related to the businesses of the Acquired Entities that are of the type identified as current liabilities of Newco in the line-items contained in Exhibit I, whether incurred prior to, on or after the date hereof; provided that all such assigned and transferred current liabilities shall be current liabilities of NewCo for purposes of calculating Net Working Capital.

Section 4.20    Transition. Prior to the Closing, the Seller Parties shall reasonably cooperate, upon Parent’s reasonable request, and consistent with all applicable Laws, with the transition of the businesses of the Acquired Entities to Parent as of the Closing, including providing information to Parent, upon Parent’s reasonable request, related to the Acquired Entities’ risk management (including exposure information, loss data or insurance-related information), Tax and treasury functions. Parent shall reimburse the Seller Parties, on an as-invoiced basis and not more frequently than monthly, for any reasonable and documented out-of-pocket costs incurred in connection with any such request.

Section 4.21    Shawano Project. Lone Oak – Shawano, L.L.C. has commenced the performance of a construction project (the “Shawano Project”) on its Owned Real Property, the list of plans (the “Shawano Plans”) and budget (the “Shawano Budget”) as set forth in Section 4.21 of the Seller Disclosure Schedule. The Shawano Project has commenced, but is not, as of the date hereof, completed. Notwithstanding anything to the contrary in this Agreement, between the date hereof and the Closing Date, Sellers shall cause, and shall be permitted to cause Lone Oak – Shawano, L.L.C. to use commercially reasonable efforts to cause, the Shawano Project to be constructed in the ordinary course of business substantially in accordance with the Shawano Plans and the Shawano Budget, including entering into commercially reasonable contracts and undertaking commercially reasonable obligations related to the construction of the Shawano Project and paying for work and services performed and materials delivered in furtherance of the Shawano Project. In no event shall Parent’s prior approval with respect to such construction be required, except neither Sellers nor any of the Acquired Entities shall, without Parent’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed), (a) increase the total cost of the Shawano Project, as set forth in the Shawano Budget, by more than 5% in the aggregate (a “Material Price Increase”) or (b) materially and adversely alter the scope of the Shawano Project as reflected in the Shawano Plans (a “Material Scope Change”). Sellers shall keep Parent reasonably apprised of the progress of the Shawano Project, including any changes, other than de minimis changes, to the Shawano Plans and the Shawano Budget, even if Parent’s prior approval of such changes is not required, and provide Parent with all information concerning the Shawano Project as Parent may reasonably request. Upon receipt of written notice seeking Parent’s approval of any Material Price Increase or Material Scope Change, Parent shall have ten (10) Business Days after receipt thereof to, in writing, either approve the requested Material Price Increase or Material Scope Change or reject the same. If Parent rejects the same, Sellers shall not, and shall not permit any Acquried Entity to, to consummate such Material Price Increase or Material Scope Change, as applicable. If Parent does not deliver any such writing within such ten (10) Business Day period, Parent shall be deemed to have approved the Material Price Increase or Material Scope Change. All reasonable and documented out-of-pocket costs and expenses incurred by Lone Oak – Shawano, L.L.C. in connection with the Shawano Project in accordance with the provisions of this Section 4.21, including the purchase of the Owned Real Property owned by Lone Oak – Shawano, L.L.C., are referred to in this Agreement as “Shawano Project Costs”.

Section 4.22    Retention Bonus Agreements. Promptly after the date hereof, the Company shall use commercially reasonable efforts to enter into Retention Bonus Agreements in the form of Exhibit G with each of the individuals set forth in Document 6.54 of the Clean Room as of the date hereof (the “Retention Schedule”), which Retention Bonus Agreements shall provide for conditional payments to such individuals in the total amounts set forth opposite each such individual’s name in the Retention Schedule.

Section 4.23    Commodity Hedge Contracts.

 (a)    Parent, Buyer, the Seller Parties and the Acquired Entities shall use their respective commercially reasonable efforts to obtain, prior to the Closing, all necessary Consents to the assignment, effective as of the Closing, of each of the Commodity Hedge Contracts from the Seller Parties or their applicable Affiliates to Parent or any of its designated Subsidiaries (including the Acquired Entities) as Parent may designate in writing; provided, however, that (i) other than Parent’s or its applicable Subsidiary’s assumption of the Liabilities arising under the Commodity Hedge Contracts, none of Parent, Buyer, the Seller Parties or any of the Acquired Entities shall be required to make, or commit or agree to make, any concession or payment to, or incur any Liability to, any Person to obtain any such Consent and (ii) no Acquired Entity shall make, or commit or agree to make, any concession or payment to, or incur any Liability to, any such Person to obtain any such Consent without Parent’s prior written consent. Unless any such Consent is required and is not obtained prior to the Closing with respect to a Commodity Hedge Contract (any such Contract, an “Unassigned Commodity Hedge Contract”), the Seller Parties and their Affiliates shall assign, transfer, convey and deliver as of the Closing all right, title and interest in and to, and Parent or its applicable Subsidiary shall accept and assume as of the Closing all Liabilities under, each Commodity Hedge Contract. For purposes of this Agreement, “Commodity Hedge Contract” means any of the commodity hedging Contracts listed in Section 2.21 of the Seller Disclosure Schedule and any similar Contract entered into by a Seller Party or one of its Affiliates in the ordinary course of business between the date hereof and the Closing and primarily related to the businesses of the Acquired Entities.

 (b)    Following the Closing, unless and until each Consent to assign an Unassigned Commodity Hedge Contract in accordance with Section 4.23(a) is obtained, upon the written request of Holdings, Parent will, and upon the written request of Parent, Holdings will, enter into any lawful and commercially reasonable arrangement under which Parent would obtain the benefits of and be liable for the burdens under, or arising from, each Unassigned Commodity Hedge Contract, including subcontracting, sublicensing, or subleasing such Unassigned Commodity Hedge Contract from the Seller Parties or their applicable Affiliate, and the Seller Parties shall enforce, at Parent’s expense, at the request of and for the benefit of Parent, any and all rights of the Seller Parties or their Affiliates under such Unassigned Commodity Hedge Contract against a third party thereto. If the applicable Consent to assignment of an Unassigned Commodity Hedge Contract is obtained after the Closing, then the parties shall promptly cause the assignment of such Unassigned Commodity Hedge Contract in accordance with Section 4.23(a).

ARTICLE V

CONDITIONS TO THE CLOSING

Section 5.1    Conditions to Each Party’s Obligation to Effect the Closing. The respective obligations of Parent and Buyer, on the one hand, and Sellers and Real Estate Seller, on the other hand, to consummate the Closing are subject to the satisfaction (or waiver by Parent or Holdings (on behalf of Sellers and Real Estate Seller)) prior to the Closing of the following conditions:

 (a)    HSR Clearance. The waiting period (and any extension of such period) under the HSR Act applicable to the transactions contemplated hereby shall have expired or otherwise been terminated (the “HSR Clearance”).

 (b)    Legal Restraints. No Law, whether preliminary, temporary or permanent, shall be in effect that prevents, makes illegal or prohibits the consummation any transaction contemplated hereby (any such Law, a “Legal Restraint”).

Section 5.2    Conditions to Obligations of Parent and Buyer. The obligations of Parent and Buyer to consummate the Closing are subject to the satisfaction (or waiver by Parent) prior to the Closing of the following conditions:

 (a)    Representations and Warranties.

(i)      The Seller Fundamental Representations (except for the representations and warranties in Section 2.5) shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if made anew as of the Closing Date (except to the extent any such representation or warranty expressly speaks as of any other specific date, in which case such representation or warranty shall have been accurate in all respects as of such date).

(ii)     The representations and warranties in Section 2.5 (except to the extent any such representation or warranty expressly speaks as of any other specific date, in which case such representation or warranty shall have been accurate in all respects as of such date) and Section 2.7(b) shall be true and correct in all respects as of the date hereof and as of the Closing Date as if made anew as of the Closing Date.

(iii)    The representations and warranties in Article II (except for the Seller Fundamental Representations and the representation and warranty in Section 2.7(b)) shall be true and correct (read, for purposes of this Section 5.2(a)(iii) only, without giving effect to any exception, limitation or qualifier therein as to materiality, “material,” “in all material respects” or “Material Adverse Effect”) in all respects as of the date hereof and as of the Closing Date as if made anew as of the Closing Date (except to the extent any such representation or warranty expressly speaks as of any other specific date, in which case such representation or warranty shall have been accurate in all material respects as of such date), except for any failure of any such representation or warranty to be true and correct in all respects that would not and would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

(b)    Performance of Covenants of the Seller Parties. Each Seller Party shall have performed or complied with in all material respects (or any non-performance shall have been cured) all of the covenants and agreements hereunder that this Agreement requires such Seller Party to perform or comply with at or prior to the Closing.

(c)    Bring-Down Certificate. Parent shall have received a certificate, dated as of the Closing Date and signed by an executive officer of the Company, certifying the satisfaction of all conditions in Section 5.2(a) and Section 5.2(b).

(d)    No Burdensome Condition. No Burdensome Condition shall be a condition to the receipt of the HSR Clearance.

(e)    Pre-Closing Reorganization. The Pre-Closing Reorganization shall have been consummated in a manner consistent with Section 4.19(a).

 Section 5.3    Conditions to Obligation of Sellers and Real Estate Seller. The obligation of Sellers and Real Estate Seller to consummate the Closing is subject to the satisfaction (or waiver by Holdings (on behalf of Sellers and Real Estate Seller)) prior to the Closing of the following conditions:

(a)    Representations and Warranties. The representations and warranties in Article III shall be true and correct (read, for purposes of this Section 5.3(a) only, without giving effect to any exception, limitation or qualifier therein as to materiality, “material” or “in all material respects”) in all material respects as of the date hereof and as of the Closing Date as if made anew as of the Closing Date (except to the extent any such representation or warranty expressly speaks as of any other specific date, in which case such representation or warranty shall have been accurate in all respects as of such date), except for any failure of any such representation or warranty to be true and correct in all respects that would not and would not reasonably be expected, individually or in the aggregate, to prevent, materially delay or materially impede the Parent’s or Buyer’s ability to consummate the Acquisition.

(b)    Performance of Obligations of Parent and Buyer. Each of Parent and Buyer shall have performed or complied with in all material respects (or any non-performance shall have been cured) all of the covenants and agreements hereunder that this Agreement requires Parent or Buyer to perform or comply with prior to the Closing.

(c)    Officers’ Certificate. Holdings shall have received a certificate, dated as of the Closing Date and signed by an executive officer of Parent, certifying the satisfaction of all conditions in Section 5.3(a) and Section 5.3(b).

ARTICLE VI

TERMINATION

 Section 6.1    Termination Rights.

(a)    Termination by Mutual Consent. Parent and Holdings (on behalf of the Seller Parties) shall have the right to terminate this Agreement at any time prior to the Closing by mutual written consent.

(b)    Termination by Either Parent or Holdings. Each of Parent, on the one hand, and Holdings (on behalf of the Seller Parties), on the other hand, shall have the right to terminate this Agreement at any time prior to the Closing, if:

 (i)     the Closing shall not have occurred prior to 5:00 p.m., New York City time, on April 1, 2020 (the “Outside Date”); provided, however, that, if, as of 5:00 p.m., New York City time, on the Outside Date, all of the conditions in Sections 5.1, 5.2 and 5.3 have been satisfied or duly waived by Parent or Holdings, to the extent entitled to the benefit thereof, except for (1) the conditions in Section 5.1(a) and Section 5.1(b) (but only if the applicable Legal Restraint relates to the HSR Clearance), (2) the condition in Section 5.2(e), (3) to the extent related to the performance of the covenants in Section 4.19 or Section 4.23(a), the condition in Section 5.2(b) and (4) any condition that by its nature is to be satisfied at or as of the Closing (provided that such condition would be capable of being satisfied if the Closing Date were the Outside Date), then neither Parent nor Holdings shall have the right to terminate this Agreement pursuant to this Section 6.1(b)(i) until July 1, 2020 (with such date becoming the Outside Date for all purposes hereof); provided, further that the right to terminate this Agreement pursuant to this Section 6.1(b)(i) shall not be available to any Party if the failure of the Closing to occur by the Outside Date (as it may be extended under this Section 6.1(b)(i)) was primarily caused by such Party’s material breach of any provision hereof; or

 (ii)    a Legal Restraint is in effect that has become final and nonappealable.

(c)    Termination by Parent.

 (i)     Parent shall have the right to terminate this Agreement at any time prior to the Closing if any Seller Party fails to perform or comply with any of its covenants or agreements hereunder, or any of the representations or warranties in Article II fails to be accurate, which failure (1) would give rise to the failure of a condition in Section 5.2(a) or Section 5.2(b), as applicable, to be satisfied and (2) is not reasonably capable of being cured by the Outside Date (as it may be extended under Section 6.1(b)(i)) or, if reasonably capable of being cured by the Outside Date (as it may be extended under Section 6.1(b)(i)), is not cured by Seller within thirty (30) days after Parent delivers written notice of such failure to the Seller Parties; provided, however, that Parent shall not have the right to terminate this Agreement under this Section 6.1(c)(i) if Parent or Buyer shall have failed to perform any of their respective covenants or agreements hereunder, or any of the representations or warranties in Article III fails to be accurate, which failure would give rise to the failure of a condition in Section 5.3(a) or Section 5.3(b), as applicable; or

 (ii)    Parent shall have the right to terminate this Agreement prior to 11:59 p.m., New York City time, on the date that is fifteen (15) Business Days after Parent’s receipt of the Audited Financial Statements contemplated by Section 4.9(h)(i)(1) pursuant to Section 4.9(i) if 2018 Adjusted EBITDA is less than or equal to the dollar amount set forth on Exhibit H.

(d)    Termination by Holdings. Holdings (on behalf of the Seller Parties) shall have the right to terminate this Agreement at any time prior to the Closing if:

 (i)    any of Parent or Buyer fail to perform or comply with any of their respective covenants or agreements hereunder, or any of the representations or warranties in Article III fails to be accurate, which failure (1) would give rise to the failure of a condition in Section 5.3(a) or Section 5.3(b), as applicable, to be satisfied and (2) is not reasonably capable of being cured by Parent or Buyer, as applicable, by the Outside Date (as it may be extended under Section 6.1(b)(i)) or, if reasonably capable of being cured by Parent or Buyer, as applicable, by the Outside Date (as it may be extended under Section 6.1(b)(i)), is not cured by Parent or Buyer, as applicable, within thirty (30) days after Holdings delivers written notice of such failure to Parent; provided, however, that Holdings shall not have the right to terminate this Agreement under this Section 6.1(d)(i) if any Seller Party shall have failed to perform any of its covenants or agreements hereunder, or any of the representations or warranties in Article II fails to be accurate, which failure would give rise to the failure of a condition in Section 5.2(a) or Section 5.2(b), as applicable; or

 (ii)    (1) all of the conditions in Section 5.1 and Section 5.2 have been satisfied, except for any condition that by its nature is to be satisfied at the Closing (provided that such condition would be capable of being satisfied if the Closing Date were the date of such termination), (2) Holdings has irrevocably confirmed by written notice to Parent that (A) the conditions in Section 5.3 have been satisfied or duly waived by Holdings, except for any condition that by its nature is to be satisfied at the Closing (provided that such condition would be capable of being satisfied if the Closing Date were the date of such termination), (B) the Seller Parties are ready, willing and able to consummate the Closing and (C) if Parent and Buyer take all actions required hereby to consummate the Closing, the Seller Parties shall take all actions required hereby to consummate the Closing (such notice, a “Closing Failure Notice”) and (3) Parent and Buyer fail to consummate the Closing within three (3) Business Days following the later of (A) delivery of the Closing Failure Notice and (B) the date on which the Closing should have occurred under Section 1.2 (the occurrence of the foregoing clauses (1), (2) and (3), a “Parent Closing Failure”).

Section 6.2    Effect of Termination; Procedure for Termination. This Agreement may be terminated only under Section 6.1. In order to terminate this Agreement under Section 6.1, the Party desiring to terminate this Agreement shall give written notice of such termination to the other Parties under Section 9.8, specifying the provision hereof under which such termination is effected. If this Agreement is terminated under Section 6.1, this Agreement shall immediately become void and of no effect, and no Party shall have any further Liability, whether arising before, at or after such termination, that may be based on, arise out of or relate to this Agreement, except that (a) this Section 6.2, Section 4.9(g), Section 6.3, Article IX and the Confidentiality Agreements, and the Parties’ Liabilities thereunder, shall survive such termination and remain in full force and effect in accordance with their terms and (b) except as provided, and subject to the limitations, in Section 6.3(c), no such termination shall relieve any Party from Liability for any Actual Fraud or any Willful Breach occurring prior to such termination.

 Section 6.3    Termination Fees.

(a)    If Holdings terminates this Agreement pursuant to (i) Section 6.1(d)(i) or (ii) Section 6.1(d)(ii), in each case, Parent shall pay to Holdings a fee of $100,000,000 in cash (the “Parent Breach Termination Fee”), by wire transfer of immediately available funds in accordance with the Seller Wiring Instructions, no later than two (2) Business Days after the date of such termination.

(b)    If either Parent or Holdings terminates this Agreement under Section 6.1(b)(i) or Section 6.1(b)(ii) (but only if the applicable Legal Restraint relates to the HSR Clearance) and, at the time of such termination, all of the conditions in Article V have been satisfied or duly waived by all Parties entitled to the benefit thereof, except for (i) the condition in Section 5.1(a), (ii) the condition in Section 5.1(b) (but only if the applicable Legal Restraint relates to the HSR Clearance), (iii) the condition in Section 5.2(d) or (iv) any other condition that by its nature is to be satisfied at the Closing (provided that such condition would be capable of being satisfied if the Closing Date were the date of such termination), Parent shall pay to Holdings a fee of $80,000,000 in cash (the “Parent Antitrust Termination Fee” and, together with the Parent Breach Termination Fee, the “Parent Termination Fees”), by wire transfer of immediately available funds in accordance with the Seller Wiring Instructions, no later than two (2) Business Days after the date of such termination.

(c)    Notwithstanding anything herein to the contrary (including Section 6.2), if this Agreement is terminated under circumstances in which Parent is required to pay a Parent Termination Fee, other than the Seller Parties’ right to payment of the Reimbursable Expenses, (i) seeking and obtaining Parent’s payment of such Parent Termination Fee shall be the sole and exclusive remedy of the Seller Parties and their respective Representatives for any Claims or Losses suffered or incurred by the Seller Parties or any of their respective Representatives that may be based on, arise out of or related to this Agreement or the transactions contemplated hereby, (ii) other than the obligation to pay such Parent Termination Fee, Parent, Buyer and their respective Representatives shall have no further Liability that may be based on, arise out of or related to this Agreement or the transactions contemplated hereby, (iii) none of the Seller Parties or any of their respective Representatives shall have, and the Seller Parties, on behalf of themselves and their respective Representatives, expressly waive and relinquish, any other right, remedy or recourse (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) that may be based on, arise out of or related to this Agreement or the transactions contemplated hereby, and (iv) the maximum aggregate Liability of Parent and its Representatives to the Seller Parties and their respective Representatives that may be based on, arise out of or related to this Agreement or the transactions contemplated hereby shall not exceed such Parent Termination Fee and, subject to

Section 6.3(d), none of the Seller Parties or any of their respective Representatives shall seek to recover monetary damages in excess of such amount. Notwithstanding anything herein to the contrary (including Section 6.2), in no event (1) shall Parent be required to pay to Holdings any Parent Termination Fee more than once or (2) shall Parent be required to pay to Holdings more than one (1) Parent Termination Fee.

(d)    The covenants and agreements under this Section 6.3 are an integral part of the transactions contemplated hereby, and without such covenants and agreements, the Parties would not have entered into this Agreement. Accordingly, if Parent fails to pay a Parent Termination Fee when due pursuant to this Section 6.3, then Parent shall pay Holdings interest on such overdue amount from the date such payment was required to be made until the date of payment at the prime lending rate as published in the Wall Street Journal, in effect on the date such payment was required to be made. Each Party further acknowledges and agrees that, on behalf of itself and its Affiliates, that the payment of any Parent Termination Fee is not a penalty but is liquidated damages in a reasonable amount that will compensate the Parties and their respective Affiliates in the circumstances in which such Parent Termination Fee is payable, for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision; provided that nothing in this sentence shall limit the rights of any Seller Party under Section 9.5, Section 9.6 or otherwise with respect to Reimbursable Expenses.

ARTICLE VII

INDEMNIFICATION

 Section 7.1    Survival. The Parties’ respective representations and warranties herein, and their respective covenants and agreements hereunder to the extent requiring performance prior to or at the Closing, shall survive the Closing until, and all Claims related thereto shall terminate on, the date that is twelve (12) months after the Closing Date, except that the representations and warranties in Section 2.5 shall survive the Closing until, and all Claims related thereto shall terminate on, the date that is six (6) years after the Closing Date. The Parties’ respective covenants and agreements to the extent requiring performance after the Closing hereunder shall survive the Closing until, and all Claims related thereto shall terminate on, the date provided in such covenants and agreements, if any, or, if no such date is provided, until the date on which they are performed or complied with in accordance with their respective terms, except that the Seller Parties’ covenant under Section 7.2(a)(iii) shall terminate on the date that is twelve (12) months after the Closing Date. Notwithstanding the foregoing, if a Claim Notice for a Claim for indemnification under Section 7.2 has been delivered under Section 7.4 prior to the expiration of the applicable survival period under this Section 7.1, the Claim that is the subject of such Claim Notice shall survive until such Claim is finally and fully resolved in accordance with the terms hereof. Nothing in this Section 7.1 shall limit any Liability for, or any Party’s right or ability to bring a Claim after any such survival period for, Actual Fraud.

Section 7.2    Indemnification.

 (a)    From and after the Closing, subject to the other provisions of this Article VII, the Seller Parties shall, jointly and severally, indemnify Parent and its Representatives (including the Acquired Entities) (collectively, the “Parent Indemnified Persons”) for, and defend and hold the Parent Indemnified Persons harmless from and against, any and all Losses actually suffered, paid or incurred by the Parent Indemnified Persons (including, after the Closing, any Acquired Entity) to the extent arising from or related to any of the following:

(i)      any failure of the representations and warranties in Article II to be true and correct as of the date hereof or as of the Closing as if made anew as of the Closing, in each case, read without giving effect to any exception, limitation or qualifier therein as to materiality, “material,” “in all material respects” or “Material Adverse Effect” (except for the No Scrape Representations and the terms “Material Contract” and “Material Environmental Permit”) (any such failure, a “Seller Rep Breach”), except for any Seller Rep Breach arising as a result of any Claim instituted after the date hereof (1) that is substantially similar in nature, scope and amount to the Claims set forth in Item 1 of Section 2.12(b)(i) of the Seller Disclosure Schedule and (2) for which a reserve is included as a current liability in Net Working Capital;

(ii)     any breach of any covenant or agreement of any Seller Party hereunder;

(iii)    (1) any Indemnified Taxes and (2) any Indemnified Escheat Liabilities;

(iv)    any Unpaid Transaction Expenses to the extent not included in the calculation of the Final Closing Consideration; and

(v)     the Pre-Closing Reorganization.

 (b)    From and after the Closing, subject to the other provisions of this Article VII, Parent shall indemnify the Seller Parties and their respective Representatives (excluding the Acquired Entities) (collectively, the “Seller Indemnified Persons”) for, and defend and hold the Seller Indemnified Persons harmless from and against, any and all Losses actually suffered, paid or incurred by the Seller Indemnified Persons to the extent arising from or related to any of the following:

(i)      any failure of the representations and warranties in Article III to be true and correct as of the date hereof or as of the Closing as if made anew as of the Closing, in each case, read without giving effect to any exception, limitation or qualifier therein as to materiality, “material” or “in all material respects” (any such failure, a “Parent Rep Breach”); and

(ii)     any breach of any covenant or agreement of Parent or Buyer hereunder.

Section 7.3    Limitations.

 (a)    The Seller Parties shall not have any obligation to indemnify the Parent Indemnified Persons for any individual Claim or group of related Claims with respect to any Losses until the aggregate amount of Losses that otherwise would be payable pursuant to Section 7.2(a)(i) with respect to such Claim or group of related Claims exceeds $50,000 (the “Per Claim Threshold”), it being understood that any such individual Claim or group of related Claims for amounts less than the Per Claim Threshold shall be ignored in determining whether the Deductible has been exceeded.

 (b)    Except for Actual Fraud or any Seller Rep Breach arising from or related to any Seller Fundamental Representation or any Seller Tax Representation, the Seller Parties shall not have any obligation to indemnify the Parent Indemnified Persons (i) under Section 7.2(a)(i) until the aggregate amount of all Losses for which the Seller Parties are obligated to indemnify the Parent Indemnified Persons under Section 7.2(a)(i) collectively exceeds $10,000,000 (the “Deductible”), at which point the Seller Parties shall indemnify the Parent Indemnified Persons for all such Losses in excess of the Deductible (subject to Section 7.3(c) and the other provisions of this Article VII) or (ii) under Section 7.2(a)(iii)(2) until the aggregate amount of all Losses for which the Seller Parties are obligated to indemnify the Parent Indemnified Persons under Section 7.2(a)(iii)(2) exceeds $2,000,000, at which point the Seller Parties shall indemnify the Parent Indemnified Persons for 50% of all such Losses in excess of such amount (subject to Section 7.3(c) and the other provisions of this Article VII).

 (c)    Except for Actual Fraud, the Seller Parties’ liability to the Parent Indemnified Persons under Section 7.2(a)(i) (including with respect to any Seller Rep Breach arising from any Seller Fundamental Representation or any Seller Tax Representation) and Section 7.2(a)(iii) shall not exceed, in the aggregate, $10,000,000.

Section 7.4    Indemnification Procedures.

 (a)    Any Person seeking indemnification under Section 7.2 (each, an “Indemnified Person”) shall assert any Claim for indemnification, including any Third-Party Claim, by delivering written notice thereof (a “Claim Notice”) in accordance with Section 9.8 to the Party from which indemnification is sought under Section 7.2 (the “Indemnifying Party”). Each Claim Notice shall describe in reasonable detail the nature of the Claim and the amount of any Losses arising therefrom (to the extent known) and attach copies of all material written evidence thereof that the Indemnified Person has received from any Person that is not a Party or a Person that is an Affiliate of a Party (a “Third Party”) to the date of the Claim Notice. Such Claim Notice shall be delivered to the Indemnifying Party as promptly as reasonably practicable after receipt by the Indemnified Person of any written evidence from a Third Party with respect to a Third-Party Claim or after the Indemnified Person becomes aware of any other Claim for indemnification hereunder; provided that failure to give any such Claim Notice on a timely basis shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually and materially prejudiced as a result of such failure.

 (b)    Upon receipt by an Indemnifying Party of a Claim Notice for a Claim brought by a Third Party (a “Third-Party Claim”), the Indemnifying Party shall be entitled to (i) assume and have sole control over the defense and investigation of such Third-Party Claim at its sole cost and expense (subject to the last sentence of this Section 7.4(b)) and with counsel of its own choosing if it gives notice of its intention to do so to the Indemnified Person within thirty (30) days after the delivery of such Claim Notice by the Indemnified Person and (ii) negotiate a settlement or compromise of, or consent to the entry of an Order related to, such Claim; provided that, if (1) such settlement, compromise or consent does not include a full and unconditional waiver and release by such Third Party of all applicable Indemnified Persons for all Losses related to such Third-Party Claim, or (2) such settlement, compromise or consent imposes a Lien on any of the assets of any such Indemnified Person, such settlement, compromise or consent shall be permitted only with the prior written consent of such Indemnified Person (whether or not such Indemnified Person is an actual or potential party to such Third-Party Claim), which consent shall not be unreasonably withheld, conditioned or delayed. If the Indemnifying Party elects to assume control of the defense and investigation of any such Third-Party Claim, then the Indemnified Person shall be entitled to participate in (but not control) such defense and investigation with counsel reasonably acceptable to the Indemnifying Party at such Indemnified Person’s sole cost and expense; provided, however, that, if in the reasonable opinion of counsel to the Indemnified Person, there are legal defenses available to the Indemnified Person that are different from or additional to those available to the Indemnifying Party or there exists a conflict of interest between the Indemnifying Party and the Indemnified Person that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of one (1) legal counsel to the Indemnified Person (but only to the extent such fees and expenses constitute Losses for which the Indemnifying Party is otherwise obligated to provide indemnification for under Section 7.2 and, in any event, subject to the limitations contained in this Article VII).

(c)    Notwithstanding anything to the contrary in Section 7.4(b), the Indemnifying Party shall not be entitled to assume and control the defense or investigation of any Third-Party Claim that (i) seeks an injunction or other equitable relief against an Indemnified Person, (ii) involves an allegation that an Indemnified Person committed a criminal act or (iii) would reasonably be expected to result in Losses to all applicable Indemnified Persons which, taken with other then-existing Losses for which such Indemnifying Party is obligated to provide indemnification under this Article VII, would exceed the then-remaining limit of liability of such Indemnified Person under Section 7.3 by more than 50%. If, within thirty (30) days after delivery by an Indemnified Person of any Claim Notice related to a Third-Party Claim, the Indemnifying Party (1) (A) notifies such Indemnified Person in writing that the Indemnifying Party does not elect to defend and investigate such Third-Party Claim or (B) fails to deliver to the Indemnified Person a written election to assume the defense and investigation of such Third-Party Claim or (2) is not entitled to assume the defense or investigation of such Third-Party Claim, then (I) such Indemnified Person may, at its option, defend, investigate, settle or compromise, or consent to an entry of an Order related to, such Third-Party Claim; provided that any such settlement, compromise or consent shall be permitted only with the written consent of the Indemnifying Party (whether or not the Indemnifying Party is an actual or potential party to such Third-Party Claim), which consent shall not be unreasonably withheld, conditioned or delayed, and (II) the Indemnifying Party may participate in (but not control) any such defense and investigation at its sole cost and expense.

 (d)    Notwithstanding anything in this Section 7.4 to the contrary, Article VIII shall govern for purposes of any Third-Party Claim that is a Tax Claim.

Section 7.5    Losses; Mitigation.

 (a)    The amount of any and all Losses of an Indemnified Person that is indemnifiable under this Article VII shall be determined net of any amounts actually recovered by such Indemnified Person under any insurance policy or any indemnity, contribution or reimbursement arrangement or Contract under which such Indemnified Person has rights to recovery related to such Losses (in each case, except for the R&W Insurance Policy). If an Indemnified Person recovers any such amounts, then such Indemnified Person will, without duplication, promptly reimburse the Indemnifying Party the excess (if any) of (i) the amount paid to the Indemnified Person by the Indemnifying Party in respect of such Losses, plus the amount received by the Indemnified Person in respect thereof, minus (ii) the full amount of the Losses.

 (b)    Except to the extent related to Taxes, each Indemnified Person shall use commercially reasonable efforts to mitigate all Losses after becoming aware of any event that could reasonably be expected to give rise to any Loss that is indemnifiable under this Article VII, including by using commercially reasonable efforts to make claims, or otherwise seek recovery, under any insurance policy, or any indemnity, contribution or reimbursement arrangement or Contract, in each case, under which such Indemnified Person has rights to recovery related to such Losses provided, however, that neither Parent nor any of its Representatives shall be required to make any claim, or otherwise seek recovery, under the R&W Insurance Policy.

 (c)    The amount of Losses indemnifiable under Section 7.2(a)(i) or Section 7.2(b)(i) shall be determined without giving effect to any exception, limitation or qualifier as to materiality, “material,” “in all material respects” or “Material Adverse Effect” in any representation or warranty in Article II or Article III.

 (d)    The Parent Indemnified Persons shall not be entitled to recover or make a Claim against the Seller Parties under Section 7.2(a) for any Loss (and no such Loss shall be aggregated for purposes of Section 7.3(a) or Section 7.3(b)) to the extent such Loss is taken into account in determining the Final Closing Consideration.

Section 7.6    Exclusive Remedy; Release; Actual Fraud.

 (a)    Without limiting any of Parent’s or its Representatives’ rights under the R&W Insurance Policy, from and after the Closing, the provisions of Section 1.5, this Article VII, Section 9.5 with respect to any covenant or agreement hereunder that survives the Closing under Section 7.1) and the TSA (such provisions, collectively, the “Remedy Provisions”) shall be the sole and exclusive remedy for any Claim (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) that may be based on, arise out of or relate to this Agreement or any other agreement or document contemplated hereby (including the negotiation, execution, performance or subject matter hereof or thereof) or the transactions contemplated hereby or thereby or any Losses alleged to be suffered by any Party, any Parent Indemnified Person or any Seller Indemnified Person as a

result of the actions or failure to act by any Party in connection herewith or the transactions contemplated hereby. In furtherance of the foregoing, effective from and after the Closing, and without limiting any Party’s rights under the Remedy Provisions, (i) Parent, on behalf of itself and its Representatives, hereby waives and releases, to the fullest extent permitted under applicable Law, the Seller Parties and their respective Representatives, whether in any individual, corporate or any other capacity, from and against any and all other rights, Claims and causes of action it may have against the Seller Parties or their respective Representatives relating (directly or indirectly) to the subject matter hereof or any other agreement or document contemplated hereby or the transactions contemplated hereby or thereby, including whether arising under or based upon any Law or otherwise, and (ii) the Seller Parties, on behalf of themselves and their respective Representatives, hereby waives and releases, to the fullest extent permitted under applicable Law, Parent and its Representatives, whether in any individual, corporate or any other capacity, from and against any and all other rights, Claims and causes of action it may have against Parent or its Representatives relating (directly or indirectly) to the subject matter hereof or any other agreement or document contemplated hereby or the transactions contemplated hereby or thereby, including whether arising under or based upon any Law or otherwise. The provisions herein relating to indemnification, and the limits imposed on the Indemnified Persons’ remedies with respect to this Agreement and any other agreement or document contemplated hereby and the transactions contemplated hereby and thereby (including Section 7.3 and this Section 7.6) were specifically bargained for between sophisticated parties and were specifically taken into account in the determination of the amounts to be paid to the Seller Parties hereunder. No Indemnified Person may avoid the limitations on liability set forth in this Article VII by seeking Losses for breach of contract, tort or pursuant to any other theory of liability.

 (b)    Notwithstanding anything herein to the contrary, nothing herein, including in Article II or Article III or otherwise in this Article VII, shall limit any Party’s Liability for, or any Party’s right or ability to bring a Claim (whether under this Article VII or otherwise) for, Actual Fraud.

Section 7.7    Adjustments for Tax Purposes. The Parties agree that any indemnification payments made hereunder shall be treated for Income Tax purposes as an adjustment to the Final Closing Consideration to the maximum extent permitted by applicable Law.

Section 7.8    Indemnified Escheat Liabilities.

 (a)    Notwithstanding anything to the contrary in Section 7.4, if, after the Closing Date, a Party receives notice of any audit, demand, claim, proposed adjustment, assessment, examination or other administrative or court proceeding (an “Escheat Claim”) with respect (in whole or in part) to any Indemnified Escheat Liabilities, such Party shall provide a copy of such document to the potentially indemnifying Party within twenty (20) days of receipt; provided, however, that no failure or delay on the part of the Party entitled to indemnification to give such notice shall reduce or otherwise affect the obligations or liabilities of the indemnifying Party hereunder except to the extent the indemnifying Party is actually and materially prejudiced by such failure or delay. Any information provided or obtained under this paragraph shall be kept confidential, except as may otherwise be necessary in connection with the filing of return or other document relating to escheat or unclaimed property, refund claims, or any Escheat Claim, or as required by applicable Law.

(b)    Except as otherwise provided in Section 7.8(c), Parent or Buyer shall have the sole right to control the conduct and resolution of any Escheat Claim relating solely to any Acquired Entity; provided, however, in the case of an Escheat Claim (or any portion thereof) for which the resolution thereof could reasonably be expected to result in an Indemnified Escheat Liability for which the Seller Parties are liable under Section 7.2(a)(iii), (i) Holdings may, at the expense of the Seller Parties, participate in the defense of any such Escheat Claim and (ii) Parent shall not, and shall not allow the Acquired Entity to, settle or otherwise resolve any such Escheat Claim without the prior written consent of Holdings (which consent shall not be unreasonably withheld, delayed or conditioned) if such settlement or other resolution could reasonably be expected to materially increase the escheat or unclaimed property liability of the Seller Parties or any of its Affiliates for any period prior to the Closing Date.

(c)    With respect to any Escheat Claim relating both to an Acquired Entity, on the one hand, and any Seller Party or an Affiliate thereof, on the other hand, the Party that would bear the burden of the greatest portion of the Liability shall, at its own expense, have the right to control the conduct of such Escheat Claim (the “Escheat Controlling Party”); provided that (i) the Escheat Controlling Party shall provide the other Parties hereto (the “Escheat Non-Controlling Party”) with a timely and reasonably detailed account of each stage of such Escheat Claim, (ii) the Escheat Non-Controlling Party shall have the right to participate in such Escheat Claim at its own cost, (iii) the Escheat Controlling Party shall consult with the Escheat Non-Controlling Party before taking any significant action in connection with such Escheat Claim, (iv) the Escheat Controlling Party shall consult with the Escheat Non-Controlling Party and offer the Escheat Non-Controlling Party an opportunity to comment before submitting any written materials prepared or furnished in connection with such Escheat Claim, (v) the Escheat Controlling Party shall defend such Escheat Claim diligently and in good faith as if it were the only party in interest in connection with such Escheat Claim and (vi) the Escheat Controlling Party shall not, and shall not allow its Affiliates to, settle or otherwise resolve any such Escheat Claim without the prior written consent of the Escheat Non-Controlling Party (which consent shall not be unreasonably withheld, delayed or conditioned) if such settlement or abandonment could have an adverse impact on the Escheat Non-Controlling Party or any of its direct or indirect owners; provided, further, that, for the avoidance of doubt, for purposes of this clause (c), Holdings shall act as the Escheat Controlling Party or the Escheat Non-Controlling Party, as the case may be, on behalf of the Seller Parties, and Parent shall act as the Escheat Controlling Party or the Escheat Non-Controlling Party on behalf of Parent and Buyer.

(d)    Notwithstanding anything to the contrary contained herein, the provisions contained in Section 8.5 shall apply mutatis mutandis to Indemnified Escheat Liabilities.

ARTICLE VIII

TAX MATTERS

Section 8.1    Responsibility for Filing Tax Returns.

 (a)    Holdings shall prepare or cause to be prepared all (i) Income Tax Returns for the Acquired Entities in respect of any taxable period ending on or prior to the Closing Date and due after the date hereof and (ii) all other Tax Returns for the Acquired Entities required to be filed after the date hereof but on or prior to the Closing Date (each such Tax Return described in the preceding clause (i) and clause (ii), a “Pre-Closing Tax Return”). Each Pre-Closing Tax Return shall be prepared in a manner consistent with the Acquired Entities’ respective past practices. Holdings shall timely file, or cause to be timely filed, all Pre-Closing Tax Returns that are required under applicable Law to be filed (taking into account applicable extensions) on or before the Closing Date. Holdings shall deliver, or cause to be delivered, to Parent all Pre-Closing Tax Returns that are required to be filed by the Acquired Entities after the Closing Date at least ten (10) days prior to the due date for filing such Pre-Closing Tax Returns (taking into account applicable extensions) and Parent shall timely file or cause to be timely filed all such Pre-Closing Tax Returns. With respect to any such Pre-Closing Tax Return, Holdings shall consider in good faith all reasonable comments of Parent that are provided by Parent to Holdings at least five (5) days prior to the due date for filing such Pre-Closing Tax Return (taking into account applicable extensions).

 (b)    Parent shall, except to the extent any Tax Returns are the responsibility of Holdings under Section 8.1(a), prepare and timely file all other Tax Returns required to be filed by or with respect to the Acquired Entities. Any such Tax Return for a taxable period beginning before the Closing Date shall be prepared in a manner consistent with the Acquired Entities’ respective past practices, and shall be submitted to Holdings for its review and comment not less than ten (10) days (in the case of any Income Tax Return), or five (5) days (in the case of any Non-Income Tax Return), prior to the due date for the filing of such Tax Return (taking into account applicable extensions). Parent shall consider in good faith all reasonable comments of Holdings that are provided by Holdings to Parent at least five (5) days (in the case of any Income Tax Return), or three (3) days (in the case of any Non-Income Tax Return), prior to the due date for filing such Tax Return (taking into account applicable extensions).

 (c)

(i)    Upon the written request of Parent setting forth the amount owed with respect to any Pre-Closing Tax Return or other Tax Return for a taxable period beginning before the Closing Date, the Seller Parties shall pay to Parent, no later than three (3) days prior to the due date (taking into account applicable extensions) for the applicable Pre-Closing Tax Return or other Tax Return for a taxable period beginning before the Closing Date (or the date on which such Parent request was received, whichever is later), an amount equal to the Indemnified Taxes for which the Seller Parties are liable pursuant to Section 7.2(a)(iii). No failure or delay of Parent in providing such a Tax Return for Holdings’ review and comment shall reduce or otherwise affect the obligations or liabilities of the Seller Parties hereunder except to the extent the Seller Parties are actually and materially prejudiced by such failure or delay (as determined by a court of competent jurisdiction).

(ii)    No later than three (3) days after the filing of any Pre-Closing Tax Return or other Tax Return for a taxable period beginning before the Closing Date, Parent shall (1) provide the Seller Parties with a calculation of the excess of (A) the sum of (x) any Taxes that have previously been paid by the Seller Parties and (y) any Taxes specifically included as a liability in the calculation of the Net Working Capital, as finally determined under Section 1.5, and that resulted in an actual reduction of the Final Closing Consideration, in each case, that are shown as due on such Tax Return over (B) the total Tax liability reflected on such Tax Return actually filed, and (2) pay to Sellers, pro rata in accordance with their respective Ownership Percentages, the amount described in the preceding clause (1).

 (d)    Parent shall not, and shall not allow any Acquired Entity to initiate (or agree to) any Seller Tax Matter without the prior written consent of Holdings (such consent not to be unreasonably withheld, conditioned or delayed).

Section 8.2    Straddle Periods. For purposes hereof, in the case of any Taxes that are payable with respect to a Straddle Period, the portion of any such Taxes that is allocable to the pre-Closing portion of the Straddle Period shall:

 (a)    in the case of property Taxes and other similar Taxes imposed on a periodic basis for a Straddle Period, the amounts that are attributable to the portion of the Straddle Period ending on the day immediately prior to the Closing Date shall be determined by multiplying the Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the day immediately prior to the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period;

 (b)    in the case of Taxes in the form of interest or penalties, all such Taxes shall be treated as attributable to a Pre-Closing Tax Period to the extent relating to a Tax for a Pre-Closing Tax Period whether such items are incurred, accrued, assessed or similarly charged on, before or after the Closing Date;

 (c)    in the case of Taxes imposed on an Acquired Entity, Buyer or Parent or any of their respective Affiliates as a result of income of any entity, plan or arrangement treated as a partnership or disregarded entity for Tax purposes (a “Flow-Thru Entity”) realized prior to the Closing Date (such income being computed, except as provided in Section 8.8, assuming the Flow-Thru Entity had a year that ends on the day immediately prior to the Closing Date and elected to close its books), such Taxes shall be treated as Taxes of the Acquired Entities for a Pre-Closing Tax Period; provided that for the avoidance of doubt, Taxes imposed or assessed pursuant to Sections 6221 through 6241 of the Code in respect of or relating to any “reviewed year” (within the meaning of Section 6225(d)(1) of the Code), or portion thereof, that falls within a Pre-Closing Tax Period shall be treated as Taxes for a Pre-Closing Tax Period; and

 (d)    in the case of all other Taxes for a Straddle Period (including Income Taxes, franchise/capital Taxes, employment Taxes, sales and use Taxes and withholding Taxes) the amount attributable to the portion of the Straddle Period ending on the day immediately prior to the Closing Date shall be determined as if the Acquired Entities filed a separate Tax Return with respect to such Taxes for the portion of the Straddle Period ending as of the end of the day immediately prior to the Closing Date using a “closing of the books methodology;” provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on the day immediately prior to the Closing Date and the period beginning on the Closing Date in proportion to the number of days in each period.

Section 8.3    Tax Refunds. All refunds of Taxes payable by an Acquired Entity for any Pre-Closing Tax Period to the extent paid by the Acquired Entity prior to the Closing or specifically included as a liability in the calculation of Net Working Capital (as finally adjusted pursuant to Section 1.5) or of Taxes for which a Seller Party has indemnified the Parent Indemnified Persons under Section 7.2 (whether in the form of cash received or a credit against Taxes otherwise payable) shall be the property of Sellers. Parent shall pay or cause to be paid any such Tax refund to Sellers, pro rata in accordance with their respective Ownership Percentages, within fifteen (15) days after receipt thereof (without interest, except for interest received from a Taxing Authority), net of any Taxes imposed on such refund and any reasonable out-of-pocket expenses that Parent, Buyer, the Acquired Entities or any of their Affiliates directly incur (or shall directly incur) for their receipt of such Tax refund (and related interest). Any other Tax refunds related to any Acquired Entity shall be for the sole account of Parent and Buyer. Nothing in this Section 8.3 shall require that Parent, Buyer or any of their Affiliates make any payment with respect to any refund for a Tax (and such refunds shall be for the benefit of Parent and Buyer) that is with respect to (a) any refund of Tax that is the result of the carrying back of any net operating loss or other Tax attribute or Tax credit incurred in a Post-Closing Tax Period; or (b) any refund of a Tax to the extent that it gives rise to a payment obligation by Parent, Buyer, the Acquired Entities or any of their Affiliates after the Closing Date to any Person under applicable Law or pursuant to a provision of a contract or other agreement entered (or assumed) by an Acquired Entity on or prior to the Closing Date.

Section 8.4    Contests Related to Taxes.

 (a)    Notwithstanding anything to the contrary in Section 7.4, if, after the Closing Date, a Party receives notice of any audit, demand, claim, proposed adjustment, assessment, examination or other administrative or court proceeding (a “Tax Claim”) with respect (in whole or in part) to any Indemnified Taxes, such Party shall provide a copy of such document to the potentially indemnifying Party within twenty (20) days of receipt; provided, however, that no failure or delay on the part of the Party entitled to indemnification to give such notice shall reduce or otherwise affect the obligations or liabilities of the indemnifying Party hereunder except to the extent the indemnifying Party is actually and materially prejudiced by such failure or delay. Any information provided or obtained under this paragraph shall be kept confidential, except as may otherwise be necessary in connection with the filing of a Tax Return, refund claims, or any Tax Claim, or as required by applicable Law.

 (b)    Except as otherwise provided in Section 8.4(c) with respect to Tax Claims relating to a Flow-Through Tax Return, Parent or Buyer shall have the sole right to control the conduct and resolution of any Tax Claim of any Acquired Entity; provided, however, that, in the case of a Tax Claim (or any portion thereof) relating to any taxable period beginning before the Closing Date of any Acquired Entity for which the resolution thereof could reasonably be expected to result in an Indemnified Tax for which the Seller Parties are liable under Section 7.2(a)(iii), (i) Holdings may, at the expense of the Seller Parties, participate in the defense of any such Tax Claim and (ii) Parent shall not, and shall not allow the Acquired Entity to, settle or otherwise resolve any such Tax Claim without the prior written consent of Holdings (which consent shall not be unreasonably withheld, delayed or conditioned) if such settlement or other resolution could reasonably be expected to materially increase the Tax liability of the Seller Parties or any of its Affiliates for any Pre-Closing Tax Period.

 (c)    With respect to any Tax Claims relating to a Flow-Through Tax Return, Holdings shall have the sole right to control the conduct and resolution of any such Tax Claim of any Acquired Entity; provided, however, that, in the case of a Tax Claim (or any portion thereof) relating a Flow-Through Tax Return for which an election under Section 6221(b) or 6226 of the Code (and any similar or analogous election under state or local Tax Law) is not available or the resolution thereof could reasonably be expected to adversely affect the Tax liability of Parent, Buyer or any of their Affiliates after the Closing, (i) Holdings shall keep Parent reasonably informed regarding the status of such Tax Claim, (ii) Holdings shall control such Tax Claim diligently and in good faith as if it were the only party in interest in connection with such Tax Claim, and (iii) Holdings shall not, and shall not allow the Acquired Entity or any of its Affiliates to, settle or otherwise resolve any such Tax Claim without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned).

Section 8.5    Cooperation Related to Taxes. Parent, Buyer, the Acquired Entities and the Seller Parties shall cooperate (and shall cause their Affiliates to cooperate) fully, as and to the extent reasonably requested by the other party, in connection with (a) preparing and filing any Tax Return, amended Tax Return or claim for refund relating to any Acquired Entity, its business or assets, (b) determining a liability for Taxes or an indemnity obligation relating to Taxes under this Agreement or a right to refund of Taxes relating to any Acquired Entity, its business or assets, or (c) any audit, examination, assessment, litigation or other proceeding with respect to Taxes of any Acquired Entity, its business or assets. Such cooperation shall include the retention and (upon the other party’s request) the provision of any information, records or other documents necessary or reasonably requested in connection with the foregoing or otherwise to allow Parent, Buyer, any Acquired Entity or any of their Affiliates to comply with any information reporting or withholding requirements contained in the Code or other applicable Laws, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Any information obtained under this Section 8.5 or under any other Section hereof providing for the sharing of information or review of any Tax Return or other schedule relating to Taxes for any Acquired Entity shall be kept, unless otherwise required by applicable Law, confidential by the parties hereto and their respective legal and tax advisors. Each party shall retain all Tax Returns, schedules and all material records and other documents relating to Tax matters of any Acquired Entity, its business or assets until the later of (i) the expiration of the statute of limitations for the Tax periods to which the Tax Returns and other documents relate or (ii) six (6) years following the due date (without extension) for such Tax Returns.

Section 8.6    Transfer Taxes. All Transfer Taxes shall be borne 50% by Parent, on the one hand, and 50% by the Seller Parties, on the other hand. Unless otherwise required by applicable Law, Parent shall be responsible for preparing and timely filing any Tax Return relating to such Transfer Taxes and the Seller Parties shall timely pay its allocable portion of any such Transfer Taxes to Parent. To the extent that any Transfer Taxes are required by Law to be paid by the Seller Parties and remitted to any Taxing Authority, Parent shall timely pay its allocable portion of any such Transfer Taxes to the Seller Parties, and the Seller Parties shall timely remit such Taxes (or cause such Taxes to be timely remitted) to the Taxing Authority.

Section 8.7    Tax Sharing Agreements. All Tax Sharing Agreements (other than this Agreement), whether or not written, that may have been entered into by a Seller Party or any of its Affiliates on the one hand, and any Acquired Entity, on the other hand, shall be terminated as to such Acquired Entity as of the Closing, and no payments which are owed by or to such Acquired Entity pursuant thereto shall be made thereunder after the Closing.

Section 8.8    Tax Treatment.

 (a)    The Seller Parties and Parent agree that, for U.S. federal Income Tax purposes (and applicable state and local Income Tax purposes), (i) Buyer’s purchase of all the Purchased Company LLC Interests is intended to be governed by IRS Revenue Ruling 99-6, 1999-1 C.B. 432 (Situation 2), and, pursuant thereto, on the Closing Date, (1) with respect to Buyer, (A) the Company shall be deemed to make a liquidating distribution of its assets to Sellers, and (B) Buyer shall be deemed to acquire, by purchase, all such assets from Sellers, and (2) with respect to Sellers, Sellers shall be treated as selling partnership interests in the Company, in each case, in exchange for the Final Closing Consideration (as finally determined pursuant to Section 1.5) (as properly adjusted for assumed liabilities, including, for the avoidance of doubt, the liabilities set forth in the Company Payoff Letters) and net of the Owned Real Property Purchase Price and shall report gain or loss, if any, resulting from the sale of their partnership interests in accordance with Section 741 of the Code, (ii) Buyer’s purchase of the Purchased Real Estate LLC Interests shall be treated as a taxable sale of the assets of the Acquired Real Estate Subsidiaries in exchange for the Owned Real Property Purchase Price and, (iii) for the avoidance of doubt, the Income Tax Returns described in Section 8.1(a)(i) shall, to the maximum extent permitted by applicable Law, include any deductions allowable with respect to the Unpaid Transaction Expenses (collectively, the “Intended Tax Treatment”).

 (b)    The Seller Parties and Parent shall not (and shall cause their respective Affiliates not to) take any position on any Tax Return or during the course of any Tax proceeding inconsistent with the Intended Tax Treatment, unless otherwise required by a final determination of a Taxing Authority.

Section 8.9    Certain Elections.

 (a)    Parent, Buyer, the Company and the Seller Parties acknowledge and agree that the Company and any other Acquired Entity treated as a partnership for U.S.

federal Income Tax purposes, shall, and the Seller Parties shall cause the Company and such other Acquired Entity to, to the extent an election under Section 754 of the Code (a “Section 754 Election”) is not already in effect with respect to the Company or such Acquired Entity, make a timely and valid Section 754 Election with respect to the taxable year that includes the Closing.

 (b)     Notwithstanding anything to the contrary contained herein, Parent, Buyer, the Company and the Seller Parties acknowledge and agree, with respect to any partnership Income Tax Returns of the Company and any other Acquired Entity treated as a partnership for U.S. federal Income Tax purposes (or any similar or analogous state or local Income Tax purposes) for a Pre-Closing Tax Period, to minimize, to the maximum extent possible, any obligations of the Company or such Acquired Entity to pay Taxes in connection with any audit of the Company, such Acquired Entity and/or any partnership of which the Company or Acquired Entity is a partner by means of an election under Section 6221(b) of the Code (and any similar or analogous election under state or local Tax Law) if available, and, if such election is not available (or not made), by means of an election under Section 6226 of the Code (and any similar or analogous election under state or local Tax Law); provided that for the avoidance of doubt, if the Company or such Acquired Entity is required to make any payment to a Taxing Authority in connection with such an audit, the Seller Parties shall pay over to Parent an amount equal to the amount of such payment made on behalf of or with respect to the Company or Acquired Entity within five (5) days following written demand therefor.(taking into account applicable extensions).

Section 8.10    Exclusivity. Notwithstanding anything to the contrary herein, in the event of a conflict or inconsistency between the provisions of this Article VIII and the provisions of Article VII, the provisions of this Article VIII shall govern.

Section 8.11    Survival. Notwithstanding anything herein to the contrary, the covenants and agreements in this Article VIII (other than Section 8.1(c), which shall survive until the due date of the Tax Returns described in Section 8.1(c)) shall survive the Closing Date until sixty (60) days following the expiration of the applicable statute of limitations period (including any extensions or waivers thereof).

ARTICLE IX

MISCELLANEOUS PROVISIONS

Section 9.1     Amendment. This Agreement may be amended, supplemented or changed only by a written instrument signed by each of the Parties.

Section 9.2     Extension; Waiver. At any time prior to the Closing, each Party may (a) extend the time for the performance of any obligation or other act of the other Parties, (b) waive any inaccuracies in the representations and warranties hereunder of the other Parties or (c) waive compliance with any covenant or agreement hereunder of the other Parties or any of its conditions to the Closing in Article V; provided that any such extension or waiver shall be in an instrument in writing signed on behalf of such extending or waiving Party. The failure of any Party to assert any of its rights hereunder or otherwise shall not be a waiver of such rights, and no single or partial exercise by any Party of any of its rights hereunder shall preclude any other or further exercise of such rights or any other rights hereunder.

Section 9.3    Entire Agreement; Counterparts.

 (a)    This Agreement, the Confidentiality Agreements (except for Sections 4 and 7 of the General Confidentiality Agreement, which sections shall terminate and be of no force or effect after the Parties’ execution and delivery hereof) and the Facilities Access Agreements (i) are the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties related to the subject matter hereof and thereof (although any provisions of the Confidentiality Agreements conflicting herewith shall be governed by this Agreement) and (ii) are not intended to confer any rights, benefits, remedies or Liabilities on any Person except for the Parties and their respective successors and permitted assigns, except as provided in Section 4.7(c).

 (b)    This Agreement may be executed in two (2) or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two (2) or more counterparts have been executed by each of the Parties and delivered to the other Parties (including by email of a portable document format (pdf)).

Section 9.4    Applicable Law; Jurisdiction; WAIVER OF JURY TRIAL. This Agreement (including, for purposes of this Section 9.4, the Confidentiality Agreements), and all Claims and causes of action (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) that may be based on, arise out of or relate to this Agreement (including, for purposes of this Section 9.4, the Confidentiality Agreements) (including the negotiation, execution, performance or subject matter hereof) or the transactions contemplated hereby (collectively, “Governed Claims”), shall be governed by the Laws of the State of Delaware applicable to agreements made and to be performed solely therein, without giving effect to principles of conflicts of law. For any Governed Claim, each Party (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the U.S. District Court for the District of Delaware or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware (such courts, collectively, the “Selected Courts”), (b) agrees that such Governed Claim shall be heard and determined exclusively under clause (a) of this Section 9.4, (c) waives any objection to laying venue for such Governed Claim in any Selected Court, (d) waives any objection that any Selected Court is an inconvenient forum or does not have jurisdiction over any Party and (e) agrees that service of process upon such Party for such Governed Claim shall be effective if such process is given as a notice under Section 9.8. EACH PARTY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY GOVERNED CLAIM.

Section 9.5    Remedies; Specific Performance. The Parties acknowledge and agree that irreparable damage would occur in the event that any provision hereof was not performed, or threatened to not be performed, under their specific terms or were otherwise breached and that monetary damages, even if available, would not be an adequate remedy therefor. Accordingly, at any time prior to the termination hereof under Article VI, each Party shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches hereof and to bring any Claim to enforce specifically the performance of terms and provisions hereof, without proof of actual damages (and each Party waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity; provided, however, that the right of the Seller Parties to enforce specifically (through an injunction or otherwise) Parent’s or Buyer’s obligation, as applicable, to consummate the Closing shall be available only if a Parent Closing Failure has occurred and the proceeds of the Financing are available or will be available at the Closing; provided, further, that in no event shall the Seller Parties or any of its Representatives (a) be entitled to both an injunction or injunctions to cause Parent or Buyer to fully enforce the terms of the Commitment Letter, or any definitive agreements related thereto, against the Financing Sources and to cause the Financing Sources to fund the Financing and (b) payment of any Parent Termination Fee or any portion thereto. No Party shall assert (i) that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason or (ii) that a remedy of monetary damages would provide an adequate remedy for any such breach. For the avoidance of doubt, no Financing Source shall be subject to any special, consequential, punitive or indirect damages or damages of a tortuous nature. In the event any Party seeks an injunction or Claim to enforce specifically the performance of terms and provisions hereof pursuant to this Section 9.5, the Outside Date (as it may be extended under Section 6.1(b)(i)), shall automatically be extended by (i) the amount of time during which such Claim is pending or (ii) such other time period established by the court presiding over such Claim.

Section 9.6    Payment of Expenses. Whether or not the Closing occurs, except as set forth in Section 9.6 of the Seller Disclosure Schedule and except for payment of the other Reimbursable Expenses, each Party shall pay all fees, costs and expenses incurred by it related to this Agreement (including the negotiation, preparation or execution hereof) or any transaction contemplated hereby. Parent shall be responsible for all fees associated with obtaining the R&W Insurance Policy, including the total premium, underwriting costs, brokerage commission, Taxes related to such policy and any other fees and expenses related to obtaining the R&W Insurance Policy.

Section 9.7    Assignability; Third-Party Rights. Neither this Agreement nor any of the rights, interests, covenants or agreements hereunder shall be assigned by any of the Parties, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the other Parties, and any such assignment without such consent shall be null and void, except that Buyer may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any entity that is wholly owned, directly or indirectly, by Parent. This Agreement shall be binding on, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns. Except as provided in Section 4.7(c), nothing herein is intended to or shall confer on any Person (except for the Parties) any right, benefit or remedy of any nature whatsoever.

Section 9.8    Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt by nonautomatic means, whether electronic or otherwise), (b) when sent by email (with written confirmation of transmission) or (c) one (1) Business Day following the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, at the following addresses and email addresses (or to such other address or email address as a Party may have specified by notice given to the other Party under this provision):

if to Parent or Buyer:

Performance Food Group Company 12500 West Creek Parkway
Richmond, VA 23238
Email:	brent.king@pfgc.com
Attention:	Brent King

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP 1440 New York Avenue, N.W.
Washington, DC 20005
Email:	jeremy.london@skadden.com
Attention:	Jeremy London

if to the Seller Parties or, prior to the Closing, the Company:

c/o Reyes Holdings, L.L.C. 6250 N. River Road, Suite 9000
Rosemont, IL 60018
Email:	pswan@reyesholdings.com
Attention:	Pete Swan

with copies (which shall not constitute notice) to:

Reyes Holdings, L.L.C. 6250 N. River Road, Suite 9000
Rosemont, IL 60018
Email:	ngiampietro@reyesholdings.com
Attention:	Nicholas L. Giampietro, Esq.

and

Winston & Strawn LLP 35 West Wacker Drive
Chicago, IL 60601-9703
Email:	bschafer@winston.com
Attention:	Brian Schafer

Section 9.9    Severability. If any term, provision, covenant or restriction hereof is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions hereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Following such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 9.10    Financing Sources. Notwithstanding anything herein to the contrary, each of the Seller Parties, on behalf of the Seller Related Parties, and each other Party, on behalf of itself and each of its Affiliates, hereby (a) agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim or any proceeding, whether in law or in equity, whether in contract or in tort or otherwise, involving the Financing Sources, arising out of or relating to, this Agreement, the Financing or any of the agreements (including the Commitment Letter and any other Financing Document) entered into in connection with the Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than exclusively in the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof) and irrevocably submits itself and its property with respect to any such proceeding to the exclusive jurisdiction of such courts, (b) agrees that any such proceeding shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), (c) agrees that service of process upon such Person in any such proceeding shall be effective if notice is given in accordance with Section 9.8, (d) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such proceeding in any such court, (e) knowingly, intentionally and voluntarily waives, to the fullest extent permitted by applicable Law, trial by jury in any proceeding brought against the Financing Sources in any way arising out of or relating to, this Agreement, the Financing, the Commitment Letter, any Financing Document or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (f) agrees that notwithstanding anything to the contrary contained herein, no Seller Related Party shall have any rights or claims against the Financing Sources relating to or arising out of this Agreement, the Financing, the Commitment Letter, any Financing Document or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether at law or equity, in contract, in tort or otherwise, and (g) agrees that the Financing Sources are express third-party beneficiaries of, and may enforce, any of the provisions herein reflecting the foregoing agreements in the last sentence of Section 9.5 and in Section 9.10 (and such provisions shall not be amended in any respect that is materially adverse to the Financing Sources without the prior written consent of the Financing Sources).

Section 9.11    Construction.

 (a)    No Strict Construction. The Parties agree that they have been represented by counsel during the negotiation and execution hereof and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in a Contract or other document shall be construed against the Party drafting such Contract or document. Each Party has participated in the drafting and negotiation hereof. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship of any provision hereof.

(b)    Time Periods. When calculating the period of time prior to which, within which or following which any act is to be done or step taken pursuant hereto, (i) the date that is the reference date in calculating such period shall be excluded and (ii) if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day.

(c)    Dollars. Unless otherwise specifically indicated, any reference herein to “$” means U.S. dollars.

(d)    Gender and Number. Any reference herein to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(e)    Articles, Sections and Headings. When a reference is made herein to an Article or a Section, such reference shall be to an Article or a Section hereof unless otherwise indicated. The table of contents and headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation hereof.

(f)    Include. Whenever the words “include,” “includes” or “including” are used herein, they shall be deemed to be followed by the words “without limitation.”

(g)    Hereof. The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used herein shall refer to this Agreement as a whole and not to any particular provision hereof.

(h)    Extent. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”

(i)    Contracts; Laws. (i) Any Contract referred to herein or in the Seller Disclosure Schedule means such Contract as from time to time amended, modified or supplemented prior to the Closing, unless otherwise specifically indicated, and (ii) any Law defined or referred to herein means (1) such Law as from time to time amended, modified or supplemented prior to the date hereof, unless otherwise specifically indicated, and (2) any rules and regulations promulgated under such Law by a Governmental Authority.

(j)    Persons. References to a person are also to its successors and permitted assigns.

(k)    Assets. Unless the context otherwise acquires, any reference herein to “asset” or “assets” shall include tangible assets (including real property) and intangible assets (including Equity Securities, rights and IP Rights).

(l)    Exhibits and Disclosure Schedule. The Exhibits to this Agreement and the Seller Disclosure Schedule are incorporated and made a part hereof and are an integral part hereof. The Seller Parties may, at their option, include in the Seller Disclosure Schedule items that are not material in order to avoid any misunderstanding, and such inclusion, or any references to dollar amounts herein or in the Seller Disclosure Schedule, shall not be deemed to be an acknowledgement or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes hereof or otherwise. The Seller Disclosure Schedule shall be organized into sections that correspond to the Sections hereof. Any information disclosed in any section of the Seller Disclosure Schedule that corresponds to a Section hereof shall apply to and qualify only (i) such Section hereof and (ii) any other Section in Article II if such information’s relevance to such other Section is reasonably apparent on its face without further inquiry; provided, however, that nothing in the Seller Disclosure Schedule shall apply to or qualify the representation and warranty in Section 2.7(b). Any capitalized term used in any Exhibit or the Seller Disclosure Schedule but not otherwise defined therein shall have the meaning given to such term herein.

(m)    Made Available. A document or information shall be deemed to have been “made available” or otherwise delivered to Parent only if, prior to 5:00 p.m., New York City time, on June 30, 2019, such document or information has been posted to the “Project Ram” virtual data room (including in any “clean room” areas of such data room (the “Clean Room”)) accessible at dealroom.net in a folder thereof to which Parent or its Representatives have downloading and printing access.

Section 9.12    Definitions.

(a)     As used herein, each of the following capitalized terms has the meaning specified in this Section 9.12(a):

“2018 Adjusted EBITDA” means the earnings before interest, taxes, depreciation expense, and amortization expense of NewCo for the fiscal year ended December 31, 2018, derived from the Audited Financial Statements for the fiscal year ended December 31, 2018, and as adjusted and calculated in accordance with Exhibit H.

“Accounting Principles” means (a) means the accounting methods, policies, practices, procedures, conventions, classifications, definitions, principles, judgments, assumptions, techniques and estimation methodologies, including with respect to the nature of accounts, level of reserves and level of accruals, used in the preparation of the sample calculations of Net Working Capital set forth in Exhibit I, and (b) to the extent not inconsistent with the foregoing clause (a), GAAP.

“Acquired Entity” means any of the Company, the Company Subsidiaries and the Acquired Real Estate Subsidiaries and, solely for purposes of Section 2.13, Section 4.1(b)(xvi), Article VIII and the definition of Indemnified Taxes, Reinhart Management, L.L.C., a Delaware limited liability company.

“Acquired Real Estate Subsidiaries” means Lone Elm – Omaha, L.L.C., Lone Oak – Bowling Green, L.L.C., Lone Oak – Cincinnati, L.L.C., Lone Oak – Coal Township, L.L.C., Lone Oak – Detroit, L.L.C., Lone Oak – Essex, L.L.C., Lone Oak – Harahan, L.L.C., Lone Oak – Kansas City, L.L.C., Lone Oak - Mt. Pleasant, L.L.C., Lone Oak - Oak Creek, L.L.C., Lone Oak - Rogers, L.L.C., Lone Oak – Shawano, L.L.C., Lone Oak – Shreveport, L.L.C., Lone Oak – Springfield, L.L.C., Lone Oak – Suffolk, L.L.C., Lone Oak – Taunton, L.L.C., and Lone Oak – Vermont, L.L.C.

“Actual Fraud” means an actual and intentional fraud with respect to the making of any representation or warranty in Article II or Article III; provided that, for the avoidance of doubt, Actual Fraud does not include equitable fraud, promissory fraud, unfair dealings fraud or any torts (including fraud) based on negligence, gross negligence or recklessness.

“Affiliate” means, for any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used for any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Assignment Agreement” means a membership interest assignment agreement, dated as of the Closing Date and substantially in the form of Exhibit J, between Sellers, Real Estate Seller and Buyer.

“Business Day” means any day except a Saturday, a Sunday or other day on which commercial banks in New York, New York or Chicago, Illinois are authorized or required by Law to close.

“Business Employee” means (a) each current employee of any Acquired Entity, (b) each employee of Reyes Fleet Management, L.L.C. dedicated to Company maintenance who is co-located at a Company facility or located at either of the La Crosse, Wisconsin or the Lee’s Summit, Missouri maintenance facilities (the employees described in this clause (b), the “RFM Employees”), and (c) each employee set forth in Section 9.12(b) of the Seller Disclosure Schedule.

“Claim” means (a) any demand, claim, charge, action, suit, legal proceeding (whether at law or in equity), petition, complaint, notice of violation, arbitration, or other litigation or similar proceeding, whether civil, criminal, administrative, arbitral or otherwise, (b) when used in Article II, any investigation by a Governmental Authority (to the Seller Parties’ Knowledge) and (c) when used in Article III, any investigation by a Governmental Authority (to Parent’s Knowledge).

“Clean Team Agreement” means the Clean Team Confidentiality Agreement, dated April 18, 2019, between Parent and Holdings.

“Closing Adjustment Amount” means an amount equal to (a) the Closing Date Cash, minus (b) the Closing Date Indebtedness, minus (c) the Unpaid Transaction Expenses, plus (d) the Net Working Capital Adjustment Amount, plus (e) the Shawano Amount.

“Closing Consideration” means (a) the Purchase Price, plus (b) the Closing Adjustment Amount.

“Closing Date Cash” means an amount equal to the sum of all cash and cash equivalents of the Acquired Entities, in each case, determined in accordance with the Accounting Principles and as of immediately prior to the Closing.

“Closing Date Indebtedness” means the sum of the amount of Indebtedness of each Acquired Entity as of immediately prior to the Closing, including all Company Payoff Amounts other than any of the Company Payoff Amounts paid out of the Owned Real Property Purchase Price in accordance with the Disbursement Statements.

“Code” means the Internal Revenue Code of 1986.

“Collective Bargaining Agreement” means any labor agreement, collective bargaining agreement or any other labor-related agreements or arrangements with any labor union, trade union or labor organization to which an Acquired Entity is a party or bound or that pertains to any of the employees of any Acquired Entity.

“Company Plan” means each Employee Benefit Plan sponsored by any Acquired Entity.

“Compliant” means, with respect to the Required Information, (a) that such Required Information does not contain any untrue statement of a material fact or omit to state any material fact, in each case with respect to the Acquired Entities, necessary in order to make the statements contained in such Required Information, in the light of the circumstances under which they were made, not misleading and (b) such Required Information is, and remains throughout the Marketing Period, compliant in all material respects with all requirements of Regulation S-K and Regulation S-X under the Securities Act for offerings of debt or equity securities on a registration statement on Form S-3 (without giving effect to Section 3-05(b)(4) of Regulation S-X).

“Confidentiality Agreements” means, collectively, the General Confidentiality Agreement and the Clean Team Agreement.

“Contract” means any legally binding written or oral agreement, deed, mortgage, lease, license, instrument, note or contract.

“Credit Support Arrangement” means, for any Person, any arrangement by such Person in which such Person provides a guaranty (including any guaranty of performance or payment under Contracts, commitments, obligations and permits), keepwell, letter of credit or other credit or credit support arrangement, including any bid bond, advance payment bond, performance bond, payment bond, retention or warranty bond or other bond or similar instrument, were or are issued, to support or facilitate, or otherwise in respect of, the Liabilities of another Person.

“Employee Benefit Plan” means (a) each “employee benefit plan” as defined by Section 3(3) of ERISA, whether or not subject to ERISA, all “specified fringe benefit plans” as defined in Section 6039D of the Code and all other bonus, incentive compensation, deferred compensation, profit sharing, stock option, stock appreciation right, stock bonus, stock purchase, employee stock ownership, savings, severance, termination, retention, change-in-control, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, dental, disability, accident, group insurance, employment, consulting, supplemental income, vacation, holiday, sick leave, fringe benefit or welfare plan, and any other employee compensation or benefit plan, agreement, policy, practice, commitment, contract, or understanding (whether qualified or nonqualified, written or unwritten), and (b) all “multiemployer plans,” as that term is defined in Section 3(37) of ERISA and all “employee benefit plans” (as defined in Section 3(3) of ERISA) that are subject to Title IV of ERISA or Section 412 of the Code.

“Entity” means any corporation (including any nonprofit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company) or other association, organization or entity (including any Governmental Authority).

“Environmental Claim” means any Claim alleging Liability (including Liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (a) the presence, or Release into the environment, of, or exposure to, any Hazardous Materials at any location, whether or not owned or operated by any of the Acquired Entities or (b) any violation of any Environmental Law or Environmental Permit.

“Environmental Laws” means all Laws relating to pollution or protection of the environment or human health and safety, including Laws relating to Releases or threatened Releases of Hazardous Materials into the indoor or outdoor environment (including air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, release, transport or handling of Hazardous Materials and all Laws relating to endangered or threatened species of fish, wildlife and plants.

“Environmental Permit” means any Permit required or issued under applicable Environmental Laws.

“Equity Securities” means, for any Person, any (a) shares or units of capital stock or voting securities, membership or limited liability company interests or units, partnership interests or other ownership interests (whether voting or nonvoting) in such Person, (b) other interest or participation (including phantom shares, units or interests or stock appreciation rights) in such Person that confers on the holder thereof the right to receive a share of the profits and losses of, or distribution of assets of, such Person or a payment from such Person based on or resulting from the value or price of any of the interests in the foregoing clause (a), (c) subscriptions, calls, warrants, options, market stock units, stock performance units, restricted stock units, derivative contracts, forward sale contracts or commitments of any kind or character relating to, or entitling any Person or entity to purchase or otherwise acquire any of the interests in the foregoing clauses (a) and (b) from such Person, or (d) securities convertible into or exercisable or exchangeable for any of the interests in the foregoing clauses (a)–(c); provided that the Reyes Holdings Long-Term Incentive Plan shall not be deemed to be “Equity Securities” for purposes hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person (whether or not incorporated) that, together with any Acquired Entity, is treated as a single employer for purposes of Section 4001(b)(1) of ERISA or under Section 414(b), (c), (m), or (o) of the Code.

“Estimated Closing Adjustment Amount” means an amount equal to (a) the Estimated Closing Date Cash, minus (b) the Estimated Closing Date Indebtedness, minus (c) the Estimated Unpaid Transaction Expenses, plus (d) the Estimated Net Working Capital Adjustment Amount, plus (e) the Estimated Shawano Amount.

“Estimated Closing Consideration” means (a) the Purchase Price, plus (b) Estimated Closing Adjustment Amount.

“Exchange Act” means the Securities Exchange Act of 1934.

“Financing Sources” means, collectively, the Lenders and any Person that provides, or has entered into, or in the future enters into, any Contract with Buyer or any of its Affiliates in connection with all or any part of the Financing (or any other financing of all or a portion of the purchase price contemplated hereby), together with any of such Person’s Affiliates and any of such Person’s or any of its Affiliates’ respective direct or indirect, former, current or future stockholders, managers, members, directors, officers, employees, agents, advisors, other Representatives and their respective successors or assignees; provided that neither Parent nor any Affiliate of Parent shall be a Financing Source.

“Flow-Through Tax Return” means any Tax Return for any taxable period beginning prior to the Closing Date filed by or with respect to any Acquired Entity if (i) such entity is treated as a partnership, disregarded entity, or other “flow-through entity” for purposes of such Tax Return, (ii) the results of operations reflected on such Tax Return are also reflected on a Tax Return of a Seller Party or any direct or indirect owners of any Seller Party, or (iii) any items reflected on any such Tax Return could impact the Tax liability of a Seller Party or any direct or indirect owners of any Seller Party, including any IRS Form 1065 (and any similar state or local Tax Return).

“Food Safety Laws” means any Law regulating food safety, food sanitation or food production, including the use, manufacture, production, packaging, labeling, transportation, distribution, sale or marketing of food products, in each case, including the Federal Food, Drug and Cosmetic Act.

“GAAP” means U.S. generally accepted accounting principles in effect from time to time.

“General Confidentiality Agreement” means the Confidentiality Agreement, dated February 9, 2019, between Parent and Holdings.

“Government Bid” means a bid, quote, tender or proposal which, if accepted, would result in a Material Government Contract.

“Government Contract” means any (a) Contract, including an individual task order, delivery order, purchase order, blanket purchase agreement, basic ordering agreement, teaming agreement, joint venture agreement, and letter contract, between any Acquired Entity and any Governmental Authority with respect to the Acquired Business and (b) any subcontract or other Contract by which (i) any Acquired Entity has agreed to provide goods or services of any type to a prime contractor or to a higher-tier subcontractor or (ii) a subcontractor or vendor has agreed to provide goods or services to any Acquired Entity, where, in the case of (i) and (ii) above, such goods or services ultimately will benefit or be used by a Governmental Authority, including, in each case, any such Contract as to which the period of performance has ended but right of a Governmental Authority or a higher-tier contractor to review, audit or investigate has not expired.

“Governmental Authority” means any government, court, regulatory or administrative agency, commission or authority or other governmental instrumentality, federal, state or local, domestic, foreign or multinational.

“Hazardous Materials” means (a) any petrochemical or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls and radon gas, (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants” or “pollutants” or words of similar meaning and regulatory effect or (c) any other chemical, material or substance, exposure to which is prohibited, limited, or regulated by any applicable Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Income Tax” means any Tax that is based on, or computed with respect to, net income or earnings, capital or net worth (and any franchise Tax or other Tax in connection with doing business imposed in lieu thereof) or any similar Tax, and any related penalties or interest.

“Income Tax Return” means a Tax Return relating to Income Taxes.

“Indebtedness” means, for any Person, without duplication, as of any date of determination: (a) the aggregate indebtedness for borrowed money, including any accrued interest, fees and cost or penalty associated with prepaying such indebtedness and any such obligations evidenced by bonds, debentures, notes or similar obligations (other than any such obligations that remain contingent), (b) the deferred purchase price of property or services (other than property, including inventory and services purchased, trade payables, other expense accruals and deferred compensation items arising in the ordinary course of business), (c) the outstanding principal amount of leases that are required to be classified as a capital lease in accordance with GAAP (consistently applied by the Seller Parties), (d) Liabilities for any sale and leaseback transaction, synthetic lease or tax ownership operating lease transaction (whether or not recorded on the balance sheet), (e) Liabilities for any hedge, swap, forward, future, warrant, option or other derivative transaction (excluding any fuel or commodity hedges), (f) reimbursement obligations under letters of credit, bankers’ acceptances and similar obligations issued for the account of such Person, but solely to the extent drawn, (g) Liabilities under any Credit Support Arrangement in respect of any Liability of the kind referred to in the foregoing clauses (a) through (f) and (h) all obligations of the kind referred to in clauses (a) through (f) above secured by any security interest on property of such Person, whether or not such Person has assumed or become liable for the payment of such obligation, in each case, owed by such Person.

“Indemnified Escheat Liabilities” means all Liabilities arising prior to the Closing that are imposed, assessed, or collected in respect of any applicable escheatment or unclaimed property Law and payable by or with respect to any Acquired Entity or the assets or business of an Acquired Entity.

“Indemnified Taxes” means all (a) Taxes imposed on or payable by or with respect to any Acquired Entity or the assets or business of an Acquired Entity attributable to any Pre-Closing Tax Period or, to the extent outside of the ordinary course of business, any transaction taken on the Closing Date prior to the Closing, (b) Taxes (including Taxes imposed under Treasury Regulation Section 1.1502-6 or a comparable, similar or analogous provision of any state, local or non-U.S. law) imposed on or with respect to any Acquired Entity as a result of being a member of any consolidated, combined, affiliated, unitary or analogous group prior to the Closing, (c) Taxes imposed on or with respect to any Acquired Entity as a transferee or successor under applicable Law, in either case where the liability of the Acquired Entity is attributable to an event or transaction occurring before the Closing, (d) amounts required to be paid by the Company or any of its Subsidiaries under any Tax Sharing Agreement to which any Acquired Entity is a party or is otherwise subject prior to the Closing, (e) Taxes of the Seller Parties or any of their respective Affiliates, (f) Losses related to any breach of any of the Seller Parties’ obligations under Section 1.7, Section 4.1(b)(xvi) or Article VIII, (g) Taxes resulting from or attributable to the Pre-Closing Reorganization or the actions or transactions contemplated under Section 4.19(c) or Section 4.19(d), (h) withholding Taxes imposed in connection with the transactions contemplated hereby to the extent not withheld pursuant to Section 1.6, and (i) all Losses (including costs and expenses associated with the investigation, review, remediation and resolution of any matter) relating to the foregoing items described in clauses (a) to (h), including reasonable legal fees and expenses attributable thereto; provided, however, that, notwithstanding anything herein to the contrary, Indemnified Taxes shall not include (x) any Tax to the extent such Tax was specifically included as a liability in the calculation of the Net Working Capital, as finally determined under Section 1.5, and resulted in an actual reduction of the Final Closing Consideration, (y) any Taxes resulting from or attributable to any transaction taken solely by or at the direction of Parent or Buyer on the Closing Date following the Closing or (z) any Indemnified Escheat Liabilities.

“IP Rights” means any and all intellectual property and industrial property rights, under the law of any jurisdiction or rights under international treaties, both statutory and common law rights, including all U.S. and foreign (a) utility models, patents, patent applications, invention disclosures and all related extensions, divisions, continuations, continuations-in-part, substitutions, reexaminations, and reissues thereof, (b) trademarks, service marks (whether registered or unregistered), trade names, corporate names, slogans, domain names, logos, trade dress, design rights and other similar identifiers of source or origin, together with the goodwill symbolized by any of the foregoing, (c) copyrights (whether registered or unregistered) and copyrightable subject matter, moral rights, database rights, other rights in works of authorship, (d) rights in computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing, (e) Trade Secrets, (f) all applications and registrations, and any renewals, extensions and reversions, for the foregoing and (h) all rights and remedies to sue for past, present and future infringement, misappropriation or other violation thereof.

“IRS” means the U.S. Internal Revenue Service or any successor agency.

“Knowledge” means (a) for the Seller Parties: (i) the actual knowledge that any of the individual(s) identified in Section 9.12(a)(ii) of the Seller Disclosure Schedule under the heading “Seller Knowledge Persons with Obligation of Due Inquiry” have or would reasonably be expected to have following due inquiry of the type that would reasonably be expected to be made by such individuals in the prudent exercise of such individual’s job functions or duties (but excluding any inquiry of any Person that is not an employee of the Acquired Entities) and (ii) the actual knowledge of any of the individual(s) identified in Section 9.12(a)(ii) of the Seller Disclosure Schedule under the heading “Seller Knowledge Persons without Obligation of Due Inquiry” (together with the individuals contemplated by the foregoing clause (i), the “Seller Knowledge Persons”) without any obligation of inquiry; and (b) for Parent, the actual knowledge that any of Parent’s chief executive officer, chief financial officer, general counsel or any executive vice presidents (the “Parent Knowledge Persons”) have or would reasonably be expected to have following due inquiry of the type that would reasonably be expected to be made by such individuals in the prudent exercise of such individuals job functions or duties.

“Law” means any law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, Order or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority, including all Environmental Laws.

“Liabilities” means assessments, Claims of any kind or nature, commitments, damages, deficiencies, demands, fines, interest, liabilities (including any Indebtedness), obligations and penalties, in each case, whether accrued, absolute, contingent or otherwise, known or unknown, actual or potential, realized or unrealized, due or to become due, whether arising prior to, on or after the date hereof.

“Lien” means, for any asset, any lien, security interest, deed of trust, mortgage, pledge, encumbrance, restriction on transfer, proxies, voting trusts or agreements, hypothecation, encroachment, easement, restrictive covenant, conditional sale or other title retention agreement, the interest of a lessor under a capital lease, and the filing of any financing statement under the UCC or comparable Law of any jurisdiction naming the owner of the property or asset to which such lien relates as debtor.

“Losses” means Liabilities, losses, Taxes, Orders and costs and expenses (including reasonable fees and expenses of outside legal counsel, accountants, experts, consultants and other advisors, and the costs of all filing fees and printing costs); provided, however, that Losses shall not include punitive damages except for punitive damages actually paid to a Third Party.

“Marketing Period” means the first period of seventeen (17) consecutive Business Days commencing after the date hereof (a) throughout and at the end of which Parent shall have the Required Information and such Required Information shall be Compliant and (b) throughout and at the end of which the conditions set forth in Section 5.1 and Section 5.2 (except for any such condition that by its nature is to be satisfied by actions to be taken at the Closing, but only if such conditions are capable of being satisfied if the Closing were to occur during such time) shall be satisfied. Notwithstanding anything in this definition to the contrary, the Marketing Period shall not commence or be deemed to have commenced if, after the date hereof and prior to the completion of such seventeen (17) consecutive Business Day period (i) the Acquired Entities have publicly announced their intention to, or determined that they must, restate any historical financial statements or other financial information included in the Required Information or any such restatement is under consideration, in which case, the Marketing Period shall not commence unless and until either such restatement has been completed and the applicable Required Information has been amended and updated or, for a restatement under consideration, the Acquired Entities have determined that such restatement is not required, (ii) the Acquired Entities’ independent accountants have withdrawn any audit opinion with respect to any financial statements contained in the Required Information, in which case the Marketing Period shall not be deemed to commence unless and until a new unqualified audit opinion is issued with respect to such financial statements for the applicable periods by the Acquired Entities’ independent accountants, another “big four” accounting firm or another independent accounting firm reasonably acceptable to Parent or (iii) any Required Information would not be Compliant at any time during such seventeen (17) consecutive Business Day period (it being understood that if any Required Information provided at the commencement of the Marketing Period ceases to be Compliant during such seventeen (17) consecutive Business Day period, then the Marketing Period shall be deemed not to have commenced until such Required Information is Compliant); provided, however, that, notwithstanding the foregoing, (1) July 3, 2019, July 4, 2019, July 5, 2019, November 28, 2019, November 29, 2019, January 20, 2020, February 17, 2020 and May 25, 2020 shall not be considered Business Days for purposes of the Marketing Period, (2) if such seventeen (17) consecutive Business Day period shall not have fully elapsed on or prior to August 16, 2019, then such period shall not commence any earlier than September 4, 2019 and (3) if such seventeen (17) consecutive Business Day period shall not have fully elapsed on or prior to December 20, 2019, then such period shall not commence any earlier than January 2, 2020. Notwithstanding the provisions of this paragraph, the Marketing Period shall end on any earlier date on which the Financing (or any debt and equity financing contemplated in lieu thereof) is consummated in full. Notwithstanding anything herein to the contrary, if the Seller Parties shall in good faith reasonably believe that they have delivered, or caused to be delivered, the Required Financial Information and that such Required Financial Information is Compliant, then Holdings may deliver to Parent written notice to that effect (stating when it believes it completed the applicable delivery), in which case the Required Financial Information shall be deemed to have been delivered on the date of the applicable notice, in each case unless Parent in good faith reasonably believes that the Seller Parties shall not have completed delivery of the Required Financial Information, and within three (3) Business Days after its receipt of such notice from Holdings, Parent delivers written notice to Holdings to that effect (stating with specificity the Required Financial Information that has not been delivered or is not Compliant).

“Material Adverse Effect” means any event, change, effect, development, state of facts, condition, circumstance and occurrence that would or would reasonably be expected to result in any material adverse change in the business, assets, Liabilities, condition (financial or otherwise) or results of operations of the Acquired Entities, taken as a whole; provided, however, that any change arising out of any of the following shall not be such a Material Adverse Effect or be taken into account in determining whether such a Material Adverse Effect has occurred:

(i)     any change in general U.S. or global economic conditions;

(ii)    any change in any industry in which any Acquired Entity operates;

(iii)      any change in general regulatory, legislative or political conditions or in securities, credit, financial or other capital markets;

(iv)      any change in applicable Law or GAAP (or authoritative interpretation or enforcement thereof);

(v)       any change in geopolitical conditions, the outbreak or escalation of hostilities, any acts of war (whether or not declared), sabotage or terrorism, or any escalation or worsening of any such conditions, hostilities, acts of war, sabotage or terrorism;

(vi)      any pandemic, epidemic, hurricane, tornado, earthquake, flood or other natural disaster, act of God or any change resulting from weather conditions;

(vii)     the execution and delivery hereof or the public announcement, pendency or anticipated consummation hereof, the Acquisition or any other transaction contemplated hereby, including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners, sales representatives or employees of the Acquired Entities, in each case, to the extent resulting from the execution and delivery hereof or the public announcement, pendency or anticipated consummation hereof, the Acquisition or any other transaction contemplated hereby;

(viii)    compliance with the terms hereof, including the taking of any action expressly required by this Agreement or otherwise at the written request of Parent or Buyer, in each case, excluding the Seller Parties’ compliance with Section 4.1; or

(ix)      any failure by the Company to meet any internal or published projections, forecasts, estimates or predictions of revenues, earnings or other financial or operating metrics for any period (provided that any event, change, effect, development, state of facts, condition, circumstance and occurrence giving rise to or contributing to such failure that is not otherwise excluded by the foregoing clauses (i)–(viii) may be a Material Adverse Effect and may be taken into account in determining whether a Material Adverse Effect has occurred);

provided, further, however, that any event, change, effect, development, state of facts, condition or occurrence referred to in the foregoing clauses (i), (ii), (v) and (vi) may be a Material Adverse Effect and may be taken into account in determining whether a Material Adverse Effect has occurred, in each case, to the extent that such fact, circumstance, occurrence, effect, development, change or condition has a materially disproportionate adverse effect on the Acquired Entities, taken as a whole, relative to the adverse effects thereof on other companies operating in the industries in which the Acquired Entities operate.

“Net Working Capital” means the difference of (a) the aggregate value of the current asset line items of NewCo (excluding any current assets of the Acquired Real Estate Subsidiaries) listed in Exhibit I and included in the calculation of “Adjusted NWC” therein minus (b) the aggregate value of the current liability line items of NewCo (excluding any current liabilities of the Acquired Real Estate Subsidiaries) listed in Exhibit I and included in the calculation of “Adjusted NWC” therein, calculated on a combined basis without double-counting as of 11:59 p.m. on the day prior to the Closing Date and in accordance with the Accounting Principles; provided, however, that Net Working Capital shall exclude all Closing Date Cash,

Closing Date Indebtedness and Unpaid Transaction Expenses, in each case, regardless of whether any such items are current assets or current liabilities of NewCo under the Accounting Principles.

“Net Working Capital Adjustment Amount” means the difference of (a) Net Working Capital, minus (b) Target Net Working Capital; provided that the Net Working Capital Adjustment Amount may be positive or negative; provided, further, that if (i) the absolute value of such difference is less than $500,000, the Net Working Capital Adjustment Amount shall be $0, (ii) if such difference is greater than $500,000, the Net Working Capital Adjustment Amount shall be such difference, minus $500,000 and (iii) if such difference is less than negative $500,000 (i.e., -$500,000), the Net Working Capital Adjustment Amount shall be such difference, plus $500,000.

“NewCo” means, collectively, the Acquired Entities and the assets (if any) and Liabilities to be transferred to the Acquired Entities pursuant to this Agreement.

“No Scrape Representations” means the representations and warranties contained in (a) Section 2.6(b), (b) Section 2.7(b), (c) the first sentence of Section 2.8(b), (d) Section 2.16(g) and (e) the first sentence of Section 2.17.

“Non-Income Tax” means any Tax other than an Income Tax.

“Non-Income Tax Return” means a Tax Return relating to Non-Income Taxes.

“Note Agreement” means (a) the Master Note Purchase Agreement dated as of February 4, 2015 among the Company and the purchasers party thereto (as amended, supplemented or modified from time to time) and (b) the Note Purchase Agreement dated as of August 7, 2012 among the Company and the Purchasers party thereto (as amended, supplemented or modified from time to time).

“NYSE” means the New York Stock Exchange.

“Order” means any judgment, decree, injunction, rule, order, decision, ruling or assessment of any arbitrator or Governmental Authority.

“Organizational Documents” means any corporate, partnership or limited liability organizational documents, including certificates or articles of incorporation, bylaws, certificates of formation, operating agreements (including limited liability company agreements and agreements of limited partnership), certificates of limited partnership, partnership agreements, shareholder agreements and certificates of existence, as applicable.

“Ownership Percentage” means (a) for Seller 1: 45%; (b) for Seller 2: 45%; and (c) for Seller 3: 10%.

“Parties” means Parent, Buyer and the Seller Parties.

“Permit” means any permit, license, registration, certificate, franchise, qualification, waiver, authorization or similar rights issued, granted or obtained by or from any Governmental Authority.

“Permitted Lien” means any (a) Liens for Taxes, assessments or other governmental charges that are not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and, in each case, for which adequate reserves have been established in accordance with GAAP, (b) Liens or imperfections of title that have arisen in the ordinary course of business and on a basis consistent with past practice that do not materially interfere with the present use of the Real Property, (c) Liens or imperfections of title relating to Liabilities reflected in the Financial Statements (including any related notes) that do not materially interfere with the present use of the Real Property, (d) for the Real Property any zoning or building codes or similar land use laws that regulate the use and occupancy of Real Property or the activities conducted thereon which are not violated in any material respect by the current use or occupancy of such Real Property, (e) for the Real Property, any restriction, variance, covenant, restrictive covenant, declaration, right of way, encumbrance, encroachment, easement or minor irregularity or defects in title, none of which, individually or in the aggregate, interfere in any material respect with the present use of or occupancy of the affected Real Property, (f) mechanics, materialmen’s and similar Liens with respect to any amounts not yet delinquent or which are being contested in good faith for which sufficient reserves have been established in accordance with GAAP as consistently applied, (g) Liens constituting a lease, sublease, or occupancy agreement that gives any third party any right to occupy any Real Property; provided that a copy of such lease, sublease or occupancy agreement has been made available to Buyer prior to the date hereof, (h) Liens arising pursuant to the Perishable Agricultural Commodities Act of 1930, and (i) Liens securing Indebtedness, to the extent such Liens will be released in connection with the Closing.

“Person” means any individual or Entity.

“Personal Information” means any information that alone or in combination with other information can be used to identify an individual.

“Post-Closing Tax Period” means any taxable period beginning on or after the Closing Date and the portion of any Straddle Period beginning on the Closing Date as determined in accordance with Section 8.2.

“PPACA” means the Patient Protection and Affordable Care Act of 2010, as amended, and the rules and regulations issued thereunder and any successor statute and the rules and regulations issued thereunder.

“Pre-Closing Tax Period” means any taxable period ending on or before (and including) the day immediately prior to the Closing Date and the portion of any Straddle Period ending on (and including) the day immediately prior to the Closing Date as determined in accordance with Section 8.2.

“Purchase Price” means $2,000,000,000.

“Regulatory Concession” means (i) entering into any settlement, undertaking, consent decree, stipulation or agreement with or required by any Governmental Authority in connection with the transactions contemplated hereby, (ii) proposing, negotiating, committing to or effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of businesses, product lines or assets of any of the Parties, (iii) terminating existing relationships, contractual rights or obligations of any of Parties or their Representatives or (iv) otherwise taking or committing to take actions that, after the Closing Date, would limit Parent’s or its Representatives (including the Acquired Entities) freedom of action with respect to, or their respective ability to retain or exercise rights of ownership or control with respect to, one (1) or more of the businesses, product lines or assets of Buyer or its Affiliates.

“Reimbursable Expenses” means any fees, costs or expenses for which Parent or Buyer is obligated to reimburse the Seller Parties or the Acquired Entities pursuant to Section 4.9, Section 4.15, Section 4.20, Section 8.6, Section 9.6 or as otherwise expressly provided in this Agreement.

“Release” means any release, spill, emission, leaking, pumping, emitting, depositing, discharging, injecting, escaping, leaching, dispersing, dumping, pouring, disposing or migrating into, onto or through the indoor or outdoor environment (including air, surface water, ground water, land surface or subsurface strata).

“Representatives” means, for any Person, such Person’s officers, directors, employees, consultants, agents, financial advisors, attorneys, accountants, other advisors, Affiliates and other representatives.

“Required Information” means (a) all financial statements of NewCo that are necessary to satisfy the condition set forth in paragraph 5 of Exhibit D to the Commitment Letter, (b) the financial information of NewCo derived from the Acquired Entities’ historical books and records as may be necessary for Parent to prepare customary pro forma financial statements for the historical periods required by paragraph 5 of Exhibit D to the Commitment Letter or as otherwise required under Regulation S-X and Regulation S-K for registered public offering(s) of securities by Parent without giving effect to Section 3-05(b)(4) of Regulation S-X (it being understood that preparation of pro forma financial statements shall be the responsibility of Parent) and (c) the Audited Financial Statements and accompanying audit reports and the Unaudited Financial Statements required by Regulation S-X and Regulation S-K under the Securities Act for registered public offering(s) of securities by Parent, assuming that such offering(s) were consummated at the same time during NewCo’s fiscal year as such offering(s) of securities will be made and without giving effect to Section 3-05(b)(4) of Regulation S-X, or as otherwise necessary in order to assist in receiving customary “comfort” from NewCo’s auditors in connection with the offering(s) of securities contemplated by the Commitment Letter and any replacements or restatements of any of the foregoing, and any supplements thereto.

“Sanctioned Person” means any Person that is the target of Sanctions, including, (a) any Person listed in any restricted party list of designated Persons maintained by OFAC, the U.S. Department of State, or the U.S. Department of Commerce, by the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom, (b) any Person located, organized or resident in a country, territory, or region subject to Sanctions, or (c) any Person directly or indirectly owned or controlled by any such Person or Persons (individually or in the aggregate) described in the foregoing clauses (a) and (b).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by relevant Governmental Authorities, including, but not limited to, those administered by the U.S. government through the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or the U.S. Department of State, the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Seller Credit Agreement” means the Fourth Amended and Restated Credit Agreement, dated as of August 31, 2017, by and among Holdings, certain Subsidiaries of Holdings, Wells Fargo Bank, National Association and the other lenders party thereto.

“Seller Disclosure Schedule” means the disclosure schedule of the Seller Parties attached as Schedule A.

“Seller Fundamental Representations” means the representations and warranties in Sections 2.1 (other than the last sentence of Section 2.1(a) and Section 2.1(b)(ii)), 2.2, 2.4, 2.5 and 2.22.

“Seller Plan” means any Employee Benefit Plan that is sponsored or maintained by any Seller Party or any of its ERISA Affiliates in respect of any Business Employee or for which any Seller Party or any of its ERISA Affiliates has any actual liability, or could reasonably be expected to have any potential liability, with respect to any Business Employee.

“Seller Related Party” means any of the Seller Parties, the Acquired Entities, any of their respective Affiliates and any of their or their respective Affiliates’ respective stockholders, partners, members, officers, directors, employees, controlling persons, agents and Representatives.

“Seller Tax Matter” means (a) amending a Flow-Through Tax Return; (b) making or revoking an election on any Flow-Through Tax Return; (c) extending or waiving the applicable statute of limitations with respect to a Flow-Through Tax Return; (d) filing any ruling request with any Governmental Authority that relates to any Flow-Through Tax Return; or (e) entering or pursuing a voluntary disclosure agreement with a Governmental Authority with respect to any Flow-Through Tax Return.

“Seller Tax Representations” means the representations and warranties in Section 2.13.

“Seller Wiring Instructions” means the wiring instructions that Holdings delivers to Parent for purposes of the payment of any Parent Termination Fee.

“Shawano Amount” means all Shawano Project Costs in excess of $1,615,003, including (a) amounts incurred prior to the date hereof and (b) amounts incurred hereafter in accordance with Section 4.21. The Parties acknowledge and agree that, as of June 30, 2019, Shawano Project Costs of $4,190,000 have been incurred.

“Straddle Period” means any taxable period beginning on or prior to the day immediately prior to the Closing Date and ending on or after the Closing Date.

“Subsidiary” means, for any Person, any Entity (a) of which 50% or more of the outstanding share capital, voting securities or other voting equity interests are owned, directly or indirectly, by such Person, (b) of which such Person is entitled to elect, directly or indirectly, at least 50% of the board of directors or similar governing body of such Entity or (c) if such Entity is a limited partnership or limited liability company, of which such Person or one of its Subsidiaries is a general partner or managing member or has the power to direct the policies, management or affairs.

“Target Net Working Capital” means $125,300,000.

“Tax Return” means any report, return, claim for refund, statement, notice, notification, form, election, bill, certificate, document, declaration or other information or filing filed or required to be filed with any Taxing Authority related to Taxes, including any schedule or attachment thereto and any amendment thereof.

“Tax Sharing Agreement” means, related to any Person, any Tax allocation, indemnity or sharing agreement or similar agreement, arrangement or understanding to which such Person is a party or is otherwise subject; provided, however, that a Tax Sharing Agreement related to any Person does not include contracts entered into in the ordinary course of business of such Person the primary purpose of which is not Taxes, and does not include this Agreement.

“Taxes” means (a) all federal, state, local, non-U.S. or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed, assessed, or collected by or under the authority of any Taxing Authority, including taxes, levies, assessments, tariffs, duties, or other charges on or for income, franchises, windfall or other profits, premiums, licenses, registrations, recording, gross receipts, property, capital gains, sales, use, capital stock, payroll, employment, social security, workers’ compensation, severance, unemployment compensation, or net worth and taxes or other charges in the nature of an excise tax, withholding tax, ad valorem tax, minimum tax, business tax, environmental tax, documentary tax, transfer tax, stamp tax, estimated tax, surtax or value added tax and (b) any liability for amounts described in clause (a) of another person under Treasury Regulation Section 1.1502-6 (or any similar provision of Law), as a result of transferee liability, or by Law.

“Taxing Authority” means the IRS or any other Governmental Authority that has power to impose, assess, determine, administer or collect any Taxes.

“Trade Secrets” means any trade secrets protectable under applicable Law, which may include ideas, know-how, inventions, proprietary processes, formulae, models, and methodologies.

“Transfer Tax” means all transfer and similar Taxes imposed related to the Acquisition, including documentary, recording, registration, stamp duty, transfer, real estate transfer, sales and use, value added and similar Taxes and fees in all jurisdictions whenever and wherever imposed and shall include all such Taxes payable in relation to any deemed or indirect transfer of assets or property as a result of the Acquisition and all penalties, surcharges, charges, interest and additions thereto but “Transfer Tax” shall not include any income, franchise or similar Taxes.

“Treasury Regulations” means the regulations issued under the Code, as such regulations may be amended from time to time.

“TSA” means a transition services agreement, dated as of the Closing Date and substantially in the form of Exhibit K, between Holdings and Buyer.

“Unpaid Transaction Expenses” means (a) all fees, costs and expenses incurred by any Acquired Entity in connection with the transactions contemplated hereby and the negotiation, preparation or execution hereof, including any such fees, costs and expenses payable by any Acquired Entity to Winston & Strawn LLP, DealRoom Inc. or any of its Affiliates, Deloitte Touche Tohmatsu Limited or any of its Affiliates, and any other third-party accountants and other advisors, consultants, attorneys, financial advisors, valuation firms, investment banks or service providers, in each case under this clause (a), solely to the extent not paid prior to the Closing, whether or not invoiced, (b) all sale, change of control, “stayaround,” retention, or similar bonuses payable to current or former directors, officers, employees and other service providers of the Acquired Entities that are to be paid or are payable at or solely as a result of the transactions contemplated hereby (other than those entered into at the request or direction of Parent or Buyer), together with the employer portion of any employment, payroll or similar Taxes attributable to such amounts, and (c) the premium, if any, for the “tail” policy contemplated by Section 4.7(b) to the extent not paid prior to the Closing; provided that Unpaid Transaction Expenses shall expressly exclude any Reimbursable Expenses.

“Willful Breach” means, for any Party, such Party’s material breach of this Agreement with the actual knowledge of one (1) or more of the Parent Knowledge Persons (in the case of breach by Parent or Buyer) or Seller Knowledge Persons (in the case of a breach by a Seller) that an action or omission giving rise to such material breach would cause a material breach of this Agreement.

(b)    In addition to the terms defined in Section 9.12(a), as used herein, each of the following capitalized terms has the meaning specified in the Section set forth opposite such term below.

Acquisition	Section 1.1
Aggregate Acquired Entity Owned Real Property Purchase Price	Section 1.4(e)(ii)
Aggregate Owned Real Property Purchase Price	Section 1.4(e)(ii)
Aggregate Real Estate Seller Owned Real Property Purchase Price	Section 1.4(e)(i)
Agreement	Preamble
Allocation	Section 1.7(a)
Alternative Financing	Section 4.9(e)
Antitrust Division	Section 4.3(b)

Assumed Incentive Amount	Section 4.5(f)
Assumed Paid Time Off	Section 4.5(g)
Audited Financial Statements	Section 4.9(h)
Bankruptcy and Equitable Exceptions	Section 2.2
Burdensome Condition	Section 4.3(b)
Business Employee Information	Section 2.15(a)
Buyer	Preamble
Claim Notice	Section 7.4(a)
Clean Room	Section 9.11(m)
Closing	Section 1.2
Closing Date	Section 1.2
Closing Failure Notice	Section 6.1(d)(ii)
COBRA	Section 4.5(i)
Commitment Letter	Section 3.6
Commodity Hedge Contract	Section 4.23(a)
Company	Recitals
Company Debt Agreements	Section 4.10
Company Indemnified Person	Section 4.7(e)
Company Payoff Amount	Section 4.10
Company Payoff Letters	Section 4.10
Company Subsidiaries	Section 2.4(c)
Consent	Section 2.3(b)
Continuation Period	Section 4.5(b)
Continuing Credit Support Arrangement	Section 4.11(b)
Continuing Employee	Section 4.5(a)
Controlled Group Liability	Section 2.14(l)
Current Representation	Section 4.18(a)
Deductible	Section 7.3(b)
Designated Person	Section 4.18(a)
Disbursement Statements	Section 1.3(a)(x)
Disclosing Party	Section 4.16
Dispute Notice	Section 1.5(b)
Disputed Items	Section 1.5(b)
Escheat Claim	Section 7.8(a)
Escheat Controlling Party	Section 7.8(c)
Escheat Non-Controlling Party	Section 7.8(c)
Estimated Closing Date Cash	Section 1.4(a)(i)
Estimated Closing Date Indebtedness	Section 1.4(a)(i)
Estimated Net Working Capital Adjustment Amount	Section 1.4(a)(i)
Estimated Shawano Amount	Section 1.4(a)(i)
Estimated Unpaid Transaction Expenses	Section 1.4(a)(i)
Facilities Access Agreements	Section 4.4(a)
FDA	Section 2.20(a)
Filing	Section 2.3(b)
Final Closing Consideration	Section 1.5(c)(i)
Financial Statements	Section 2.6(a)(iv)

Financing	Section 3.6
Financing Documents	Section 4.9(b)
Flow-Thru Entity	Section 8.2(c)
Food Authorities	Section 2.20(a)
FTC	Section 4.3(b)
Funding Company	Section 4.19(c)
Governed Claims	Section 9.4
Holdings	Preamble
HSR Clearance	Section 5.1(a)
Indemnified Person	Section 7.4(a)
Indemnifying Party	Section 7.4(a)
Independent Accountant	Section 1.5(b)
Insurance Policy	Section 2.17
Intended Tax Treatment	Section 8.8(a)
Key Customer	Section 2.18
Key Persons Agreement	Section 1.3(a)(ix)
Key Supplier	Section 2.18
Labor Disputes	Section 2.15(d)
Latest Balance Sheet	Section 2.6(a)(i)
Leased Real Property	Section 2.9(c)
Legal Restraint	Section 5.1(b)
Lenders	Section 3.6
Material Contract	Section 2.10(a)
Material Environmental Permits	Section 2.16(b)
Material Government Contract	Section 2.10(a)(xii)
Material Price Increase	Section 4.21
Material Scope Change	Section 4.21
Monthly Financial Statements	Section 4.13
Outside Date	Section 6.1(b)(i)
Owned Real Property	Section 2.9(b)
Parent	Preamble
Parent Antitrust Termination Fee	Section 6.3(b)
Parent Breach Termination Fee	Section 6.3(a)
Parent Closing Deliveries	Section 1.3(b)
Parent Closing Failure	Section 6.1(d)(ii)
Parent FSA Plan	Section 4.5(e)
Parent Indemnified Persons	Section 7.2(a)
Parent Plans	Section 4.5(c)
Parent Rep Breach	Section 7.2(b)(i)
Parent Statement	Section 1.5(a)
Parent Tax-Qualified Plan	Section 4.5(d)
Parent Termination Fees	Section 6.3(b)
Parent’s Allocation Notice	Section 1.7(a)
Payment Statement	Section 1.4(a)
Per Claim Threshold	Section 7.3(a)
Post-Closing Representation	Section 4.18(a)

Post-Signing Casualty Claim	Section 4.12(c)
Pre-Closing Reorganization	Recitals
Pre-Closing Tax Return	Section 8.1(a)(ii)
Purchased Company LLC Interests	Recitals
Purchased Interests	Recitals
Purchased Real Estate LLC Interests	Recitals
R&W Insurance Policy	Recitals
Real Estate Leases	Section 2.9(c)
Real Estate Seller	Preamble
Real Property	Section 2.9(c)
Receiving Party	Section 4.16
Regulatory Approval Process	Section 4.3(c)
Related Person	Section 2.21
Related-Party Transaction	Section 2.21
Remedy Provisions	Section 7.6(a)
Retention Schedule	Section 4.22
Review Period	Section 1.5(b)
Section 754 Election	Section 8.9(a)
Securitization Facility	Section 4.19(c)
Selected Courts	Section 9.4
Seller 1	Preamble
Seller 2	Preamble
Seller 3	Preamble
Seller Closing Deliveries	Section 1.3(a)
Seller FSA Plan	Section 4.5(e)
Seller Indemnified Persons	Section 7.2(b)
Seller Insurance Arrangements	Section 2.17
Seller Parties	Preamble
Seller Rep Breach	Section 7.2(a)(i)
Sellers	Preamble
Sellers’ Allocation	Section 1.7(a)
Shawano Budget	Section 4.21
Shawano Plans	Section 4.21
Shawano Project	Section 4.21
Shawano Project Costs	Section 4.21
Specified Consents	Section 4.3(a)
Tax Act	Section 2.13(a)(xvi)
Tax Claim	Section 8.4(a)
Third Party	Section 7.4(a)
Third-Party Claim	Section 7.4(b)
Title Company	Section 1.4(e)(i)
Unassigned Commodity Hedge Contract	Section 4.23(a)
USDA	Section 2.20(a)
WARN Act	Section 2.15(h)

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date first written above.

PERFORMANCE FOOD GROUP COMPANY

By:	/s/ James D. Hope
Name: James D. Hope
Title: Executive Vice President and
Chief Financial Officer

[SIGNATURE PAGE TO MEMBERSHIP INTEREST PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date first written above.

RAM ACQUISITION COMPANY, LLC

By:	/s/ James D. Hope
Name: James D. Hope
Title: Executive Vice President and
Chief Financial Officer

[SIGNATURE PAGE TO MEMBERSHIP INTEREST PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date first written above.

RAM HOLDINGS I, L.L.C.

By:	/s/ Nicholas L. Giampietro
Name: Nicholas L. Giampietro
Title: Senior Vice President, General
General Counsel & Secretary

RAM HOLDINGS II, L.L.C.

By:	/s/ Nicholas L. Giampietro
Name: Nicholas L. Giampietro
Title: Senior Vice President, General
General Counsel & Secretary

RAM HOLDINGS III, L.L.C.

By:	/s/ Nicholas L. Giampietro
Name: Nicholas L. Giampietro
Title: Senior Vice President, General
General Counsel & Secretary

LONE OAK REALTY LLC

By:	/s/ Nicholas L. Giampietro
Name: Nicholas L. Giampietro
Title: Senior Vice President & Secretary

REYES HOLDINGS, L.L.C.

By:	/s/ Nicholas L. Giampietro
Name: Nicholas L. Giampietro
Title: Executive Vice President, Chief
Legal Officer & Corporate Secretary

[SIGNATURE PAGE TO MEMBERSHIP INTEREST PURCHASE AGREEMENT]